Filed pursuant to Rule 424(B)(3)
Registration No. 333-133508
PROSPECTUS

357,781,615 shares of Common Stock

This prospectus relates to the resale by the selling shareholders of up to 357,781,615 shares of our common stock. The shares offered by this prospectus include:

•	shares held by the selling shareholders;

•	shares issuable to the selling shareholders upon the conversion of principal and interest on debentures;

•	shares issuable to the selling shareholders upon the exercise of options or warrants, and

•	shares we could be required to issue to the selling shareholders in the future in the event of certain adjustments to the conversion price of the debentures or the exercise price of the warrants.

We will not receive any proceeds from the resale of these shares by the selling shareholders, but will receive proceeds if any of the options or warrants are exercised for cash, rather than on a cashless basis.

The selling shareholders may sell the shares from time to time at prevailing market prices or in negotiated transactions. Sales may be made directly to purchasers or through brokers or to dealers, who are expected to receive customary commissions or discounts. Each of the selling shareholders may be deemed to be an “underwriter,” as such term is defined in the Securities Act of 1933. We agreed to pay the expenses of registering these shares.

Our common stock is quoted on the OTC Bulletin Board under the trading symbol “RSMI.” On August 9, 2006, the last reported sales price per share of our common stock was $0.217.

Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 5 to read about factors you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 16, 2006.

All references in this prospectus to “Rim Semiconductor,” “the company,” “we,” “us” or “our” mean Rim Semiconductor Company and, as the context requires, its subsidiaries.

You should rely only on the information contained in this prospectus and any supplement to this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

Rim Semiconductortm and Embarqtm are our trademarks. This prospectus may also contain trademarks and trade names of other companies. All trademarks and trade names appearing in this prospectus are the property of their respective owners.

PROSPECTUS SUMMARY

This summary highlights some information contained in this prospectus. It is not complete and does not contain all of the information that may be important to you. We urge you to read the entire prospectus carefully, including the “Risk Factors” and our financial statements and the related notes included in this prospectus, before deciding to invest in shares of our common stock.

Our Business

We are developing advanced transmission technology products to enable data to be transmitted across copper telephone wire at speeds and over distances that exceed those offered by leading DSL technology providers. Our first chipset in a planned family of transport processors, the Embarqtm E30 (Release 1.3) digital signal processor, was first shown to several prospective customers during the first quarter of fiscal 2006. We completed Release 1.4 in the third fiscal quarter of 2006 are presently working on Release 1.5 of the E30 and Release 1.1 of the Embarqtm E20 analog front end. Our products are designed to substantially increase the capacity of existing copper telephone networks, allowing telephone companies, office building managers, and enterprise network operators to provide enhanced and secure video, data and voice services over the existing copper telecommunications infrastructure. We have agreements with HelloSoft, Inc. and independent consultants to design and develop our products. We began working on the technology underlying our products in 2000. To date, we have not recorded any revenues from the sale of products based on our technology and have not secured any contracts to sell our products.

We expect that system-level products that use our technology will have a significant advantage over existing system-level products that use existing broadband technologies, such as digital subscriber line (DSL), because such products will transmit data faster, and over longer distances. We expect products using our technology will offer numerous advantages to the network operators that deploy them, including the ability to support new services, the ability to offer existing and new services to previously unreachable locations in their network, reduction in total cost of ownership, security and reliability.

In April 2000, our NV Entertainment subsidiary entered into a joint venture production agreement to produce a feature length film, “Step into Liquid.” We own a 50% interest in the joint venture. The financial condition and results of operations of the joint venture are consolidated with our financial condition and results of operations on the accompanying consolidated financial statements. The film was released to theaters in the United States in 2003 and is currently in foreign and DVD distribution. During the years ended October 31, 2005 and 2004, we recognized revenues of $39,866 and $287,570, respectively, from the film. As a result of impairment reviews during the years ended October 31, 2005 and 2004, we reduced the carrying value of the film to $0 on our balance sheet. We do not intend to make further investment in our entertainment business.

We recognized revenues of $39,866 and $58,874 for the year ended October 31, 2005 and the six months ended April 30, 2006, respectively, representing guaranteed and license payments and foreign distribution fees from the film. We incurred net losses of $4,690,382 and $10,974,722 for the year ended October 31, 2005 and the six months ended April 30, 2006, respectively. Our independent auditors included an explanatory paragraph in their report accompanying our audited consolidated financial statements for the years ended October 31, 2005 and 2004 relating to a substantial doubt about our ability to continue as a going concern. As of April 30, 2006, we had an accumulated deficit of $70,856,278. As of the date of this prospectus, our expenses total approximately $240,000 per month. If our revenues and expenses do not materially change, we believe we have enough funds to sustain our operations until at least September 2007.

Recent Developments

On July 6, 2006, our Board of Directors, after consultations by management and the Audit Committee with our independent registered public accounting firm, concluded that the classification of warrants issued in connection with the 2005 and 2006 convertible debentures was not in accordance with interpretations of Emerging Issues Task Force (“EITF”) Issue No. 00-19 “Accounting for Derivative Financial Instruments Indexed To and Potentially Settled In, a Company’s Own Stock.” Accordingly, the consolidated financial statements included in our Quarterly Report on Form 10-QSB for the period ended April 30, 2006, as filed on June 14, 2006 (the “April 2006 10-QSB”) and included herein and our Annual Report on Form 10-KSB for the period ended October 31, 2005, as filed on January 30, 2006 and amended on February 28, 2006 (the

“2005 10-KSB”) and included herein have been restated to correct the accounting for the warrants as derivative liabilities. The previously issued consolidated financial statements included in the April 2006 10-QSB and the 2005 10-KSB should not be relied upon.

As a result of this restatement, the Company’s net loss for the three months and six months ended April 30, 2006 increases as follows:

	For the		For the
	Three Months		Six Months
	Ended April 30, 2006		Ended April 30, 2006
	(As Reported)	(As Restated)	(As Reported)	(As Restated)

Net Loss	$(3,542,493)	$(9,676,846)	$(4,816,231)	$(10,974,722)
Basic and diluted net loss per share of common stock	$(0.01)	$(0.03)	$(0.02)	$(0.04)

The restatement also results in the following changes to the Company’s stockholders’ equity (deficiency) and liabilities at April 30, 2006:

	(As Reported)	(As Restated)

Total liabilities	$5,308,577	$14,850,433
Stockholders’ equity (deficiency)	$6,793,959	$(2,747,897)

In addition, as a result of this restatement the Company’s net loss for the fiscal year ended October 31, 2005 decreases as follows:

	For the
	Fiscal Year
	Ended October 31, 2005
	(As Reported)	(As Restated)

Net loss	$(6,923,386)	$(4,690,382)
Basic and diluted net loss per share of common stock	$(0.06)	$(0.04)

The restatement also results in the following changes to the Company’s stockholders’ equity and liabilities at October 31, 2005:

	(As Reported)	(As Restated)

Total liabilities	$4,778,329	$4,864,391
Stockholders’ equity	$1,726,636	$1,640,574

Because the above was not prevented by the Company’s then-existing disclosure controls and procedures, the Chief Executive Officer and Chief Financial Officer concluded based upon his evaluation that, as of the dates of the April 2006 10-QSB and 2005 10-KSB, as amended, the Company’s disclosure controls and procedures were not effective as of the end of the periods covered by such reports to provide reasonable assurance that material information required to be disclosed by the Company in reports that it files or submits under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms. The Company believes that it has remedied this deficiency by taking several corrective measures. The Company’s audit committee and management conducted extensive consultations with counsel, the Company’s outside auditors, and other accounting professionals regarding the financial reporting of complex equity transactions such as the convertible debentures and the accompanying warrants and in July 2006, the Company hired a Controller to, among other things, oversee such financial reporting.

In March 2006, we raised gross proceeds of $6.0 million from the private placement to 17 institutional and individual investors of our two-year 7% Senior Secured Convertible Debentures. At closing, we received net proceeds of approximately $2.61 million, after the payment of offering related fees and expenses. We used $810,000 of these funds to repay in full bridge loans made to us in December 2005 and January 2006. An additional $2.7 million in net proceeds from these debentures was released to us in April 2006 after our filing of an amendment to our Articles of Incorporation increasing our authorized shares of common stock from 500 million shares to 900 million shares. We intend to use these funds for general corporate purposes.

The debentures are convertible into our common stock at a conversion price equal to 70% of the volume weighted average price of our common stock for the 20 trading days ending on the day immediately prior to the date of conversion. As of the date of this prospectus, $400,000 principal amount of these debentures had been converted into 4,152,824 shares of common stock. If the principal amount of the remaining debentures had been converted on August 9, 2006, the conversion price would have been $0.14077, resulting in our issuance of approximately 39,781,203 million shares of common stock.

The investors were issued warrants to purchase an aggregate of 70,955,548 shares of our common stock at an exercise price of $0.15 per share. Pond Equities, Inc., a registered broker-dealer who served as placement agent in this transaction, was issued a warrant to purchase 7,095,556 shares of our common stock at an exercise price of $0.15 per share and a warrant to purchase 7,095,556 shares of our common stock at an exercise price of $0.1693 per share. Both the conversion price of the debentures and the exercise price of the warrants are subject to adjustment in certain circumstances. For a more complete description of this financing, see “Agreements with the Selling Shareholders.”

In February 2006, we obtained a license to include HelloSoft, Inc.’s integrated voice over Internet protocol (“VoIP”) software suite in the Embarqtm E30 semiconductor. We believe that the inclusion of VoIP features in our products will enable customers to eliminate components currently placed on their modems that are dedicated to VoIP. We expect this reduction in components will lower their cost of production by more than 20% and eliminate significant design complexity. In exchange for such rights, we have paid to HelloSoft a license fee and will pay certain royalties based on our sales of products including the licensed technology.

Our Corporate Information

We are a Utah corporation organized in 1985. Our principal offices are located at 305 NE 102nd Avenue, Suite 105, Portland, Oregon 97220 and our telephone number is (503) 257-6700. We maintain a website at www.rimsemi.com. Information contained on our website is not part of this prospectus.

Risk Factors

Investing in our common stock involves significant risk. We urge you to consider the information under the caption “Risk Factors” beginning on page 5 of this prospectus in deciding whether to purchase the common stock offered under this prospectus.

The Offering

Common stock offered by the selling shareholders	357,781,615 shares. This amount includes 29,229,882 shares of common stock held by the selling shareholders; 152,923,308 shares of common stock issuable to the selling shareholders on the conversion of principal and interest on debentures; 148,980,198 shares of common stock issuable to the selling shareholders on the exercise of options and warrants; and 26,648,227 shares of common stock we could be required to issue to the selling shareholders in the future in the event of certain adjustments to the conversion price of the debentures or the exercise price of the warrants.(1)

Common stock outstanding before the offering	340,734,039 shares

Use of Proceeds	The selling shareholders will receive all of the net proceeds from their sale of the common stock offered by this prospectus. We will not receive any proceeds from the sale of such common stock. We would, however, receive proceeds from the exercise of options or warrants to purchase up to 148,980,198 shares of common stock that are held by the selling shareholders, to the extent such options or warrants are exercised for cash. Under certain circumstances, many of these options or warrants may be exercised on a cashless basis. We will not receive proceeds from any cashless exercises. The selling shareholders are not obligated to exercise these options or warrants, and there can be no assurance that they will do so. If all of these options and warrants were exercised for cash, we would receive gross proceeds of approximately $23.6 million. Any proceeds we receive from the exercise of these options and warrants will be used for working capital and general corporate purposes.

OTC Bulletin Board Symbol	RSMI

(1)	The number of shares issuable to the selling shareholders on conversion of principal and interest on the debentures we issued in 2005 and 2006, and the number of shares issuable in the event of certain adjustments to the conversion price of these debentures or the exercise price of the warrants issued in connection with the placement of these debentures, are based upon our current good faith estimates of the number of shares issuable. As required by our agreements with the purchasers of the debentures, we estimated the number of shares issuable on conversion of principal and interest on the debentures we issued in 2005 and 2006 by multiplying by 150% and 200%, respectively, the number of shares into which the principal and interest on such debentures could have been converted on April 20, 2006.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before you purchase any of our common stock. If any of these actually occurs, our business, financial condition or results of operations could suffer. In this event you could lose all or part of your investment.

Risks Related to Our Business

We have a history of losses and we expect these losses to continue for the foreseeable future.

Since inception, we have incurred significant net losses. We incurred net losses of $4,690,382 and $5,506,287 for the years ended October 31, 2005 and 2004, respectively and $10,974,722 for the six months ended April 30, 2006. As of April 30, 2006, we had an accumulated deficit of $70,856,278. We expect to continue to incur net losses for the foreseeable future as we continue to develop our products and semiconductor technology. We have been funding our operations through the sale of our securities and expect to continue doing so for the foreseeable future. Our ability to generate and sustain significant additional revenues or achieve profitability will depend upon the factors discussed elsewhere in this “Risk Factors” section. We cannot assure you that we will achieve or sustain profitability or that our operating losses will not increase in the future. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future. We expect to increase expense levels on research and development, engineering, manufacturing, marketing, sales and administration as we begin to market our products, and to invest in new semiconductor technologies. These expenditures will necessarily precede the realization of substantial revenues from the sales of our semiconductor products, if any, which may result in future operating losses.

We may need to raise additional funds in order to achieve our business objectives.

As of August 9, 2006, we had cash balances of $3,300,656. Although management believes funds on hand will enable us to meet our liquidity needs at least through September 2007, circumstances may arise that would require us to raise additional capital in order to meet our liquidity needs and satisfy our current business plan prior to the receipt of revenues from our semiconductor business. Even after we begin to sell our products, we do not yet know what payment terms will be required by our customers or if our products will be successful. At the present time, we have no commitments for any additional financing, and there can be no assurance that, if needed, additional capital will be available to us on commercially acceptable terms or at all. We may have difficulty obtaining additional funds as and if needed, and we may have to accept terms that would adversely affect our shareholders. Additional equity financings are likely to be dilutive to holders of our common stock and debt financing, if available, may involve significant payment obligations and covenants that restrict how we operate our business.

We also may be required to seek additional financing in the future to respond to increased expenses or shortfalls in anticipated revenues, accelerate product development and deployment, respond to competitive pressures, develop new or enhanced products, or take advantage of unanticipated acquisition opportunities. We cannot be certain we will be able to find such additional financing on commercially reasonable terms, or at all. Covenants in our agreements with certain selling shareholders may impede our ability to obtain additional financing. See “Agreements with the Selling Shareholders.” If we are unable to obtain additional financing when needed, we could be required to modify our business plan in accordance with the extent of available financing. We also may not be able to accelerate the development and deployment of our products, respond to competitive pressures, develop new or enhanced products or take advantage of unanticipated acquisition opportunities.

We have no agreement relating to revenue generating activities. No assurance can be provided that we will successfully conclude any such agreement.

We presently have no agreement or understanding with any third party to purchase our products or build equipment using our products, and no assurance can be provided that we will be successful in concluding any significant-revenue generating agreement on terms commercially acceptable to us or at all.

The inclusion of a going concern qualification in our audited financial statements may make it difficult for us to raise additional capital.

Our independent registered public accountants have included an explanatory paragraph in their report accompanying our audited consolidated financial statements for the years ended October 31, 2005 and 2004 relating to a substantial doubt about our ability to continue as a going concern. This qualification may make it more difficult for us to raise additional capital when needed. Our auditors believe that there are conditions that raise substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability of reported assets or liabilities should we be unable to continue as a going concern.

Our operating results may vary significantly due to the cyclical nature of the semiconductor industry and any such variations could adversely affect the market price of our common stock.

We operate in the semiconductor industry, which is cyclical and subject to rapid technological change. The semiconductor industry, from time to time, experiences significant downturns characterized by diminished product demand, accelerated erosion of prices and excess production capacity. These downturns in the semiconductor industry may be severe and prolonged, and could delay or hinder the market acceptance of our semiconductor technologies and seriously impact our revenues and harm our business, financial condition and results of operations. This industry also periodically experiences increased demand and production capacity constraints, which may affect our ability to ship products utilizing the semiconductor technologies in future periods. Accordingly, our quarterly results may vary significantly as a result of the general conditions in the semiconductor industry, which could cause our stock price to decline.

In addition, the worldwide telecommunications industry from time to time has experienced a significant downturn. In such an event, wireline telecommunications carriers may reduce their capital expenditures, cancel or delay new service introductions, and reduce their workforces and equipment inventories. They may take a cautious approach to acquiring new equipment from equipment manufacturers. Together or separately, these actions would have a negative impact on our business. A downturn in the worldwide telecommunications industry may cause our operating results to fluctuate from year to year, which also may tend to increase the volatility of the price of our common stock and harm our business.

We have a limited operating history in the telecommunications industry and, consequently, there is limited historical financial data upon which an evaluation of our business prospects could be made.

We have only been engaged in the semiconductor business since February 2000. We have not begun commercial shipments of our semiconductors, and therefore have not generated any revenues from our semiconductor business. As a result, we have no historical financial data that can be used in evaluating our business prospects and in projecting future operating results. For example, we cannot forecast operating expenses based on our historical results, and we are instead required to forecast expenses based in part on future revenue projections. In addition, our ability to accurately forecast our revenue going forward is limited.

You must consider our prospects in light of the risks, expenses and difficulties we might encounter because we are at an early stage of product introduction in a new and rapidly evolving market. Many of these risks are described under the sub-headings below. We may not successfully address any or all of these risks and our business strategy may not be successful.

Our success is contingent upon the incorporation of our products into successful products offered by leading equipment manufacturers and the non-incorporation of our products into such equipment could adversely affect our business prospects.

Our products will not be sold directly to the end-user of broadband services; rather, they will be components of other products. As a result, we must rely upon equipment manufacturers to design our products into their equipment. If equipment that incorporates our products is not accepted in the marketplace, we may not achieve adequate sales volume, which would have a negative effect on our results of operations. Accordingly, we must correctly anticipate the price, performance and functionality requirements of these data equipment manufacturers. We must also successfully develop products containing our semiconductor technology that meet these requirements and make such products available on a timely basis and in sufficient quantities. Further, if there is consolidation in the data equipment manufacturing industry, or if a small number of data equipment manufacturers otherwise dominate the market for data equipment, then our success will depend upon our ability to establish and maintain relationships with these market leaders. If we do not anticipate trends in the market for products enabling the digital transmission of data, voice and video to homes and business enterprises over existing copper wire telephone lines and meet the requirements of equipment manufacturers, or if we do not successfully establish and maintain relationships with leading data equipment manufacturers, then our business, financial condition and results of operations will be seriously harmed.

Because we will depend on third parties to manufacture, package and test our semiconductors, we may experience delays in receiving semiconductor devices.

We do not own or operate a semiconductor fabrication facility. Rather, semiconductor devices that will contain our technology will be manufactured at independent foundries. We intend to rely solely on third-party foundries and other specialist suppliers for all of our manufacturing, packaging and testing requirements. However, these parties may not be obligated to supply products to us for any specific period, in any specific quantity or at any specific price, except as may be provided in a particular purchase order that has been accepted by one of them. As a result, we will not directly control semiconductor delivery schedules, which could lead to product shortages, poor quality and increases in the costs of our products. Because the semiconductor industry is currently experiencing high demand, we may experience delays in receiving semiconductor devices from foundries due to foundry scheduling and process problems. We cannot be sure that we will be able to obtain semiconductors within the time frames and in the volumes required by us at an affordable cost or at all. Any disruption in the availability of semiconductors or any problems associated with the delivery, quality or cost of the fabrication packaging and testing of our products could significantly hinder our ability to deliver products to our customers.

In order to secure sufficient manufacturing capacity, we may enter into various arrangements that could be costly, including:

•	option payments or other prepayments to a subcontractor;

•	nonrefundable deposits in exchange for capacity commitments;

•	contracts that commit us to purchase specified quantities of products over extended periods;

•	issuance of our equity securities to a subcontractor; and

•	other contractual relationships with subcontractors.

We may not be able to make any such arrangements in a timely fashion or at all, and any arrangements may be costly, reduce our financial flexibility and not be on terms favorable to us. Moreover, if we are able to secure facility capacity, we may be obligated to use all of that capacity or incur penalties. These penalties and obligations may be expensive and require significant capital and could harm our business.

We may incur substantial expenses developing new products before we earn associated net revenues and may not ultimately sell a large volume of our products.

We are currently working on new products and we anticipate that we will incur substantial development expenditures prior to generating associated net revenues from a commercially deployable version (if any). We anticipate receiving limited orders for our products during the period that potential customers test and evaluate them. This test and evaluation period typically lasts from three to six months or longer, and volume production of an equipment manufacturer’s product incorporating our products typically would not begin until this test and evaluation period has been completed. As a result, a significant period of time may lapse between product development and sales efforts and the realization of revenues from volume ordering by customers of our products. In addition, achieving a design win with a customer does not necessarily mean that this customer will order our products. A design win is not a binding commitment by a customer to purchase products. Rather, it is a decision by a customer to use our products in the design process of that customer’s equipment. A customer can choose at any time to discontinue using our products in that customer’s designs or product development efforts. Even if our products are chosen to be incorporated into a customer’s equipment, we may still not realize significant net revenues from that customer if that customer’s products are not commercially successful.

We may be unable to adequately protect our proprietary rights or may be sued by third parties for infringement of their proprietary rights.

We outsource to independent third parties all significant design, development and testing activities relating to our products. Our success depends significantly on our ability to obtain and maintain patent, trademark and copyright protection for our intellectual property, to preserve our trade secrets and to operate without infringing the proprietary rights of third parties. If we are not adequately protected, our competitors could use the intellectual property that we have developed to enhance their products and services, which could harm our business.

We rely on patent protection, as well as a combination of copyright and trademark laws, trade secrets, confidentiality provisions and other contractual provisions, to protect our proprietary rights, but these legal means afford only limited protection. Despite any measures taken to protect our intellectual property, unauthorized parties may copy aspects of our semiconductor technology or obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries may not protect our proprietary rights as fully as do the laws of the United States. If we litigated to enforce our rights, it would be expensive, divert management resources and may not be adequate to protect our intellectual property rights.

The telecommunications industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of trade secret, copyright or patent infringement. We may inadvertently infringe a patent of which we are unaware. In addition, because patent applications can take many years to issue, there may be a patent application now pending of which we are unaware that will cause us to be infringing when it is issued in the future. Although we are not currently involved in any intellectual property litigation, we may be a party to litigation in the future to protect our intellectual property or as a result of our alleged infringement of another’s intellectual property, forcing us to do one or more of the following:

•	Cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

•	Obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms; or

•	Redesign those products or services that incorporate such technology.

A successful claim of infringement against us, and our failure to license the same or similar technology, could adversely affect our business, asset value or stock value. Infringement claims, with or without merit, would be expensive to litigate or settle, and would divert management resources.

Our market is highly competitive and our products or technology may not be able to compete effectively with other products or technologies.

The market for high-speed telecommunications products is highly competitive, and we expect that it will become increasingly competitive in the future. Our competitors, including Centillium Communications, Inc., Conexant Systems, Inc., PMC-Sierra, Texas Instruments Incorporated, Ikanos Communications, ST Microelectronics N.V., Metalink Ltd., Broadcom Corporation, Infineon Technologies A.G. and others, have developed and are currently marketing technologies that also address the existing technical impediments of using existing copper networks as broadband options or are otherwise substantially similar to our products. Our competitors include some of the largest, most successful domestic and international telecommunications companies and other companies with well-established reputations in the broadband telecommunications industry. Some of our competitors operate their own fabrication facilities. Our competitors have longer operating histories and possess substantially greater name recognition, financial, sales and marketing, manufacturing, technical, personnel, and other resources than we have. As a result, these competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the promotion and sale of their products. These competitors may also have pre-existing relationships with our potential customers. Further, in the event of a manufacturing capacity shortage, these competitors may be able to manufacture products when we are unable to do so. In all of our target markets, we also may face competition from newly established competitors, suppliers of products based on new or emerging technologies, and customers who choose to develop wire based solutions that are functionally similar to our products. Although we believe we will be able to compete based on the special features of our products, they will incorporate new concepts and may not be successful even if they are superior to those of our competitors.

In addition to facing competition from the above-mentioned suppliers, our semiconductors will compete with products using other broadband access technologies, such as cable modems, wireless, satellite and fiber optic telecommunications technology. Commercial acceptance of any one of these competing solutions, or new technologies, could decrease demand for our proposed products. We cannot assure you that we will be able to compete successfully or that competitive pressures will not materially and adversely affect our business, financial condition and results of operations.

We must keep pace with rapid technological changes in the semiconductor industry and broadband communications market in order to be competitive.

Our success will depend on our ability to anticipate and adapt to changes in technology and industry standards. We will also need to develop and introduce new and enhanced products to meet our customers’ changing demands. The semiconductor industry and broadband communications market are characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and short product life cycles. In addition, this industry and market continues to undergo rapid growth and consolidation. A cyclical slowdown in the semiconductor industry or other broadband communications markets could materially and adversely affect our business, financial condition and results of operations. Our success will also depend on the ability of our potential telecommunications equipment customers to develop new products and enhance existing products for the broadband communications markets and to introduce and promote those products successfully. The broadband communications markets may not continue to develop to the extent or in the timeframes that we anticipate. If new markets do not develop as we anticipate, or if upon their deployment our products do not gain widespread acceptance in these markets, our business, financial condition and results of operations could be materially and adversely affected.

Because our success is dependent upon the broad deployment of data services by telecommunications service providers, we may not be able to generate substantial revenues if such deployment does not occur.

Our products are designed to be incorporated in equipment that is targeted at end-users of data services offered by wire-line telecommunications carriers. Consequently, the success of our products depends upon the decision by telecommunications service providers to broadly deploy data technologies and the timing of such deployment. If service providers do not offer data services on a timely basis, or if there are technical difficulties with the deployment of these services, sales of our products would be adversely affected, which would have a negative effect on our results of operations. Factors that may impact data deployment include:

•	A prolonged approval process, including laboratory tests, technical trials, marketing trials, initial commercial deployment and full commercial deployment;

•	The development of a viable business model for data services, including the capability to market, sell, install and maintain data services;

•	Cost constraints, such as installation costs and space and power requirements at the telecommunications service provider’s central office;

•	Evolving industry standards; and

•	Government regulation.

The complexity of our products could result in unforeseen delays or expense and in undetected defects, which could adversely affect the market acceptance of new products and damage our reputation with prospective customers.

Highly complex products such as the semiconductors that we expect to offer frequently contain defects and bugs when they are first introduced or as new versions are released. If our products contain defects, or have reliability, quality or compatibility problems, our reputation may be damaged and customers may be reluctant to buy our semiconductors, which could materially and adversely affect our ability to retain existing customers or attract new customers. In addition, these defects could interrupt or delay sales to our potential customers. In order to alleviate these problems, we may have to invest significant capital and other resources. Although our suppliers and potential customers will test our products it is possible that these tests will fail to uncover defects. If any of these problems are not found until after we have commenced commercial production of products, we may be required to incur additional development costs and product recall, repair or replacement costs. These problems may also result in claims against us by our customers or others. In addition, these problems may divert our technical and other resources from other development efforts. Moreover, we would likely lose, or experience a delay in, market acceptance of the affected product, and we could lose credibility with our prospective customers.

Governmental regulation concerning the technical specifications of semiconductor technologies that are deployed in the telephone networks could adversely affect the market acceptance of our semiconductors.

The jurisdiction of the Federal Communication Commission (“FCC”) extends to the entire US communications industry, including potential customers for our semiconductors. Future FCC regulations affecting the broadband access industry may adversely affect our business. In addition, international regulatory bodies such as The American National Standards Institute (ANSI) and The Committee T1E1.4 in North America, European Telecommunications Standards Institute (ETSI) in Europe and ITU-T and the Institute of Electrical and Electronics Engineers, Inc. (IEEE) worldwide are beginning to adopt standards and regulations for the broadband access industry. These domestic and foreign standards, laws and regulations address various aspects of Internet, telephony and broadband use, including issues relating to liability for information retrieved from or transmitted over the Internet, online context regulation, user privacy, taxation, consumer protection, security of data, access by law enforcement, tariffs, as well as intellectual property ownership, obscenity and libel. Changes in laws, standards and/or regulations, or judgments in favor of plaintiffs in lawsuits against service providers, e-commerce and other Internet companies, could adversely affect the development of e-commerce and other uses of the Internet. This, in turn, could directly or indirectly materially adversely impact the broadband telecommunications and data industry in which our customers operate. To the extent our customers are adversely affected by laws or regulations regarding their business, products or service offerings, this could result in a material and adverse effect on our business, financial condition and results of operations.

In addition, highly complex products such as the semiconductors that we expect to offer are subject to rules, limitations and requirements as set forth by international standards bodies such as The American National Standards Institute (ANSI) and The Committee T1E1.4 in North America, European Telecommunications Standards Institute (ETSI) in Europe and ITU-T and the Institute of Electrical and Electronics Engineers, Inc. (IEEE) worldwide, and as adopted by the governments of each of the countries that we intend to market in. There are some FCC regulations in the United States pertaining to the use of the available bandwidth spectrum that at present have been interpreted by some of our target customers as discouraging to the technical innovations that we are bringing to market. Further, regulations affecting the availability of broadband access services generally, the terms under which telecommunications service providers conduct their business, and the competitive environment among service providers, for example, could have a negative impact on our business.

We depend on attracting, motivating and retaining key personnel and the failure to attract, motivate or retain needed personnel could adversely affect our business.

We are highly dependent on the principal members of our management and on our technology advisors and the technology staff of our development partners. The loss of their services might significantly delay or prevent the achievement of development or strategic objectives. Our success depends on our ability to retain certain key employees and our partner relationships, and to attract additional qualified employees. Competition for these employees is intense. We cannot assure you that we will be able to retain existing personnel and partners or attract and retain highly qualified employees in the future.

Risks Related to this Offering and Our Capital Structure

This offering may have an adverse impact on the market price of our common stock.

This prospectus relates to the sale or distribution of up to 357,781,615 shares of common stock by the selling security holders. We will not receive proceeds from these sales except to the extent certain options or warrants are exercised for cash, and have prepared this prospectus principally in order to meet our contractual obligations to some of the selling security holders. The sale of this block of stock, or even the possibility of its sale, may adversely affect the trading market for our common stock and reduce the price available in that market.

Our shareholders will experience significant dilution upon the conversion of our 2006 Debentures and 2005 Debentures because these debentures convert at a discount to the market price of our common stock at the time of conversion.

At any time and from time to time, all or any portion of the principal amount of the two-year 7% Senior Secured Convertible Debentures we issued in March 2006 (the “2006 Debentures”) then outstanding may, at the option of the holders of the debentures, be converted into shares of common stock at the conversion price then in effect. Similarly, currently and from time to time all or any portion of the principal amount of the three-year 7% Senior Secured Convertible Debentures we issued in May 2005 (the “2005 Debentures”) then outstanding may, at the option of the holders of the debentures, be converted into shares of common stock at the conversion price then in effect. Additionally, all accrued but unpaid interest on 2006 Debentures and 2005 Debentures is payable upon conversion, at our option, in shares of common stock at the conversion price for those debentures then in effect.

The number of shares issuable upon any conversion will be equal to the outstanding principal amount of convertible debenture to be converted, divided by the applicable conversion price on the conversion date, plus (if we have elected to pay such amount in shares of common stock) the amount of any accrued but unpaid interest on the convertible debenture through the conversion date, divided by the conversion price on the conversion date. The conversion price of the 2006 Debentures is equal to the lower of (i) 70% of the volume weighted average closing price per share of our common stock for the 20 trading days immediately preceding the conversion date and (ii) the lowest purchase price or conversion price of any shares of common stock or securities convertible into shares of common stock that we subsequently offer or issue on or prior to the date on which the aggregate outstanding principal amount of the 2006 Debentures is first equal to or less than $1.5 million. The conversion price of the 2005 Debentures is equal to 70% of the volume weighted average closing price per share of our common stock for the five trading days immediately preceding the conversion date. Due to the conversion mechanics of these convertible debentures, decreases in the conversion price result in an increase in the total number of shares issuable upon conversion.

The number of shares to be acquired by each of the holders of the 2006 Debentures or 2005 Debentures upon conversion cannot exceed the number of shares that, when combined with all other shares of common stock and securities then owned by each holder and its affiliates, would result in any one of them owning more than 4.99% of our then outstanding common stock.

There is an inverse relationship between our stock price and the number of shares issuable upon conversion of the 2006 Debentures and 2005 Debentures. That is, the higher the market price of our common stock at the time a debenture is converted, the fewer shares we would be required to issue, and the lower the market price of our common stock at the time a debenture is converted, the more shares we would be required to issue. This inverse relationship is demonstrated by the table set forth below, which shows the number of shares into which $6 million of the 2006 Debentures would be convertible at various prices of our common stock.

Estimated 20-Day	Debenture	Number of Shares Issuable on
VWAP of	Conversion	Conversion of $6 Million Principal
Common Stock	Price	Amount of Debentures

$0.25	$0.175	34,285,714
$0.20	$0.140	42,857,143
$0.15	$0.105	57,142,857
$0.10	$0.070	85,714,286
$0.05	$0.035	171,428,571
$0.03	$0.021	285,714,286

We may need to increase the amount of authorized common stock in order to meet our obligations to holders of our derivative securities or to conduct future equity transactions.

We have 900 million shares of common stock currently authorized for issuance, of which 340,734,039 shares are issued and outstanding. In addition, our outstanding warrants and options, if exercised at August 9, 2006, would require us to issue an additional 151,627,272 shares of common stock. The terms of the 2005 and 2006 Debentures provide that the debentures convert into shares of our common stock at an initial conversion price equal to 70% of the volume-weighted closing price per share of our common stock over a specific period of time. To the extent our stock price falls, the number of shares into which the debentures will convert will increase and could exceed the number of shares currently available for issuance by us. As a result, we may need to increase the number of shares of common stock authorized in order to honor our obligations to issue shares of common stock to the selling shareholders and other holders of options, warrants, convertible promissory notes and other derivative securities. Furthermore, a lack of authorized shares of common stock would impair our ability to use our equity securities for raising capital, acquisitions, compensation and other corporate purposes. In order to increase our authorized common stock, our shareholders must approve an amendment to our articles of incorporation. It may take a significant amount of time for us to obtain approval of our shareholders, and there is no guarantee that we will be able to obtain such approval.

Future sales of common stock or other dilutive events may adversely affect prevailing market prices for our common stock.

As of August 9, 2006, we had 340,734,039 shares of our common stock issued and outstanding. As of August 9, 2006, an additional 151,627,272 shares of common stock were reserved for issuance upon the exercise of outstanding options and warrants exercisable at exercise prices ranging from $0.027 to $4.00 per share. In addition, we have outstanding $5.6 million principal amount of 2006 Debentures and $5,577 principal amount of 2005 Debentures, all of which are convertible into an undeterminable number of shares of our common stock. The exercise price of such debentures is variable, and is based upon an initial conversion price equal to 70% of the volume-weighted closing price per share of our common stock over a period preceding the applicable conversion date. We also have outstanding $75,000 principal amount of convertible debentures we issued in 2003 and 2004 (the “2003 Debentures”). These debentures are convertible into our common stock at an exercise price of $0.15 per share. Many of the above options, warrants and debentures contain provisions that require the issuance of increased numbers of shares of common stock upon exercise or conversion in the event of stock splits, redemptions, mergers or other transactions.

The occurrence of any such event or the exercise or conversion of any of the options, warrants or debentures described above would dilute the interest in the Company represented by each share of common stock and may adversely affect the prevailing market price of our common stock. Finally, we may need to raise additional capital through the sale of shares of common stock or other securities exercisable for or convertible into common stock. The occurrence of any such sale would dilute the interest in the Company represented by each share of common stock and may adversely affect the prevailing market price of our common stock.

If we default under the Securities Purchase Agreement for the 2006 Debentures, we could lose substantially all of our assets.

To secure our obligations under the 2006 Debentures, we granted a security interest in substantially all of our assets, including our intellectual property, in favor of the investors under the terms and conditions of a Security Interest Agreement dated as of March 6, 2006. The security interest terminates upon the earlier of (i) the date on which less than $1.5 million in principal amount of the 2006 Debentures are outstanding, or (ii) payment or satisfaction of all of our obligations under the Securities Purchase Agreement. If we are unable to perform our obligations under the Securities Purchase Agreement, the investors could seek to foreclose and obtain possession or force the sale of substantially all of our assets, including our products under development. If this were to occur, we could not continue in our current line of business and any investment you may have in the Company would lose value.

Our board of directors’ right to authorize the issuance of shares of preferred stock could adversely impact the rights of holders of our common stock.

Our Articles of Incorporation authorize our board of directors to issue up to 15,000,000 shares of preferred stock in one or more series, and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any such series, without further vote or action by shareholders. The terms of any series of preferred stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of the holders of our common stock and thereby reduce the value of our common stock. The issuance of preferred stock could discourage certain types of transactions involving an actual or potential change in control of our company, including transactions in which the holders of common stock might otherwise receive a premium for their shares over then current prices, otherwise dilute the rights of holders of common stock, and may limit the ability of such shareholders to cause or approve transactions which they may deem to be in their best interests, all of which could have a material adverse effect on the market price of our common stock.

Our stock price may be volatile.

The market price of our common stock will likely fluctuate significantly in response to the following factors, some of which are beyond our control:

•	Variations in our quarterly operating results due to a number of factors, including but not limited to those identified in this “Risk Factors” section;

•	Changes in financial estimates of our revenues and operating results by securities analysts or investors;

•	Changes in market valuations of telecommunications equipment companies;

•	Announcements by us of commencement to, changes to, or cancellation of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Additions or departures of key personnel;

•	Future sales of our common stock;

•	Stock market price and volume fluctuations attributable to inconsistent trading volume levels of our stock;

•	Commencement of or involvement in litigation; and

•	Announcements by us or our competitors of technological innovations or new products.

In addition, the equity markets have experienced volatility that has particularly affected the market prices of equity securities issued by high technology companies and that often has been unrelated or disproportionate to the operating results of those companies. These broad market fluctuations may adversely affect the market price of our common stock.

We may have violated Section 5 of the Securities Act of 1933, as amended, in connection with sales of our securities and could suffer substantial losses if purchasers of our securities demand to rescind previous sales.

We have raised substantial amounts of capital in private placements of our securities from time to time. The securities offered in such private placements were not registered with the Securities and Exchange Commission (the “SEC”) or any state agency in reliance upon exemptions from such registration requirements. Such exemptions are highly technical in nature and if we inadvertently failed to comply with the requirements of any of such exemptive provisions, investors would have the right to rescind their purchase of our securities or sue for damages. During the past several years, the Company issued securities to accredited investors pursuant to Section 4(2) of the Act, which were not subject to the safe harbors of Regulation D. While the Company believes these offers and sales were not integrated, if these offers and sales were deemed to be integrated, the Section 4(2) exemption might be unavailable for one or more of these sales. Furthermore, in 2004, $350,000 of our 2003 Debentures were purchased by investors after the filing of a registration statement covering the same type of securities. While the Company and the investors were parties to a purchase agreement executed prior to the filing of the registration statement, the wording of certain conditions to closing created uncertainty as to whether the investors were irrevocably bound to purchase the debentures prior to the filing of the registration statement. As a result, there may not have been an exemption from registration covering these sales. If one or more of these investors were to successfully seek such rescission or institute any such suit, we could face severe financial demands that could materially and adversely affect our financial position.

We do not anticipate paying any dividends on our common stock.

We have not paid any dividends on our common stock since our inception and do not anticipate paying any dividends on our common stock in the foreseeable future. Instead, we intend to retain any future earnings for use in the operation and expansion of our business.

Additional burdens imposed upon broker-dealers by the application of the “penny stock” rules to our common stock may limit the market for our common stock.

The SEC has adopted regulations concerning low-priced (or “penny”) stocks. The regulations generally define “penny stock” to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our shares continue to be offered at a market price less than $5.00 per share, and do not qualify for any exemption from the penny stock regulations, our shares will continue to be subject to these additional regulations relating to low-priced stocks.

The penny stock regulations require that broker-dealers who recommend penny stocks to persons other than institutional accredited investors, make a special suitability determination for the purchaser, receive the purchaser’s written agreement to the transaction prior to the sale and provide the purchaser with risk disclosure documents that identify risks associated with investing in penny stocks. Furthermore, the broker-dealer must obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before effecting a transaction in penny stock. These requirements have historically resulted in reducing the level of trading activity in securities that become subject to the penny stock rules.

The additional burdens imposed upon broker-dealers by these penny stock requirements may discourage broker-dealers from effecting transactions in the common stock, which could severely limit the market liquidity of our common stock and our shareholders’ ability to sell our common stock in the secondary market.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere that involve substantial uncertainties and risks. These statements relate to future events or our future financial performance. You should exercise extreme caution with respect to all forward-looking statements contained in this prospectus. Specifically, the following statements are forward-looking:

•	statements regarding our overall strategy relating to the design, development, implementation and marketing of our products;

•	projections of our future financial performance and our anticipated growth;

•	statements regarding the plans and objectives of our management for future operations and the size and nature of the costs we expect to incur and the people and services we may employ;

•	statements regarding trends we anticipate in our business and the markets in which we operate;

•	statements regarding the future of broadband access solutions and opportunities therein, our competition or regulations that may affect us;

•	statements regarding our ability to compete with third parties;

•	any statements using the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “if,” “may,” “might,” “will,” “should,” “plans,” “predicts,” “potential,” “continue” and similar words; and

•	any statements other than historical fact.

Potential investors are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are predictions based on our current expectations about future events and reflect our beliefs and assumptions based upon information available to us as of the date of this prospectus. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including but not limited to the risks and uncertainties discussed under the heading “ Risk Factors” beginning on page 5 of this prospectus, and in our other filings with the SEC. We undertake no obligation to revise or update any forward-looking statement for any reason.

USE OF PROCEEDS

The selling shareholders will receive all of the net proceeds from their sale of the common stock offered by this prospectus. We will not receive any proceeds from the sale of such common stock. We would, however, receive proceeds from the exercise of options or warrants to purchase up to 148,980,198 shares of common stock that are held by the selling shareholders, to the extent such options or warrants are exercised for cash. The warrants issued in connection with the placement of the 2006 Debentures (the “2006 Warrants”) may not be exercised on a cashless basis until March 10, 2007. The warrants issued in connection with the placement of the 2005 Debentures (the “2005 Warrants”) may only be exercised on a cashless basis if a registration statement covering the shares issuable under the relevant warrants is not effective at the time of exercise. If the options or warrants are exercised on a cashless basis, we will not receive proceeds from those exercises.

The selling shareholders are not obligated to exercise these options or warrants, and there can be no assurance that they will do so. If all of these options and warrants were exercised for cash, we would receive gross proceeds of approximately $23.6 million. Any proceeds we receive from the exercise of these options and warrants will be used for working capital and general corporate purposes.

AGREEMENTS WITH THE SELLING SHAREHOLDERS

The following is a summary of certain provisions of agreements among us and certain of the selling shareholders relating to the purchase by these selling shareholders of convertible debentures and warrants that we issued in 2006, 2005 and 2003-04. We are registering the shares offered by this prospectus in order to satisfy our obligations to the holders of these debentures and warrants.

Copies of the securities purchase agreements, debentures, warrants, registration rights agreements, security interest agreements and other transaction documents described below have been filed as exhibits to the registration statement of which this prospectus is a part. This summary is qualified in its entirety by reference to each of these documents, which are incorporated herein by reference. We urge you to read these documents carefully for more details regarding the provisions we describe below and for other provisions that may be important to you.

2006 Debentures

On March 10, 2006, pursuant to a Securities Purchase Agreement, dated as of March 6, 2006 (the “Securities Purchase Agreement”), among us and 17 institutional and individual investors, we raised gross proceeds of $6.0 million from the private placement of our two-year 7% Senior Secured Convertible Debentures (the “2006 Debentures”). As of the date of this prospectus, $400,000 principal amount of 2006 Debentures had been converted into 4,152,824 shares of common stock. In connection with the issuance of the 2006 Debentures, we issued warrants (the “2006 Warrants”) to purchase 70,955,548 shares of our common stock.

The 2006 Debentures have a term of two years and are convertible into shares of our common stock at the holder’s option at any time. The conversion price for any such conversion equals the lower of (x) 70% of the volume weighted average price (“VWAP”) of our common stock for the twenty trading days ending on the trading day immediately preceding the conversion date or (y) if we enter into certain financing transactions prior to the end of the Final Lockup Period (as defined below), the lowest purchase price or conversion price applicable to that transaction. Interest on the 2006 Debentures accrues at the rate of 7% per annum, payable upon conversion or semi-annually (June 30 and December 31 of each year) or upon maturity, whichever occurs first, and will continue to accrue until the 2006 Debentures are fully converted and/or paid in full. Interest is payable, at our option, either (i) in cash, or (2) in shares of our common stock at the then applicable conversion price. If we fail to deliver stock certificates upon the conversion of the 2006 Debentures at the specified time and in the specified manner, we may be required to make substantial payments to the holders of the 2006 Debentures.

Provided the registration statement of which this prospectus is a part is effective, we may prepay the amounts outstanding on the 2006 Debentures by giving advance notice and paying an amount equal to 120% of the sum of (x) the principal being prepaid plus (y) the accrued interest. Holders will continue to have the right to convert their debentures prior to the actual prepayment.

Holders of the 2006 Debentures may require us to redeem any or all of the outstanding 2006 Debentures upon the occurrence of any one or more of the following events of default, as generally described below: (i) our failure to pay principal and interest when due (subject to a 5 day grace period), (ii) our material breach of any of the representations or warranties made in the Securities Purchase Agreement, (iii) our failure to have stock certificates delivered within a specified time period after delivery of a conversion notice if the failure continues for ten trading days after notice, (iv) our failure to observe any undertaking contained in the 2006 Debentures or the other transaction documents in a material respect if the failure continues for 30 calendar days after notice, (v) our insolvency or liquidation or a bankruptcy event, (vi) the entry of a money judgment or similar process in excess of $500,000 if the judgment remains unvacated for 45 days, or (vii) the suspension of our common stock from trading on the OTC Bulletin Board if the suspension continues for five consecutive trading days. The redemption amount is equal to (i) (x) the principal and accrued interest of the 2006 Debenture being redeemed, divided by (y) the applicable conversion price, multiplied by (ii) the highest closing sale price of our common stock from the date of the redemption notice through the payment date.

The 2006 Warrants became first exercisable on May 14, 2006. The 2006 Warrants are exercisable at a per share exercise price of $0.15 through the last day of the month in which the third anniversary of the effective date of the registration statement occurs. Holders of the 2006 Warrants are entitled to exercise their warrants on a cashless basis following the first anniversary of issuance if the registration statement is not in effect at the time of exercise.

Holders of 2006 Debentures are subject to certain limitations on their rights to convert the debentures. The principal limitation is that the holder may not, with certain limited exceptions, convert into a number of shares that would, together with other shares held by the holder, exceed 4.99% of our then outstanding shares after such conversion. The exercise of the 2006 Warrants is subject to a similar limitation.

To secure our obligations under the 2006 Debentures, we granted a security interest in substantially all of our assets, including our intellectual property, in favor of the investors under the terms and conditions of a Security Interest Agreement dated as of March 6, 2006. The security interest terminates upon the earlier of (i) the date on which less than $1.5 million in principal amount of the 2006 Debentures are outstanding or (ii) payment or satisfaction of all of our obligations under the Securities Purchase Agreement.

The conversion price of the 2006 Debentures and the exercise price of the 2006 Warrants are subject to adjustment. Under the agreements with the holders of the 2006 Debentures, we agreed that if we made certain offers or sales of our common stock (or securities convertible into common stock) to any third party during the period from the closing date through the date on which less than $2.0 million in aggregate principal amount of the 2006 Debentures remain unconverted (the “Final Lockup Period”), adjustments would be made to the conversion price of the then unconverted 2006 Debentures and to the exercise price of the then unexercised 2006 Warrants. The above adjustments do not apply to certain specified transactions, such as the exercise of outstanding options, warrants, or convertible securities, the issuance of securities pursuant to our existing option plans or a non-employee director option plan, or the issuance of options to our directors, officers, and employees, and advisors or consultants who have served in that capacity for over 90 days (provided these persons enter into a lock-up agreement), and transactions with strategic investors. The exercise price of the 2006 Warrants also is subject to adjustment in the event of certain capital adjustments or similar transactions, such as a stock split or merger. In addition, in certain cases, the investors may be entitled to receive additional warrants to purchase additional shares.

We also agreed that until the end of the Final Lockup Period, without the prior written consent of 75% of the then outstanding 2006 Debentures, we will not enter into any new transaction for the offer or sale of our securities when the transaction provides for a variable conversion price or a variable exercise price. We also agreed that until the effective date of the registration statement of which this prospectus is a part we will not enter into any other transaction for the offer or sale of any of our securities and, beginning on the effective date and for six months thereafter, we will not enter into any transaction granting the investors in that transaction registration rights.

In addition, we are obligated to pay liquidated damages to the holders of the 2006 Debentures because the registration statement was not declared effective by the SEC by June 23, 2006. Similar payments will be required if the registration is subsequently suspended beyond certain agreed upon periods. As of August 11, accrued liquidated damages totaled $196,000.

Each of our directors, Walter Chen and Munck Butrus, P.C., (and their respective family members, companies or trusts owning any Company stock) have agreed in writing that he or it will not, without the prior written consent of the holders of 75% of the then outstanding principal amount of the 2006 Debentures, sell any shares of our common stock he or it holds until 30 days after the effective date of the registration statement. Thereafter, without such consent, he or it will not sell more than 10,000 shares of common stock per day for up to 15 trading days per calendar month. This limitation will expire when the outstanding principal amount of the 2006 Debentures is less than $2,000,000.

Pond Equities (the “Placement Agent”) and we entered into a Placement Agency Agreement, dated as of March 3, 2006. Pursuant to the Placement Agency Agreement, in connection with the placement of the 2006 Debentures, the Placement Agent received a placement agent fee equal to 10% of the aggregate purchase price ($600,000), and warrants (the “Placement Agent’s Warrants”) and will receive a placement agent fee equal to 10% of the proceeds realized in the future from the exercise of 2006 Warrants issued to the investors. The Placement Agent’s Warrants consist of (i) warrants to purchase an aggregate of 7,095,556 shares of common stock having an initial exercise price equal to $0.1693 per share, and (ii) warrants to purchase an aggregate of 7,095,556 shares of common stock having an initial exercise price equal to $0.15 per share. Except as provided above, the Placement Agent’s Warrants will have terms similar to the form of 2006 Warrant issued to the investors.

2005 Debentures

Pursuant to a Securities Purchase Agreement, dated as of May 26, 2005 (the “2005 Securities Purchase Agreement”), among us and 26 institutional and individual investors, we raised gross proceeds of $3.5 million from the private placement of our three-year 7% Senior Secured Convertible Debentures (the “2005 Debentures”). As of August 9, 2006, approximately $5,577 in principal amount of 2005 Debentures remained outstanding. The remainder has been converted into common stock. In connection with the issuance of the 2005 Debentures, we issued to the investors warrants (the “2005 Warrants”) to purchase 33,936,650 shares of our common stock.

The 2005 Debentures have a term of three years and are convertible into shares of our common stock at the holder’s option at a conversion price equal to 70% of the VWAP of our common stock for the five trading days ending on the trading day immediately preceding the conversion date. Interest on the 2005 Debentures accrues at the rate of 7% per annum, payable upon conversion or semi-annually (June 30 and December 31 of each year) or upon maturity, whichever occurs first, and will continue to accrue until the 2005 Debentures are fully converted and/or paid in full. Interest is payable, at our option, either (1) in cash, or (2) in shares of our common stock at the then applicable conversion price. If we fail to deliver stock certificates upon the conversion of the 2005 Debentures at the specified time and in the specified manner, we may be required to make substantial payments to the holders of the 2005 Debentures.

Provided the registration statement of which this prospectus is a part is effective, we may prepay the amounts outstanding on the 2005 Debentures by giving advance notice and paying an amount equal to 120% of the sum of (x) the principal being prepaid plus (y) the accrued interest. Holders will continue to have the right to convert their debentures prior to the actual prepayment.

Holders of the 2005 Debentures may require us to redeem any or all of the outstanding 2005 Debentures upon the occurrence of any one or more of the following events of default, as generally described below: (i) our failure to pay principal and interest when due (subject to a 5 day grace period), (ii) our material breach of any of the representations or warranties made in the 2005 Securities Purchase Agreement, (iii) our failure to have stock certificates delivered within a specified time period after delivery of a conversion notice if the failure continues for ten trading days after notice, (iv) our failure to observe any undertaking contained in the 2005 Debentures or the other transaction documents in a material respect if the failure continues for 30 calendar days after notice, (v) our insolvency or liquidation or a bankruptcy event, (vi) the entry of a money judgment or similar process in excess of $500,000 if the judgment remains unvacated for 45 days, or (vii) the suspension of our common stock from trading on the OTC Bulletin Board if the suspension continues for five consecutive trading days. The redemption amount is equal to (i) (x) the principal and accrued interest of the 2005 Debenture being redeemed, divided by (y) the applicable conversion price, multiplied by (ii) the highest closing sale price of our common stock from the date of the redemption notice through the payment date.

Of the 2005 Warrants originally issued to the investors, 22,624,430 (the “Class A Warrants”) were exercisable at a per share exercise price of $.3094, and 11,312,220 (the “Class B Warrants”) were exercisable at a per share exercise price of $0.1547. As of August 9, 2006, 18,470,945 of the Class A Warrants and 6,195,918 of the Class B Warrants were outstanding. During February and March of 2006, 5,714,516 of the 2005 Warrants issued to the investors and 5,656,108 similar warrants issued to a finder in connection with the placement of the 2005 Debentures were exercised at a reduced price of $.05 per share pursuant to a temporary agreement between the warrant holders and the Company. See “—Amendment to 2005 Warrants.” The 2005 Class A Warrants expire on August 31, 2008 and the 2005 Class B Warrants expire on August 31, 2006. Holders of the 2005 Warrants are entitled to exercise their warrants on a cashless basis following the first anniversary of issuance if a registration statement covering the resale of the shares issuable on exercise of the warrants is not in effect at the time of exercise.

Holders of 2005 Debentures are subject to certain limitations on their rights to convert the debentures. The principal limitation is that the holder may not, with certain limited exceptions, convert into a number of shares that would, together with other shares held by the holder, exceed 4.99% of our then outstanding shares after such conversion. The exercise of the 2005 Warrants is subject to a similar limitation.

To secure our obligations under the 2005 Debentures, we granted a security interest in substantially all of our assets, including our intellectual property, in favor of the investors. The security interest terminated when less than $1,166,667 in principal amount of the 2005 Debentures became outstanding.

The conversion price of the 2005 Debentures and the exercise price of the 2005 Warrants are subject to adjustment in the event of certain capital adjustments or similar transactions, such as a stock split or merger.

In addition, under certain circumstances, we are obligated to pay liquidated damages to the holders of the 2005 Debentures if the registration statement covering the resale of the shares issuable upon conversion of the debentures and exercise of the 2005 Warrants is suspended beyond certain agreed upon periods. The amount of liquidated damages that may become payable may be substantial.

In connection with the placement of the 2005 Debentures, we issued to a finder an amount in cash equal to 10% of the aggregate purchase price ($350,000) and agreed to issue to the finder 10% of the proceeds realized in the future from exercise of 2005 Warrants issued to the investors. We also issued to the finder warrants to purchase an aggregate of 4,524,886 shares of common stock having an initial exercise price equal to $0.3094 per share, warrants to purchase an aggregate of 1,131,222 shares of common stock having an initial exercise price equal to $0.1547 per share, and 2,000,000 shares of common stock. Except as provided above, the finder’s warrants had terms similar to the form of 2005 Warrant issued to the investors. The finder exercised all of the above warrants in February 2006 at an amended exercise price of $0.05 per share. See “— Amendment to 2005 Warrants.”

Amendment to 2005 Warrants

On February 21, 2006, we and certain holders of the 2005 Warrants entered into an amendment (the “Warrant Amendment”) to the terms of their warrants.

Pursuant to the Warrant Amendment, certain holders of the 2005 Warrants and we agreed to temporarily reduce the exercise price of the 2005 Warrants to $0.05 per share for a period beginning February 21, 2006 and ending at midnight, New York City time on March 10, 2006 (the “New Price Exercise Period”). The warrant holders that are parties to the Warrant Amendment were entitled but not required to exercise all or any portion of their 2005 Warrants for cash at a per share price of $0.05 at any time during the New Price Exercise Period. This reduction in the exercise price of the 2005 Warrants expired on March 10, 2006. During the New Price Exercise Period, holders of 2005 Warrants exercised warrants to purchase an aggregate of 11,370,624 shares of common stock, resulting in gross proceeds to us of $568,531.

Any shares of our common stock issued with any exercise of a 2005 Warrant to a holder of the 2005 Warrants who or which executed the Warrant Amendment, whether during the New Price Exercise Period (on the terms contemplated in the Warrant Amendment) or thereafter (on the original terms provided in the 2005 Warrants) were or shall be issued in restricted common stock, but have the registration rights provided in the Warrant Amendment. Except as expressly provided in the Warrant Amendment, the terms and conditions of the 2005 Warrants and any related registration rights agreement were unchanged and remain in full force and effect.

In addition, the warrant holders who executed the Warrant Agreement agreed to waive any claims arising out of or relating to the failure, if any, to have available registered Warrant Shares, as defined in the 2005 Warrants, prior to June 23, 2006.

We agreed to include the shares of common stock purchased by a 2005 Warrant holder through the exercise of each 2005 Warrant (whether or not pursuant to the terms of the Warrant Amendment) in the registration statement of which this prospectus is a part. We were required to use our best efforts to have the registration statement declared effective by June 23, 2006.

The Warrant Amendment is effective as to each 2005 Warrant holder executing it, regardless of whether any other 2005 Warrant holders also execute the Warrant Amendment.

2003 Debentures

In December 2003, pursuant to a Securities Purchase Agreement (the “2003 Securities Purchase Agreement”), we completed a private placement to certain individual and institutional investors of $1,000,000 in principal amount of our three year 7% Convertible Debentures (the “2003 Debentures”). The 2003 Securities Purchase Agreement included the investors’ commitments to place an additional $1,000,000 of 2003 Debentures (the “Additional Debentures”) upon the effectiveness by June 28, 2004 of a registration statement covering the common stock underlying the 2003 Debentures. The registration statement was originally filed on February 11, 2004. In April and May 2004, certain holders of the 2003 Debentures waived the registration statement effectiveness condition and purchased an aggregate of $350,000 in principal amount of 2003 Debentures, satisfying their post effectiveness commitments. The registration statement was declared effective by the SEC on August 16, 2004 solely with respect to the common stock underlying the $1 million in principal amount of 2003 Debentures and related securities issued as of December 2003. Because the registration statement covering the common stock underlying the Additional Debentures was not declared effective by June 28, 2004 as required by the 2003 Securities Purchase Agreement, we did not place the remaining $650,000 in principal amount of Additional Debentures contemplated by the 2003 Securities Purchase Agreement.

As of August 9, 2006, $75,000 in principal amount of 2003 Debentures remained outstanding and held by one investor. The remaining 2003 Debentures are due in December 2006. The 2003 Debentures are convertible at any time into shares of our common stock at a conversion price of $0.15 per share. The conversion price is subject to adjustments for stock splits, redemptions, mergers, and certain other transactions. Interest on the 2003 Debentures accrues at the rate of 7% per annum and is payable on the earlier of the conversion or maturity of the 2003 Debentures. On conversion or at maturity, we have the option to pay accrued interest in cash or shares of our common stock valued at the conversion price then in effect. The option to pay interest in shares of our common stock, however, is subject to the condition that the issuance of such shares of common stock to the holder of a debenture cannot result in such holder and its affiliates beneficially owning more than 4.99% of the then outstanding shares of our common stock.

In connection with the issuance of the 2003 Debentures, we issued warrants (“2003 Warrants”) to purchase up to 8,999,999 shares of our common stock at a per share exercise price of $0.25, subject to cashless exercise provisions. The 2003 Warrants generally expire five years after issuance. On August 9, 2006, all of the 2003 Warrants issued in connection with the 2003 Debentures were outstanding.

In the event of an uncured default or a non-permitted sale of securities, the holders of the 2003 Debentures can require us to redeem their debentures. Provided that certain conditions are met, the 2003 Debentures automatically convert into common stock on the third anniversary of issuance. In addition, under certain circumstances, we can require the conversion of the 2003 Debentures before that time.

In connection with this private placement, we issued to a finder warrants to purchase 900,000 shares of our common stock. Warrants to purchase 666,667 shares of common stock at an exercise price of $0.25 per share expire on December 31, 2008, warrants to purchase 66,666 shares of common stock at an exercise price of $0.15 per share expire on April 20, 2009 and warrants to purchase 166,667 shares of common stock at an exercise price of $0.15 per share expire on May 7, 2009.

Under the agreements with the purchasers of the 2003 Debentures, we were obligated to pay to the debenture holders liquidated damages associated with the late filing of the registration statement and the missed registration statement required effective date of March 30, 2004. Liquidated damages were equal to (x) 2% of the principal amount of all the debentures during the first 30-day period following late filing or effectiveness and (y) 3% of the principal amount of all debentures for each subsequent 30-day period (or part thereof). We registered an additional 1,066,667 shares of common stock in payment of liquidated damages of approximately $160,000 due as a result of our failure to have the registration statement effective on March 30, 2004. Accrued liquidated damages as of October 31, 2005 was $37,550. At their option, the debenture holders are entitled to be paid such amount in cash or shares of Common Stock at a per share rate equal to the effective conversion price of the 2003 Debentures, which is currently $0.15.

MARKET FOR COMMON STOCK
AND RELATED SHAREHOLDER MATTERS

Our common stock is currently traded on the NASDAQ Stock Market’s over-the-counter bulletin board (“OTC Bulletin Board”) under the trading symbol “RSMI.”

The following table sets forth the high and low bid prices for the common stock on the OTC Bulletin Board for the periods indicated. These prices represent inter-dealer quotations without retail markup, markdown or commission and may not necessarily represent actual transactions. Investors should not rely on historical stock price performance as an indication of future price performance. The closing price of our common stock on August 9, 2006 was $0.217 per share.

	High	Low

November 2005 through April 30, 2006
First Quarter	$.27	$.02
Second Quarter	.27	.03
Third Quarter	.24	.08
November 2004 through October 2005
First Quarter	$.19	$.10
Second Quarter	.19	.14
Third Quarter	.18	.05
Fourth Quarter	.07	.03
November 2003 through October 2004
First Quarter	$.34	$.16
Second Quarter	.36	.17
Third Quarter	.22	.09
Fourth Quarter	.18	.07

Shareholders

As of August 9, 2006, there were 1,063 holders of record of our common stock. A significant number of shares of our common stock are held in either nominee name or street name brokerage accounts. The actual number of beneficial owners of such shares is not included in the foregoing number of holders of record.

Dividends

We have not declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our capital stock in the foreseeable future. Payment of dividends on the common stock is within the discretion of our board of directors. The Board currently intends to retain future earnings, if any, to finance our business operations and fund the development and growth of our business. The declaration of dividends in the future will depend upon our earnings, capital requirements, financial condition, and other factors deemed relevant by the board of directors.

Equity Compensation Plan Information

We have three compensation plans (excluding individual stock option grants outside of such plans) under which our equity securities are authorized for issuance to employees, directors and consultants in exchange for services — the 2000 Omnibus Securities Plan (the “2000 Plan”), the 2001 Stock Incentive Plan (the “2001 Plan”), and the 2003 Consultant Stock Plan (the “Consultant Plan”) (collectively, the “Plans”). Our shareholders approved the 2000 Plan and 2001 Plan, and the Consultant Plan has not yet been submitted to the shareholders for approval.

The following table presents information as of October 31, 2005 with respect to compensation plans under which equity securities were authorized for issuance, including the 2000 Plan, the 2001 Plan, the Consultant Plan and agreements granting options or warrants outside of these plans.

	Number of Securities
	to be Issued Upon	Weighted-Average
	Exercise of	Exercise Price of	Number of Securities
	Outstanding	Outstanding	Remaining Available for
	Options, Warrants	Options, Warrants	Future Issuance Under
	or Rights	or Rights	Equity Compensation Plans

Equity compensation plans approved by security holders	993,750	$0.97	4,006,250
Equity compensation plans not approved by security holders	16,500,000	$0.28	2,800,000

Total	17,493,750	$0.32	6,806,250

Non-Shareholder Approved Plans

The following is a description of options and warrants granted to employees, directors, advisory directors, and consultants outside of the Plans that were outstanding as of October 31, 2005.

As of October 31, 2005, we had outstanding compensatory options and warrants to purchase an aggregate of 16,500,000 shares of our common stock that were granted outside of the Plans. Of this amount, outstanding options to purchase 375,000 shares of common stock were granted during fiscal 2001 outside of the Plans. These options, which expire ten years from their grant date, were granted to five advisory directors at exercise prices ranging from $1.07 to $4.00. All of these options have vested.

We have outstanding options to purchase an aggregate of 525,000 shares of common stock that were granted during fiscal 2002 outside of the Plans to a director and a consultant. These options expire ten years from their grant date. 500,000 of the options have an exercise price of $0.39, and the remaining options have an exercise price of $1.02. All of these options have vested.

At October 31, 2005, we had outstanding options to purchase 15,000,000 shares of common stock that were granted in fiscal 2005 outside of the Plans, 14,000,000 of which were canceled in January 2006. 1,000,000 options were granted to a consultant at an exercise price per share of $0.15, and expire four years from their grant date. 7,000,000 options were granted to each of Brad Ketch and Ray Willenberg, Jr. at an exercise price per share of $0.17, and were to expire ten years from their grant date. All of these options have vested, but the options granted to Mr. Ketch and Mr. Willenberg were canceled by agreement effective January 1, 2006. See “Executive Compensation — Option Grants in Last Fiscal Year” and Note 18 to the accompanying audited consolidated financial statements (at p. F-36) for more information regarding option grants to Mr. Ketch and Mr. Willenberg subsequent to October 31, 2005.

There are outstanding warrants to purchase an aggregate of 100,000 shares of common stock that were granted during fiscal 2001 to a consultant. These warrants have a five year term and an exercise price of $2.50 with respect to 50,000 shares, $5.00 with respect to 25,000 shares and $10.00 with respect to 25,000 shares.

There are outstanding warrants that we granted during fiscal 2003 to a consultant to purchase 600,000 shares of common stock outside of the Plans. These warrants have a 35-month term (under certain circumstances the Company may accelerate the expiration date) and an exercise price of $0.15.

There are outstanding warrants to purchase an aggregate of 100,000 shares of common stock that were granted during fiscal 2004 to a consultant. These warrants have a three year term and an exercise price of $0.15.

There are outstanding warrants to purchase 200,000 shares of common stock that we granted during fiscal 2005 to a consultant. These warrants have a term of three years and an exercise price of $0.12.

The Consultant Plan was adopted in January 2003 and authorizes the issuance of up to 6,000,000 non-qualified stock options or stock awards to consultants to the Company. Directors, officers and employees are not eligible to participate in the Consultant Plan. To date, we have issued a total of 3,200,000 shares of common stock under the Consultant Plan to four consultants.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We urge you to read the following discussion in conjunction with our condensed consolidated financial statements and the notes thereto beginning on page F-1. This discussion may contain forward-looking statements that involve substantial risks and uncertainties. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including but not limited to the risks and uncertainties discussed under the heading “Risk Factors” beginning on page 5 of this prospectus, and in our other filings with the SEC. See “Special Note Regarding Forward-Looking Statements.”

Overview

We are developing advanced transmission technology products to enable data to be transmitted across copper telephone wire at speeds and over distances that exceed those offered by leading DSL technology providers. Our first chipset in a planned family of transport processors, the Embarqtm E30 (Release 1.3) digital signal processor, was first shown to several prospective customers during the first quarter of fiscal 2006. We completed Release 1.4 in the third fiscal quarter of 2006 and are presently working on Release 1.5 of the E30 and Release 1.1 of the Embarqtm E20 analog front end. Our products are designed to substantially increase the capacity of existing copper telephone networks, allowing telephone companies, office building managers, and enterprise network operators to provide enhanced and secure video, data and voice services over the existing copper telecommunications infrastructure.

We expect that system-level products that use our technology will have a significant advantage over existing system-level products that use existing broadband technologies, such as digital subscriber line (DSL), because such products will transmit data faster, and over longer distances. We expect products using our technology will offer numerous advantages to the network operators that deploy them, including the ability to support new services, the ability to offer existing and new services to previously unreachable locations in their network, reduction in total cost of ownership, security and reliability.

Our semiconductor business segment is dependent upon our ability to generate future revenues and positive cash flow from our advanced transmission technology products, such as the E30 and E20. No assurance can be provided that our target customers will purchase these products in large volumes, or at all. See “Risk Factors.”

In April 2000, our NV Entertainment subsidiary entered into a joint venture production agreement to produce a feature length film, “Step into Liquid” (the “Film”). We own a 50% interest in the joint venture. The financial condition and results of operations of the joint venture are consolidated with our financial condition and results of operations on the accompanying consolidated financial statements. The Film was released to theaters in the United States in 2003 and is currently in foreign and DVD distribution. During the years ended October 31, 2005 and 2004, we recognized revenues of $39,866 and $287,570, respectively, from the Film. As a result of impairment reviews during the years ended October 31, 2005 and 2004, we reduced the carrying value of the Film to $0 on our balance sheet. We do not intend to make further investment in our entertainment business.

Restatements

On July 6, 2006, our Board of Directors, after consultations by management and the Audit Committee with our independent registered public accounting firm, concluded that the classification of warrants issued in connection with the 2005 and 2006 convertible debentures was not in accordance with interpretations of Emerging Issues Task Force (“EITF”) Issue No. 00-19 “Accounting for Derivative Financial Instruments Indexed To and Potentially Settled In, a Company’s Own Stock.” Accordingly, the consolidated financial statements included in our Quarterly Report on Form 10-QSB for the period ended April 30, 2006, as filed on June 14, 2006 (the “April 2006 10-QSB”) and included herein and our Annual Report on Form 10-KSB for the period ended October 31, 2005, as filed on January 30, 2006 and amended on February 28, 2006 (the “2005 10-KSB’’) and included herein have been restated to correct the accounting for the warrants as derivative liabilities. The previously issued consolidated financial statements included in the April 2006 10-QSB and the 2005 10-KSB should not be relied upon.

As a result of this restatement, $10,419,140 included in stockholders’ equity at April 30, 2006 should have been recorded as a derivative liability and we should have recorded additional interest expense of $5,673,953 for the three months and six months ended April 30, 2006. This expense was principally related to the amount ($5,608,156) by which the fair value of warrants issued to purchasers of debentures sold by the Company in March 2006 exceeded the debt discount allocated to such warrants. See Note 8 to the accompanying condensed consolidated financial statements at and for the periods ended April 30, 2006 and 2005 included in this prospectus. In addition, we should have recorded losses of $460,400 and $484,538, respectively, for the three and six months ended April 30, 2006, on the change in fair value of derivative liabilities. The treatment of this non-cash accounting item results in an increase in the Company’s net loss for the three months and six months ended April 30, 2006 as follows:

	For the		For the
	Three Months		Six Months
	Ended April 30, 2006		Ended April 30, 2006
	(As Reported)	(As Restated)	(As Reported)	(As Restated)

Net Loss	$(3,542,493)	$(9,676,846)	$(4,816,231)	$(10,974,722)
Basic and diluted net loss per share of common stock	$(0.01)	$(0.03)	$(0.02)	$(0.04)

The correction of the above also results in the following changes to the Company’s stockholders’ equity (deficiency) and liabilities at April 30, 2006:

	(As Reported)	(As Restated)

Total liabilities	$5,308,577	$14,850,433
Stockholders’ equity (deficiency)	$6,793,959	$(2,747,897)

In addition, as a result of this restatement, $86,062 included in stockholders’ equity at October 31, 2005 should have been recorded as a derivative liability and the Company should have recorded a gain of $2,233,004 on the change in fair value of derivative liabilities for the fiscal year ended October 31, 2005. The treatment of this non-cash accounting item results in a decrease in the Company’s net loss for the fiscal year ended October 31, 2005 as follows:

	For the
	Fiscal Year
	Ended October 31, 2005
	(As Reported)	(As Restated)

Net loss	$(6,923,386)	$(4,690,382)
Basic and diluted net loss per share of common stock	$(0.06)	$(0.04)

The correction of the above results in the following changes to the Company’s stockholders’ equity and liabilities at October 31, 2005:

	(As Reported)	(As Restated)

Total liabilities	$4,778,329	$4,864,391
Stockholders’ equity	$1,726,636	$1,640,574

Critical Accounting Policies

The preparation of our condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Our estimates are based on historical experience, other information that is currently available to us and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions and the variances could be material.

Our critical accounting policies are those that affect our condensed consolidated financial statements materially and involve difficult, subjective or complex judgments by management. We have identified the following critical accounting policies that affect the more significant judgments and estimates used in the preparation of our condensed consolidated financial statements.

Convertible Debentures

Proceeds of the 2006 and 2005 Debentures are recorded as a liability net of a debt discount consisting of the fair values attributed to the related warrants and to the embedded conversion features. In accordance with EITF issue No. 00-19 “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock,” due to certain factors, including an uncapped liquidated damages provision in the registration rights agreement and an indeterminate amount of shares to be issued upon conversion of the debentures, we separately value and account for the embedded conversion features, related warrants, and registration rights as derivative liabilities. Accordingly, these derivative liabilities are measured at fair value with changes in fair value reported in earnings as long as they remain classified as liabilities. The Company reassesses the classification at each balance sheet date. If the classification required under EITF No. 00-19 changes as a result of events during the period, the contract should be reclassified as of the date of the event that caused the reclassification.

Stock-Based Compensation

On November 1, 2005, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including stock options based on estimated fair values. SFAS 123(R) supersedes our previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) for periods beginning on November 1, 2005. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). We have applied the provisions of SAB 107 in our adoption of SFAS 123(R).

We early adopted SFAS 123(R) using the modified prospective transition method, as of November 1, 2005, the first day of our fiscal year 2006. Our condensed consolidated financial statements as of and for the six months ended April 30, 2006 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, our condensed consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R).

Stock-based compensation expense recognized in our condensed consolidated statement of operations for the six months ended April 30, 2006 included compensation expense for share-based payment awards granted prior to, but not yet vested as of October 31, 2005 based on the grant date fair value estimated in accordance with the pro-forma provisions of SFAS 123 and compensation expense for the share-based payment awards granted subsequent to October 31, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). We have continued to attribute the value of stock-based compensation to expense on the straight-line single option method.

Stock-based compensation expense recognized under SFAS 123(R) related to employee stock options was $378,802 and $447,839 for the three months and six months ended April 30, 2006, respectively. Stock based-compensation expense for share-based payment awards granted prior to, but not yet vested as of October 31, 2005 based on the grant date fair value estimated in accordance with the pro-forma provisions of SFAS 123 was $0 and $247,057 for the three months and six months ended April 30, 2006, respectively. Stock-based compensation expense recognized for non-employees under other accounting standards was $292,766 and $315,674 for the three months and six months ended April 30, 2006, respectively.

Stock-based compensation expense related to employee stock options under other accounting standards was $20,915 and $20,915 for the three months and six months ended April 30, 2005, respectively. Stock based-compensation expense recognized for non-employees under other accounting standards was $135,967 and $415,515 for the three months and six months ended April 30, 2005, respectively.

As stock-based compensation expense recognized in the condensed consolidated statement of operations for the six months ended April 30, 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In our pro-forma information required under SFAS 123 for the periods prior to fiscal 2006, we accounted for forfeitures as they occurred.

Revenue Recognition

We recognize revenue from the sale of our semiconductor products when evidence of an arrangement exists, the sales price is determinable or fixed, legal title and risk of loss has passed to the customer, which is generally upon shipment of our products to our customers, and collection of the resulting receivable is probable. To date we have not recognized any revenues related to the sale of our semiconductor products.

We recognize revenue from the distribution of our Film and related products when earned and reasonably estimable in accordance with Statement of Position 00-2 — “Accounting by Producers or Distributors of Films” (SOP 00-2). The following are the conditions that must be met in order to recognize revenue in accordance with SOP 00-2:

(i) persuasive evidence of a sale or licensing arrangement with a customer exists;

(ii) the film is complete and, in accordance with the terms of the arrangement, has been delivered or is available for immediate and unconditional delivery;

(iii) the license period of the arrangement has begun and the customer can begin its exploitation, exhibition or sale;

(iv) the arrangement fee is fixed or determinable; and

(v) collection of the arrangement fee is reasonably assured.

Under a rights agreement with our distributor for our Film, we share with the distributor in the profits of the Film after the distributor recovers its marketing, distribution and other predefined costs and fees. The agreement provides for the payment of minimum guaranteed license fees, usually payable on delivery of the completed film, that are subject to further increase based on the actual distribution results.

In accordance with the provisions of SOP 00-2, a film is classified as a library title after three years from the film’s initial release. The term library title is used solely for the purpose of classification and for identifying previously released films in accordance with the provisions of SOP 00-2. Revenue recognition for such titles is in accordance with our revenue recognition policy for film revenue.

Film in Distribution

SOP 00-2 requires that film costs be capitalized and reported as a separate asset on the balance sheet. Film costs include all direct negative costs incurred in the production of a film, as well as allocations of production overhead and capitalized interest. Direct negative costs include cost of scenario, story, compensation of cast, directors, producers, writers, extras and staff, cost of set construction, wardrobe, accessories, sound synchronization, rental of facilities on location and post production costs. SOP 00-2 also requires that film costs be amortized and participation costs accrued, using the individual-film-forecast- computation method, which amortizes or accrues such costs in the same ratio that the current period actual revenue (numerator) bears to the estimated remaining unrecognized ultimate revenue as of the beginning of the fiscal year (denominator). We make certain estimates and judgments of future gross revenue to be received for the Film based on information received by its distributor, historical results and management’s knowledge of the industry. Revenue and cost forecasts are continually reviewed by management and revised when warranted by changing conditions. A change to the estimate of gross revenues for the Film may result in an increase or decrease to the percentage of amortization of capitalized film costs relative to a previous period.

In addition, SOP 00-2 also requires that if an event or change in circumstances indicates that an entity should assess whether the fair value of a film is less than its unamortized film costs, then an entity should determine the fair value of the film and write-off to the statement of operations the amount by which the unamortized film costs exceeds the film’s fair value. As a result of impairment reviews during the years ended October 31, 2005 and 2004, we wrote down the carrying value attributed to the Film to $0.

Capitalized Software Development Costs

Capitalization of computer software development costs begins upon the establishment of technological feasibility. Technological feasibility for our computer software is generally based upon achievement of a detail program design free of high-risk development issues and the completion of research and development on the product hardware in which it is to be used. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized computer software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenue, estimated economic life and changes in software and hardware technology.

Amortization of capitalized computer software development costs commences when the related products become available for general release to customers. Amortization is provided on a product-by-product basis. The annual amortization is the greater of the amount computed using (a) the ratio that current gross revenue for a product bears to the total of current and anticipated future gross revenue for that product, or (b) the straight-line method over the remaining estimated economic life of the product. The estimated useful life of our existing product is seven years.

We periodically perform reviews of the recoverability of our capitalized software development costs. At the time a determination is made that capitalized amounts are not recoverable based on the estimated cash flows to be generated from the applicable software, the capitalized costs of each software product is then valued at the lower of its remaining unamortized costs or net realizable value.

No assurance can be given that products we release based upon the licensed technology will receive market acceptance. If we determine in the future that our capitalized costs are not recoverable, the carrying amount of the technology license would be reduced, and such reduction could be material.

We commenced amortization of capitalized software development costs during December 2005 and have recorded amortization expense of $212,536 and $315,232 during the three months and six months ended April 30, 2006, respectively.

Research and Development

Research and development expenses relate to the design and development of advanced transmission technology products. We outsource to independent third parties all of our design and development activities. Payments made to independent software developers under development agreements are capitalized to software development costs once technological feasibility is established or if the development costs have an alternative future use. Prior to establishing technological feasibility, software development costs are expensed to research and development costs and to cost of sales subsequent to confirmation of technological feasibility. Internal development costs are capitalized to software development costs once technological feasibility is established. Technological feasibility is evaluated on a product-by-product basis.

Research and development expenses generally consist of salaries, related expenses for engineering personnel and third-party development costs incurred.

Technology Licenses

We have entered into two technology license agreements that may impact our future results of operations. Royalty payments, if any, under each license would be reflected in our consolidated statements of operations as a component of cost of sales.

In April, 2002, we entered into a development and license agreement with Adaptive Networks, Inc. (“Adaptive”), to acquire a worldwide, perpetual license to Adaptive’s Powerstreamtm technology, intellectual property and patent portfolio. The licensed Powerstreamtm technology provides the core technology for our semiconductor products. We have also jointly developed technology with Adaptive that enhances the licensed technology.

In consideration of the development services provided and the licenses granted to us by Adaptive, we paid Adaptive an aggregate of $5,571,000 between 2002 and 2004 consisting of cash and our assumption of certain Adaptive liabilities. In addition to the above payments, Adaptive is entitled to a percentage of any net sales of products sold by us and any license revenue we receive from the licensed and co-owned technologies, less the first $5,000,000 that would otherwise be payable to them under this royalty arrangement.

In February 2006, we obtained a license to include HelloSoft, Inc.’s integrated VoIP software suite in the Embarqtm E30 semiconductor. We believe the inclusion of VoIP features in our products will eliminate VoIP dedicated components currently needed in modems and thereby lower their production costs by more than 20%. In consideration of this license, we have paid HelloSoft a license fee and will pay certain royalties based on our sales of products including the licensed technology.

Results of Operations

Comparison of the Three Months and Six Months Ended April 30, 2006 and the Three Months and Six Months Ended April 30, 2005

Revenues.  Revenues for the three months and six months ended April 30, 2006 were $18,698 and $58,874, respectively. Of this amount, $698 and $6,932 was in the form of guarantee and/or license payments related to the U.S. distribution of the Film and $18,000 and $51,942 was related to foreign distribution of the Film during the three months ended and six months ended April 30, 2006, respectively. Revenues for the three months and six months ended April 30, 2005 were $7,397 and $16,198, respectively and were from our entertainment business. Revenues increased 153% or $11,301 for the three months ended April 30, 2006 and 263% or $42,676 for the six months ended April 30, 2006 due primarily to an increase in the number and value of license agreements for distribution of the Film or portions of the Film in foreign markets. No revenues were recorded in connection with our semiconductor business during the three months and six months ended April 30, 2006 and 2005.

Operating Expenses.  Operating expenses included cost of sales, amortization of technology license and capitalized software development fee, research and development expenses in connection with the semiconductor business, and selling, general and administrative expenses.

Total operating expenses increased 85% or $834,385 to $1,814,093 for the three months ended April 30, 2006 from $979,708 for the three months ended April 30, 2005. The increase in total operating expenses for the three months ended April 30, 2006 was due primarily to increases in amortization of technology license and capitalized software development fee of $212,536, research and development expenses of $52,556, and selling, general and administrative expenses of $574,613, offset by a decrease in cost of sales of $5,320. Total operating expenses increased 77% or $1,218,572 to $2,808,904 for the six months ended April 30, 2006 from $1,590,332 for the six months ended April 30, 2005. The increase in total operating expenses for the six months ended April 30, 2006 was due primarily to increases in amortization of technology license and capitalized software development fee of $315,232, research and development expenses of $130,547, and selling, general and administrative expenses of $784,738, offset by a decrease in cost of sales of $11,945.

Cost of sales for the three months and six months ended April 30, 2005 were $5,320 and $11,945, respectively. The cost of sales represents the amortization of film cost for the Film. The decrease for the three months and six months ended April 30, 2006 was a result of the impairment of the Film costs in 2005 which reduced the carrying value of the Film costs to $0.

Amortization of technology license and capitalized software development fee was $212,536 and $315,232 for the three months and six months ended April 30, 2006 due to the commencement of amortization related to the market release of the E30 (Release 1.3) to prospective customers for evaluation and testing during December 2005. No amortization was recorded prior to this period.

Research and development expenses increased by $52,556 to for the three months ended April 30, 2006 from $0 for the three months ended April 30, 2005. Research and development expenses increased 1,851% or $130,547 to $137,600 for the six months ended April 30, 2006 from $7,053 for the six months ended April 30, 2005. The increase is principally the result of additional payments made to HelloSoft, Inc. (“HelloSoft”) in accordance with the terms of our services agreement, as amended, and the issuance of stock options in connection with research and development activities.

Total selling, general and administrative expenses increased 59% or $574,613 to $1,549,001 for the three months ended April 30, 2006 from $974,388 for the three months ended April 30, 2005. Total selling, general and administrative expenses increased 50% or $784,738 to $2,356,072 for the six months ended April 30, 2006 from $1,571,334 for the six months ended April 30, 2005. The increases are primarily the result of an increase in salaries and wages due to an increase in employees, professional fees related to the filing of a registration statement in April 2006, and stock-based compensation related to options and restricted common stock issued to key employees, directors, consultants, and service providers.

Other (Income) Expenses.  Other expenses included interest expense, a loss on the change in fair value of derivative liabilities, amortization of deferred financing costs, and a loss on exchange of notes payable into common stock.

Total Other (Income) Expenses increased 2,665% or $7,596,417 to $7,881,451 for the three months ended April 30, 2006 from $285,034 for the three months ended April 30, 2005. Total Other (Income) Expenses increased 1,298% or $7,636,257 to $8,224,692 for the six months ended April 30, 2006 from $588,435 for the six months ended April 30, 2005. The increases are primarily for the reasons noted below.

Interest expense increased 1,744% or $6,291,949 to $6,652,813 for the three months ended April 30, 2006 from $360,864 for the three months ended April 30, 2005. Interest expense increased 1,135% or $7,258,123 to $7,897,769 for the six months ended April 30, 2006 from $639,646 for the three months ended April 30, 2005. The increases are primarily due to the value allocated to the warrants related to the 2006 Debentures, interest on the 2006 Debentures, and the amortization and write-off of debt discount due to conversions of the convertible debentures and repayment of a note payable.

We recorded a loss on the change in fair value of derivative liabilities of $460,400 and $484,538 for the three months and six months ended April 30, 2006. There were no derivative liabilities outstanding during the three months and six months ended April 30, 2005.

The amortization of deferred financing costs increased 1,040% or $296,362 to $324,852 for the three months ended April 30, 2006 from $28,490 for the three months ended April 30, 2005. The amortization of deferred financing costs increased 971% or $515,710 to $568,819 for the six months ended April 30, 2006 from $53,109 for the six months ended April 30, 2005. The increase is primarily a result of the conversions of the 2005 Debentures, repayment of a note payable, and the amortization of additional deferred financing costs related to the 2006 Debentures. Upon conversion or repayment of debt prior to its maturity date, a pro-rata share of debt discount and deferred financing costs are written off and recorded as expense.

Other expenses also increased in the three months and six months ended April 30, 2006 due to the loss recognized on exchange of notes payable into common stock of $446,386.

Other income in the six months ended April 30, 2006 consisted primarily of a gain on forgiveness of principal and interest on a promissory note (the “Zaiq Note”) to Zaiq Technologies, Inc. (“Zaiq”) of $1,169,820. The Zaiq Note was entered into in April 2005, had an original principal amount of $2,392,000 and was originally due and payable in April 2007. Pursuant to the terms of the note, the principal amount of the note decreased by $797,333.33 on each of the six and 12 month anniversaries of the note. In December 2005, when we would not have otherwise been required to make a payment under the Zaiq Note, we entered into a letter agreement with Zaiq pursuant to which we agreed to repurchase from Zaiq for $200,000 the remaining balance of the Zaiq Note and 5,180,474 shares of our common stock held of record by Zaiq. We had the right to assign any or all of our purchase commitment under the letter agreement. We assigned to an unaffiliated third party that had been a prior investor in the Company the right to purchase 4,680,620 of the Zaiq shares. On December 20, 2005, we purchased the Zaiq Note and 499,854 shares of our common stock held by Zaiq for an aggregate purchase price of $129,789. The Zaiq shares we repurchased have been accounted for as treasury stock, carried at cost, and reflected as a reduction to stockholders’ equity. The remaining principal and accrued interest of $1,292,111 on the Zaiq Note was canceled resulting in a gain of $1,169,820.

Other income in the six months ended April 30, 2005 consisted primarily of a gain on sale of property and equipment of $20,000, a gain on exchange of Redeemable Series B Preferred Stock into common stock of $55,814, and other miscellaneous gains of $28,506.

Net Loss.  For the three months ended April 30, 2006 our net loss increased 670% or $8,419,501 to $9,676,846 from $1,257,345 as the result of higher interest costs, a loss on the change in fair value of derivative liabilities, higher amortization of deferred financing costs, higher selling, general, and administrative expense, and higher research and development expenses, partially offset by an increase in revenues and the gain on the forgiveness of principal and interest on the promissory note to Zaiq Technologies, Inc. discussed above. For the six months ended April 30, 2006, the net loss increased 407% or $8,812,153 to $10,974,722 from $2,162,569 for primarily the same reasons noted above.

Comparison of the year ended October 31, 2005 (the “2005 period”) and the year ended October 31, 2004 (the “2004 period”)

Revenues.  Revenues for the 2005 period were $39,866. Of this amount, $29,066 was in the form of guarantee and/or license payments relating to the U.S. distribution of the Film and the remainder was fees relating to foreign distribution of the Film. No revenues were recorded in connection with our semiconductor business for the 2005 and 2004 periods. Revenues for the 2004 period were $287,570, of which $94,788 was in the form of guaranteed and license payments and the remainder was foreign distribution fees for the Film. Revenues for the 2005 period decreased 86% or $247,704 from the 2004 period due to an overall decline in the level of guarantee and license payments in addition to a decrease in the number and value of license agreements for distribution of the Film or portions of the Film in foreign markets.

Operating Expenses.  Operating expenses included cost of sales, research and development expenses in connection with the semiconductor business, compensatory element of stock issuances, selling, general and administrative expenses, and the impairment charge relating to the Film.

Total operating expenses decreased 9% to $4,339,953 for the 2005 period from $4,746,677 for the 2004 period, a $406,724 decrease. Cost of sales for 2005 and 2004 of $11,945 and $142,691, respectively, represent the amortization of film cost for the Film. The decrease for the 2005 period when compared with the 2004 period was a result of lower revenues generated from the Film as cost of sales are directly related to the revenues recognized under SOP-00-2. Research and development expenses increased $181,306 to $366,306 for the 2005 period, principally as the result of our issuance of additional shares of common stock to HelloSoft, Inc. (“HelloSoft”) in accordance with the terms of our services agreement, as amended. Selling, general and administrative expenses decreased 14% or $489,262 to $2,951,925 primarily as a result of a decrease in headcount in administrative personnel, including the elimination of executive level positions, and lower compensation relating to issuing stock for services.

In October 2004, we performed a review to determine if the fair value of the Film was less than its unamortized film costs. As a result of this review, the Company wrote-down the carrying value of the Film to $1,021,722. This resulted in an impairment charge of $977,799 which is included in our consolidated statement of operations for the year ended October 31, 2004. In July 2005, we performed another review, and it was determined that the unamortized film costs exceeded the fair value of the Film. As a result of this review, the Company wrote-down the remaining carrying value attributed to the Film to $0. This resulted in an impairment charge of $1,009,777, which is included in our consolidated statement of operations for the year ended October 31, 2005.

Other (Income) Expenses.  Other expenses included interest expense and amortization of deferred financing costs and unearned financing costs. Interest expense increased $2,143,555 primarily as a result of issuing $3,500,000 of convertible debentures in May 2005 as well as the increase in amortization of debt discount. Amortization of deferred financing costs increased to $602,182 from $78,427 as a result of the additional deferred financing costs primarily related to the issuance of $3,500,000 of convertible debentures. Both the amortization of debt discount, which is included in interest expense, and the amortization of deferred financing costs, increased significantly due to the increase in conversions of convertible debentures into common stock. Upon conversion or repayment of debt prior to its maturity date, a pro-rata share of debt discount and deferred financing costs are written off and recorded as expense. Amortization of unearned financing costs decreased to $0 from $85,161 as a result of there being no unearned financing costs as of the beginning of the 2005 period.

Other income in the 2005 period included gains totaling $3,239,034 related to the gain on the change in the fair value of derivative liabilities ($2,233,004), the sale of property and equipment ($20,000), the exchange of Redeemable Series B Preferred Stock into common stock ($55,814), the conversion of accrued expenses into convertible notes payable ($33,514), and the forgiveness of liabilities ($896,702). The forgiveness of liabilities consisted primarily of the forgiveness of liabilities to service providers and the reduction of principal owed on the promissory note to Zaiq Technologies, Inc. ($797,333). The terms of the Zaiq Technologies, Inc. promissory note provide for the forgiveness in the outstanding principal amount by $797,333 on each of the six-month and twelve-month anniversaries of the date of the promissory note. In October 2005, $797,333 was forgiven in accordance with these terms.

There were no derivative liabilities outstanding in the 2004 period.

Net Loss.  During the 2005 period our net loss decreased $815,905 or 15% from $5,506,287 to $4,690,382 as the result of a decrease in the gross profit generated on the Film ($116,958), higher interest costs ($2,143,555), higher amortization of deferred financing costs ($523,755), a larger impairment of the Film ($31,978), and higher research and development expenses ($181,306), offset by lower selling, general and administrative expenses ($489,262), lower amortization of unearned financing costs ($85,161), and gains totaling $3,239,034 as discussed under Other (Income) Expenses above.

Liquidity and Capital Resources

Cash balances totaled $3,300,656 at August 9, 2006, $4,007,470 at April 30, 2006 and $373,481 at October 31, 2005.

Net cash used in operating activities was $1,350,482 for the six months ended April 30, 2006, compared to $816,866 for the six months ended April 30, 2005. The increase in cash used in operations was principally the result of the following items:

•	an increase in the net loss, which was $10,974,722, compared with $2,162,569 for the six months ended April 30, 2005; and

•	an increase for the six months ended April 30, 2006 of accounts payable and accrued liabilities of $199,687, compared to a decrease of accounts payable and accrued liabilities for the six months ended April 30, 2005 of $22,329, resulting in a net decrease in cash used of $177,358;

impacted by the following non-cash items:

•	interest expense related to fair value of Investors’ warrants at issuance in excess of debt discount of $5,608,156 during the six months ended April 30, 2006;

•	loss on the change in fair value of derivative liabilities of $484,538 during the six months ended April 30, 2006 relating to warrants issued in connection with the 2005 and 2006 debentures;

•	increased amortization of deferred financing costs, which were $568,819 for the six months ended April 30, 2006, compared to $53,109 for the six months ended April 30, 2005, principally due to increased conversions of the May 2005 debentures, the repayment of a note payable, and the amortization of additional deferred financing costs related to the 2006 Debentures;

•	increased amortization of debt discount on notes, which was $2,168,904 for the six months ended April 30, 2006, compared to $520,169 for the six months ended April 30, 2005, principally due to increased conversions of the May 2005 Debentures, the repayment of a note payable, and the amortization of additional debt discount related to the 2006 Debentures;

•	increased amortization of technology license and capitalized software development fee, which was $315,232 for the six months ended April 30, 2006, compared to $0 for the six months ended April 30, 2005, due to the commencement of amortization related to the market release of the E30 (Release 1.3) to prospective customers for evaluation and testing;

•	gain on forgiveness of principal and interest on the promissory note to Zaiq Technologies, Inc. of $1,169,820 during the six months ended April 30, 2006;

•	increased stock-based compensation expense, which was $1,010,570 for the six months ended April 30, 2006 compared to $888,930 for the six months ended April 30, 2005; and

•	loss on exchange of notes payable into common stock of $446,386 during the six months ended April 30, 2006.

Net cash used by investing activities was $204,499 for the six months ended April 30, 2006 compared to $0 in the six months ended April 30, 2005. The increase was due to the acquisition of property and equipment of $4,499 and a technology license and development fee of $200,000.

Net cash provided by financing activities was $5,188,970 for the six months ended April 30, 2006 compared to $1,041,466 for the six months ended April 30, 2005. Net cash provided by financing activities for the six months ended April 30, 2006 was the result of proceeds from the 2006 Debentures of $6,000,000, proceeds from the exercise of warrants of $568,531, and proceeds from the issuance of a note payable of $750,000, offset by capitalized financing costs of $742,450, and total payments of $1,379,613 in connection with the repayment of notes payable of $944,291 and convertible notes payable of $435,322. Net cash provided by financing activities for the six months ended April 30, 2005 was the result of proceeds from the issuance of common stock in the amount of $800,100 and proceeds from notes payable of $300,000, offset by capitalized financing costs of $33,029, and repayments of convertible notes payable of $25,625.

Our liquidity improved significantly as a result of a series of transactions completed during the six months ended April 30, 2006.

First, as described above under the caption “Agreements with the Selling Shareholders,” we raised gross proceeds of $6.0 million in March 2006 from the private placement to 17 institutional and individual investors of our 2006 Debentures. We received net proceeds of approximately $4.5 million from the proceeds of the 2006 Debentures, after the payment of offering related fees and expenses and after the repayment in full of bridge loans, made in December 2005 and January 2006, in the aggregate amount of $810,000.

Second, we received approximately $570,000 from the exercise of warrants to purchase 11,370,624 shares of our common stock.

Third, we reduced our current liabilities by approximately $845,000 by issuing 12,064,494 shares of restricted common stock to several holders of notes payable.

These transactions increased our working capital by over $5.9 million upon their completion during the six months ended April 30, 2006.

Since inception, we have funded our operations primarily through the issuance of our common stock and debt securities. Our recent financings are discussed below.

In December 2005 and January 2006, we entered into secured bridge loan agreements with a third party pursuant to which we borrowed $750,000 from the lender. After payment of due diligence fees and transaction related fees and expenses, we received net proceeds of $672,470. An amount equal to 108% of the principal amount of the loans was due and payable on the earlier of May 25, 2006 or the date we effected a financing transaction or series of transactions resulting in gross proceeds to us of at least $2,000,000. We repaid the loans in their entirety from the proceeds of the 2006 Debentures.

In May 2005, we sold $3,500,000 in aggregate principal amount of our 2005 Debentures, receiving net proceeds of approximately $3.11 million after the payment of offering related costs. As of April 30, 2006, $3,459,436 of principal amount and $108,509 of interest of the 2005 Debentures had been converted into 170,376,861 shares of our common stock and there was $40,564 of principal amount of the 2005 Debentures outstanding. As of August 9, 2006, as a result of additional conversions into 443,814 shares of our common stock, $5,577 principal amount of the 2005 Debentures was outstanding. The 2005 Debentures mature in May 2008.

In December 2003, April 2004 and May 2004, we raised net proceeds of approximately $1,024,000 from the private placement to certain private and institutional investors of our three year 7% Convertible Debentures. $75,000 principal amount of the debentures issued in December 2003 was outstanding as of August 9, 2006 and matures in December 2006.

As of August 9, 2006, we had cash balances of $3,300,656. As of the date of this prospectus, our expenses total approximately $240,000 per month. Although management believes funds on hand will enable us to meet our liquidity needs through at least September 30, 2007, we will need to raise additional funds to fulfill our business plan and to meet our future operating requirements, prior to the receipt of revenues from our semiconductor business.

We may not be successful in our efforts to raise additional funds. Our cash needs could be heavier than anticipated in which case we could be forced to raise additional capital. Even after we begin to sell our products, we do not yet know what payment terms will be required by our customers or if our products will be successful. At the present time, we have no commitments for any additional financing, and there can be no assurance that, if needed, additional capital will be available to us on commercially acceptable terms or at all.

Additional equity financings are likely to be dilutive to existing holders of our common stock and debt financing, if available, may involve significant payment obligations and covenants that restrict how we operate our business.

Going Concern Consideration

We have had continued losses in each of our years of operation and negative cash flow, and have had liquidity problems. Our independent registered public accounting firm’s report accompanying our audited consolidated financial statements for the years ended October 31, 2005 and 2004 includes an explanatory paragraph relating to the uncertainty about our ability to continue as a going concern. This qualification may make it more difficult for us to raise additional capital when needed. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability of reported assets or liabilities should we be unable to continue as a going concern.

We have been able to continue based upon our receipt of funds from the issuance of equity securities and borrowings, and by acquiring assets or paying expenses by issuing stock. Although our liquidity improved significantly as a result of a series of transactions completed during the six months ended April 30, 2006, and Management believes funds on hand will enable us to meet our liquidity needs through at least September 30, 2007, our continued existence beyond that date may be dependent upon our continued ability to raise funds through the issuance of securities or borrowings, and our ability to acquire assets or satisfy liabilities by the issuance of stock. Management’s plans in this regard are to obtain other debt and equity financing until profitable operation and positive cash flow are achieved and maintained.

Impact of Recently Issued Accounting Standards

In June 2005, the FASB published Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”). SFAS 154 establishes new standards on accounting for changes in accounting principles. Pursuant to the new rules, all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS 154 completely replaces Accounting Principles Bulletin No. 20 and SFAS 3, though it carries forward the guidance in those pronouncements with respect to accounting for changes in estimates, changes in the reporting entity, and the correction of errors. The requirements in SFAS 154 are effective for accounting changes made in fiscal years beginning after December 15, 2005. We will apply these requirements to any accounting changes after the implementation date.

The Emerging Issues Task Force (“EITF”) reached a tentative conclusion on EITF Issue No. 05-1, “Accounting for the Conversion of an Instrument That Becomes Convertible upon the Issuer’s Exercise of a Call Option” that no gain or loss should be recognized upon the conversion of an instrument that becomes convertible as a result of an issuer’s exercise of a call option pursuant to the original terms of the instrument. The adoption of this pronouncement is not expected to have an impact on our consolidated financial position, results of operations, or cash flows.

In June 2005, the FASB ratified EITF Issue No. 05-2, “The Meaning of ‘Conventional Convertible Debt Instrument’ in EITF Issue No. 00-19, ‘Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock’ ” (“EITF No. 05-2”), which addresses when a convertible debt instrument should be considered “conventional” for the purpose of applying the guidance in EITF No. 00-19. EITF No. 05-2 also retained the exemption under EITF No. 00-19 for conventional convertible debt instruments and indicated that convertible preferred stock having a mandatory redemption date may qualify for the exemption provided under EITF No. 00-19 for conventional convertible debt if the instrument’s economic characteristics are more similar to debt than equity. EITF No. 05-2 is effective for new instruments entered into and instruments modified in periods beginning after June 29, 2005. We have applied the requirements of EITF No. 05-2 since the required implementation date. The adoption of this pronouncement did not have an impact on our consolidated financial position, results of operations, or cash flows.

EITF Issue No. 05-4 “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF No. 05-4”) addresses financial instruments, such as stock purchase warrants, which are accounted for under EITF No. 00-19 that may be issued at the same time and in contemplation of a registration rights agreement that includes a liquidated damages clause. The consensus of EITF No. 05-4 has not been finalized. The adoption of this pronouncement is not expected to have an impact on our consolidated financial position, results of operations, or cash flows.

In September 2005, the FASB ratified EITF Issue No. 05-7, “Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues” (“EITF No. 05-7”), which addresses whether a modification to a conversion option that changes its fair value affects the recognition of interest expense for the associated debt instrument after the modification and whether a borrower should recognize a beneficial conversion feature, not a debt extinguishment, if a debt modification increases the intrinsic value of the debt (for example, the modification reduces the conversion price of the debt). EITF No. 05-7 is effective for the first interim or annual reporting period beginning after December 15, 2005. We adopted EITF No. 05-7 as of the beginning of our interim reporting period that began on February 1, 2006. The adoption of this pronouncement did not have an impact on our consolidated financial position, results of operations, or cash flows.

In September 2005, the FASB ratified EITF Issue No. 05-8, “Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature” (“EITF No. 05-8”), which addresses the treatment of convertible debt issued with a beneficial conversion feature as a temporary difference under the guidance in SFAS 109. In addition, deferred taxes recognized for a temporary difference of debt with a beneficial conversion feature should be recognized as an adjustment of additional paid-in capital. Entities should apply the guidance in EITF No. 05-8 in the first interim or annual reporting period that begins after December 15, 2005. Its provisions should be applied retrospectively under the guidance in SFAS 154 to all convertible debt instruments with a beneficial conversion feature accounted for under the guidance in EITF No. 00-27 “Application of EITF Issue No. 98-5 ‘Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios.’ ” We have applied the requirements of EITF No. 05-8 to all previously existing convertible debt instruments with a beneficial conversion feature and will apply the requirements of EITF No. 05-8 for all new convertible debt instruments with a beneficial conversion feature.

The adoption of this pronouncement for new convertible debt instruments with a beneficial conversion feature is not expected to have an impact on our consolidated financial position, results of operations or cash flows.

In February 2006, the FASB published Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140” (“SFAS 155”). SFAS 155 resolves issues addressed in SFAS 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” The requirements in SFAS 155 are effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of this pronouncement is not expected to have an impact on our consolidated financial position, results of operations, or cash flows.

BUSINESS

Overview

We are developing advanced transmission technology products to enable data to be transmitted across copper telephone wire at speeds and over distances that exceed those offered by leading DSL technology providers. In September 2005, the Company changed its name from New Visual Corporation to Rim Semiconductor Company. Our common stock trades on the OTC Bulletin Board under the symbol RSMI. Our corporate headquarters are located at 305 NE 102nd Avenue, Portland, Oregon 97220 and our telephone number is (503) 257-6700.

Our initial chipset in a planned family of transport processors, the Embarqtm E30 (Release 1.3) digital signal processor, was first shown to several prospective customers during the first quarter of fiscal 2006. We completed Release 1.4 in the third fiscal quarter of 2006 and are presently working on Release 1.5 of the E30 and Release 1.1 of the Embarqtm E20 analog front end. We estimate that we will complete them in the fourth fiscal quarter of 2006. Significant enhancements are currently being designed for both products that are intended to reduce the cost and increase the functionality of the products. These enhancements will be incorporated in Release 1.5 and 1.6 of the E30 and Release 1.1 and 1.2 of the E20. To date, we have not recorded any revenues from the sale of products based on our technology and have not secured any contracts to sell our products.

We expect that system-level products that use our technology will have a significant advantage over existing system-level products that use existing broadband technologies, such as digital subscriber line (DSL), because such products will transmit data faster, and over longer distances. We expect products using our technology will offer numerous advantages to the network operators that deploy them, including the ability to support new services, the ability to offer existing and new services to previously unreachable locations in their network, reduction in total cost of ownership, security and reliability.

Our Telecommunications Business

The Technology Underlying Our Proposed Solution

In April 2002, we entered into a development and license agreement with Adaptive Networks, Inc. (“Adaptive”) to acquire a worldwide, perpetual license to Adaptive’s Powerstreamtm technology, intellectual property, and patent portfolio for use in products relating all applications in the field of the copper telephone wire telecommunications network. Adaptive is engaged in the research, development and sales of silicone embedded networking technology of use in wiring environments. Powerstreamtm technology refers to technologies that enable data transmission across wiring infrastructures inside buildings. Under the agreement with Adaptive, we have a license under 12 issued patents (five in the United States) pertaining to methodologies for modifying data in order to transmit it more efficiently on metallic media. The licensed technology provides the core technology for our semiconductor products.

In addition to the licensed technology, we and Adaptive have also jointly developed technology and intellectual property that enhances the licensed technology. Under the agreement with Adaptive, we co-own 10 pending patent applications (two in the United States) pertaining to these enhancements.

In consideration of the development services provided and the licenses granted to us by Adaptive, we paid Adaptive an aggregate of $5,751,000 between 2002 and 2004 consisting of cash and our assumption of certain Adaptive liabilities. This amount represents all payments for development that we are required to make to Adaptive for both the licensed and the co-owned technologies and related intellectual property. In addition to the above payments, Adaptive is entitled to a percentage of any net sales of products sold by us and any license revenue we receive from the licensed and co-owned technologies, less the first five million dollars that would otherwise be payable to them under this royalty arrangement.

In February 2006, we obtained a license to include HelloSoft Inc.’s integrated VoIP software suite in the Embarqtm E30 semiconductor. We believe that the inclusion of VoIP features in our products will enable customers to eliminate components currently placed on their modems that are dedicated to VoIP. We expect this reduction in components will lower their cost of production by more than 20% and eliminate significant design complexity. In exchange for such rights, we have paid to HelloSoft a license fee and will pay certain royalties based on our sales of products including the licensed technology.

Our Product Line

We are developing an advanced transmission technology to enable data to be transmitted across copper telephone wire at faster speeds and over greater distances than is presently offered by leading digital subscriber line (DSL) technology providers. We do not currently have any products being manufactured and have not contracted with any telecommunications providers to incorporate our technology in its products. We believe our technology, using the name Embarqtm offers significant improvements over existing broadband technologies by:

•	optimizing the bandwidth used and taking advantage of dynamic changes in the available signal to noise ratio (“SNR”). Bandwidth is maximized by dynamically operating as close as possible to the theoretically available bandwidth, specifically by taking advantage of dynamic improvements in the SNR. Telephone wiring has a static, known function of attenuation versus frequency, while there are dynamic characteristics that present both significant and exploitable dynamic changes during transmission;

•	utilizing offset quadrature amplitude modification (OQAM), large subchannel sizes, short frame sizes and other data manipulation techniques; and

•	processing ethernet based data traffic in a more efficient way.

Our solution takes advantage of these innovations, resulting in dramatically improved achievable throughput.

Broadband Opportunities Over Metallic Media

We believe the value of the existing copper-based telephone network is directly related to the amount of data that it can deliver. We also believe there are substantial business opportunities for companies that can develop technologies that increase the data-bearing capability, or bandwidth of this network, enabling telephone network operators to increase their offering of services and reduce the cost of network upgrades. Worldwide, this network contains over 950 million copper lines, and currently delivers to end users most of the world’s telephone traffic and much of its broadband access. Virtually every home, business and governmental location in the United States, Europe and East Asia is served with an existing copper wire connection.

But the existing copper wire connections were not engineered by service providers to support high speed data. Originally buried in the ground or strung on aerial cables to only carry voice calls, these wires are ill-suited to carrying high speed data. The single most important technical limitation is that the amount of data that a given piece of copper wire is capable of bearing reduces as a function of its length. Thus, shorter wires can support higher data rates, and longer wires must support lower data rates. This lack of suitability has been the largest driving force behind the telephone companies’ recent capital investments in new fiber optic and wireless “last mile” networks. When either of these technologies are introduced into a previously copper-based network, the copper wires are either shortened or eliminated entirely. While the introduction of our technologies are not likely to completely eliminate the need for fiber optics or for wireless deployments, we believe that it could reduce or forestall them. Such reduction or delay positively reduces the capital expenditures of the service providers. Thus, we believe that the existing worldwide copper wire base offers significant advantages over these alternative networks as a medium for providing broadband access, and that telephone companies adopting our technologies will enjoy these benefits:

Low Cost Deployment.  First, these solutions enable the service provider to leverage a huge existing infrastructure, avoiding the high costs associated with replacing the local loop with fiber, laying new cable or upgrading existing cable connections, or deploying relatively new wireless or satellite communications technologies. Because our technology uses the existing local loop, they can be less expensive to deploy than other high-speed data transmission technologies.

Limited Service Degradation and Improved Security Over Alternative Technologies.  In contrast to cable delivery systems, our technology is a point-to-point technology that connects the end user to the service provider’s central office or to an intermediate hub over copper wire. Our technology therefore does not encounter service degradation as other subscribers are added to the system, and also allows a higher level of security. Alternative technologies, such as cable, are shared systems and may suffer degradation and increased security risk as the number of end users on the system increases.

Rapid Deployment.  Because virtually every home and business in the United States, Europe and East Asia have existing copper telephone wire connections, copper wire-based broadband solutions can be rapidly deployed to a large number of potential end users.

Competition

The market for high-speed telecommunications products is highly competitive, and we expect that it will become increasingly competitive in the future. Our competitors, including Centillium Communications, Inc., Conexant Systems, Inc., PMC-Sierra, Texas Instruments Incorporated, Ikanos Communications, ST Microelectronics N.V., Metalink Ltd., Broadcom Corporation, Infineon Technologies A.G. and others, have developed and are currently marketing technologies that also address the existing technical impediments of using existing copper networks as broadband options or are otherwise substantially similar to our products. Our competitors include some of the largest, most successful domestic and international telecommunications companies and other companies with well-established reputations in the broadband telecommunications industry. Our competitors possess substantially greater name recognition, financial, sales and marketing, manufacturing, technical, personnel, and other resources than we have. These competitors may also have pre-existing relationships with our potential customers. These competitors may compete effectively with us because in addition to the above-listed factors, they more quickly introduce new technologies, more rapidly or effectively address customer requirements or devote greater resources to the promotion and sale of their products than we do. Further, in the event of a manufacturing capacity shortage, these competitors may be able to manufacture products when we are unable to do so. In all of our target markets, we also may face competition from newly established competitors, suppliers of products based on new or emerging technologies, and customers who choose to develop wire based solutions that are functionally similar to our semiconductor technologies.

We believe we will be able to compete with these companies because our products are designed to increase the data transfer rates of broadband transmission over copper telephone wire at rates not yet achieved by competing wire based technologies.

Although we believe we will be able to compete based on the special features of our products, they will incorporate new concepts and may not be successful even if they are superior to those of our competitors. In addition to facing competition from providers of DSL-based products, we will compete with products using other broadband technologies, such as cable modems, wireless, satellite, and fiber optic telecommunications technology. Commercial acceptance of any one of these competing solutions could decrease demand for our products.

We also face competition from new technologies that are currently under development that may result in new competitors entering the market with products that may make ours obsolete. We cannot predict the competitive impact of these new technologies and competitors.

Proprietary Rights

We currently rely on a combination of trade secret, patent, copyright and trademark law, as well as non-disclosure agreements and invention-assignment agreements, to protect our proprietary information. However, such methods may not afford complete protection and there can be no assurance that other competitors will not independently develop similar processes, concepts, ideas and documentation. Under our agreement with Adaptive, we have a license under 12 issued patents (five in the United States) and 10 pending patent applications (four in the United States) pertaining to methodologies for modifying data in order to transmit it more efficiently on metallic media. Our license under each of the Adaptive patents generally remains in effect for the life of the applicable patent. In addition to the licensed technology, we and Adaptive have also jointly developed technology and intellectual property that enhances the licensed technology. Under the agreement with Adaptive, we co-own 10 pending patent applications (two in the United States) pertaining to these enhancements. Adaptive generally maintains, at its expense, these U.S. and foreign patent rights and files and/or prosecutes the relevant patent applications in the U.S. and foreign countries. We also rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop our competitive position. Our policy is to protect our technology by, among other things, filing, or requiring the applicable licensor to file, patent applications for technology that we consider important to the development of our business. We intend to file additional patent applications, when appropriate, relating to our technology, improvements to the technology, and to specific products we develop.

Our policy is to require our employees, consultants, other advisors, as well as software design collaborators, to execute confidentiality agreements upon the commencement of employment, consulting or advisory relationships. These agreements generally provide that all confidential information developed or made known to the individual by us during the course of the individual’s relationship with us is to be kept confidential and not to be disclosed to third parties except in specific circumstances. In the case of employees and consultants, the agreements provide that inventions conceived by the individual in the course of their employment or consulting relationship shall be our exclusive property. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for trade secrets in the event of unauthorized use or disclosure of such information.

Government Regulation

Our products are likely to be subject to extensive regulation by each country and in the United States by federal and state agencies, including the Federal Communications Commission (the “FCC”), and various state public utility and service commissions. There are some regulations pertaining to the use of the available bandwidth spectrum at present that have been interpreted by our target customers as discouraging to the technical innovations that we are bringing to market, though we do not believe this to be the case. Further, regulations affecting the availability of broadband access services generally, the terms under which telecommunications service providers conduct their business, and the competitive environment among service providers, for example, could have a negative impact on our business.

Our Joint Venture

In April 2000, our NV Entertainment subsidiary entered into a joint venture production agreement to produce a feature length film, “Step Into Liquid” (the “Film”) for theatrical distribution. We own a 50% interest in the joint venture. We provided the funding for the production in the amount of approximately $2,335,101. The financial condition and results of operations of the joint venture are consolidated with our financial condition and results of operations on the accompanying consolidated financial statements. The Film was released to theaters in the United States in 2003 and is currently in foreign and DVD distribution. During the years ended October 31, 2005 and 2004, we recognized revenues of $39,866 and $287,570, respectively, from the Film. We recorded amortization expense of $11,945 and $142,691 related to the Film for the years ended October 31, 2005 and 2004, respectively.

Based upon information received from the Film’s distributor, Lion’s Gate Entertainment, in January 2005, we recorded an impairment charge of $977,799 during the year ended October 31, 2004 that reduced the carrying value of the Film on our balance sheet to $1,021,722. The impairment charge was due to higher than expected distribution costs and lower than expected average retail selling price for the DVD. In addition, based upon information received from Lion’s Gate Entertainment in July 2005, which indicated that sales were lower than expected, we recorded an impairment charge of $1,009,777 during the year ended October 31, 2005, which reduced the carrying value of the Film to $0 on our balance sheet.

Research and Development

We outsource all of the development activities with respect to our products to independent third party developers. During fiscal years 2005 and 2004 we expended $366,306 and $185,000, respectively, on research and development with respect to the work on our semiconductors.

Manufacturing and Suppliers

We intend to contract with third party manufacturers to produce our products and will rely on third party suppliers to obtain the raw materials essential to our products’ production. Manufacturing of products utilizing our semiconductor technologies will be a complex process and we cannot assure you that we will not experience production problems or delays. Any interruption in operations could materially and adversely affect our business and operating results.

There may be a limited number of suppliers of some of the components necessary for the manufacture of products utilizing our semiconductor technologies. The reliance on a limited number of suppliers, particularly if such suppliers are foreign, poses several risks, including a potential inability to obtain an adequate supply of required components, low manufacturing yields and reduced control over pricing, quality and timely delivery of components. We cannot assure you that we will be able to obtain adequate supplies of raw materials. Certain key components of the semiconductor technologies may involve long lead times, and in the event of an unanticipated increase in the demand for our products, we could be unable to manufacture certain products in a quantity sufficient to satisfy potential demand. If we cannot obtain adequate deliveries of key components, we may be unable to ship products on a timely basis. Low manufacturing yields could cause us to incur substantially higher costs of goods sold. Delays in shipment could damage our relationships with customers and could harm our business and operating results.

Our Employees

We currently have six full-time employees and one part-time employee. We anticipate that we will need to hire additional employees and other personnel. We may, from time to time, supplement our regular work force as necessary with temporary and contract personnel. None of our employees is represented by a labor union.

Our future performance depends highly upon the continued service of the senior members of our management team. We believe that our future success will also depend upon our continuing ability to identify, attract, motivate, train and retain other highly skilled managerial, technical, sales and marketing personnel. Hiring for such personnel is intensely competitive, and there can be no assurance that we will be able to retain our key employees or attract, assimilate or retain the qualified personnel necessary for our business in a timely manner or at all.

Our Property

We do not own any real property. Our corporate headquarters are located at 305 NE 102nd Avenue, Suite 105, Portland, Oregon 97220. The premises are occupied under a lease that expires in March 2009. The current monthly rental under this lease is $3,989. We also lease approximately 200 square feet of space in La Jolla, California that we use for administrative offices under a lease that expires in February 2007. Our monthly rental payment under this lease is $1,450. We believe our properties are generally in good condition and suitable to carry on our business. We also believe that, if required, suitable alternative or additional space will be available to us on commercially reasonable terms.

Legal Proceedings

There are no material pending legal proceedings to which we are a party or to which any of our properties are subject. There are no material proceedings known to us to be contemplated by any governmental authority.

MANAGEMENT

The names, ages and positions of our directors, executive officers and key employees are as follows:

Name	Age	Position

Brad Ketch	44	President, Chief Executive Officer, Secretary, Principal Financial Officer and Director
Ray Willenberg, Jr.	54	Chairman of the Board and Executive Vice President
Jack L. Peckham	65	Director(1)
Thomas J. Cooper	57	Director(2)

(1)	Audit Committee and Compensation Committee Member

(2)	Compensation Committee Member

The business experience, principal occupations and employment, as well as the periods of service, of each of our directors and executive officers during at least the last five years are set forth below.

Brad Ketch has served the Company in various roles since March 2002. In March 2002, Mr. Ketch became a consultant with us on our broadband technology and served in that capacity until July 2002, when he became our Chief Marketing Officer. He has served as our President and Chief Executive Officer, as well as a director, since December 2002. With over 19 years experience creating shareholder value through broadband telecommunications products and services, Mr. Ketch, from October 2001 to March 2002, served as CEO of Kentrox LLC, a manufacturer and marketer of data networking equipment. At Kentrox, Mr. Ketch was responsible for a company with 260 employees and $90 million in annual revenues. From January 2001 to October 2001 Mr. Ketch implemented strategic plans for telecom service providers and equipment manufacturers through his telecommunications consulting company, Brad Ketch & Associates, of which he was founder and President. From February 1999 to January 2001 he was Senior Vice President of Sales and Marketing for HyperEdge Corporation, a company he co-founded. HyperEdge acquired and integrated broadband access equipment manufacturers to further enable service providers to deliver broadband access to the “Last Mile.” From August 1997 through February 1999, Mr. Ketch implemented strategic business and technical plans for competitive local exchange carrier network access and created products targeted at the incumbent local exchange carrier market as a consultant to various telecommunications companies as a consultant with Brad Ketch & Associates. Prior to August 1997 he served in various capacities at Nortel, Advanced Fibre Communications and Cincinnati Bell. Mr. Ketch has a Bachelor of Arts degree in Economics from Wheaton College and a MBA from Northwestern University.

Ray Willenberg, Jr. served as our President, Chief Executive Officer and Chairman of the Board from April 1997 to March 2002, and was elected a director in October 1996. Mr. Willenberg joined us as Vice President and corporate Secretary in 1996. He currently serves as our Executive Vice President and Chairman of the board of directors. From 1972 to 1995, Mr. Willenberg was Chief Executive Officer of Mesa Mortgage Company in San Diego, California.

Jack L. Peckham is a founder and director of Heritage Bank of Commerce in San Jose, California, and serves on its audit and compensation committees. Mr. Peckham has served as a member of the Board since March 2005. He is currently the Chairman and CEO of Broadband Graphics, a company that owns and licenses intellectual property in the areas of video and desktop computing. From 1985 through 1998, Mr. Peckham held various positions at ATMEL Corporation (www.atmel.com), retiring as its General Manager. He received an MA and a BA in Finance and marketing from Burdette College, Boston.

Thomas J. Cooper has served as a member of our board of directors since March 2002. From June 1 to December 2, 2002, Mr. Cooper served as our President and Chief Executive Officer. Mr. Cooper has been engaged in the development, creation and management of global sales and marketing platforms for businesses operating in the areas of high technology, real estate, office automation, and telecommunications for the past 30 years. Mr. Cooper is currently the Senior Vice President of Sales and Marketing of Artimi, Inc. (www.artimi.com) a fabless semiconductor firm based in Santa Clara, California serving new markets with

Ultra Wideband wireless technology and products. From 1994 to 2002, Mr. Cooper served in various high-ranking positions at Conexant (formerly Virata), most recently as Senior Vice President, Corporate Development (from July 1999 to February 2002), where he was responsible for the development and implementation of long range growth strategies, including defining global partnership initiatives; identifying potential acquisition and joint venture candidates; and directing strategic investment of corporate capital into select ventures in which the company acquired minority stakes. From 1994 until 1999, Mr. Cooper served as Virata’s Senior Vice President, Worldwide Sales and Marketing, where he oversaw all aspects of the company’s product sales and marketing, corporate marketing/communications and public relations. Mr. Cooper has a Bachelor of Arts degree in English Literature from Hamilton College and an MBA from the University of Toledo, Ohio.

Board of Directors; Election of Officers

All directors hold office until the next annual meeting of shareholders and until their successors is duly elected and qualified. Any vacancy occurring in the board of directors may be filled by the shareholders, the board of directors, or if the Directors remaining in office constitute less than a quorum of the board of directors, they may fill the vacancy by the affirmative vote of a majority of the Directors remaining in office. A director elected to fill a vacancy is elected for the unexpired term of his predecessor in office. Any directorship filled by reason of an increase in the number of directors shall expire at the next shareholders’ meeting in which directors are elected, unless the vacancy is filled by the shareholders, in which case the term shall expire on the later of (i) the next meeting of the shareholders or (ii) the term designated for the director at the time of creation of the position being filled.

Our executive officers are elected by and serve at the pleasure of our board of directors.

Compensation of Directors

It is our policy to pay each outside director $2,000 for each meeting of our Board of Directors attended and for each committee meeting attended. We also reimburse our directors for reasonable expenses incurred in traveling to and from board or committee meetings. Upon his resignation as a director of the Company in March 2005, Ivan Berkowitz was paid $57,251, representing deferred meeting fees, expense reimbursements and fees for service as Vice Chairman of the Board of Directors accrued and unpaid though the date of his resignation.

In addition, we have granted stock and stock options to the directors to compensate them for their services. During the fiscal year ended October 31, 2005 we issued 200,000 and 300,000 shares of common stock valued at approximately $30,000 and $45,000 to Mr. Cooper and Mr. Peckham, respectively, to compensate them for their services as directors. Our directors are eligible to receive stock option grants under our 2000 Omnibus Securities Plan. We did not grant options to our non-employee directors in 2005. During 2006, we granted each of our non-employee directors an option to purchase 1,000,000 shares of common stock at an exercise price of $0.0319 per share. In July 2006, we granted to Mr. Peckham an option to purchase an additional 200,000 shares of common stock at an exercise price of $0.18 per share. For information regarding option grants to our employee directors, see “Executive Compensation.”

EXECUTIVE COMPENSATION

The following table sets forth all compensation for each of the last three fiscal years awarded to, or earned by, our Chief Executive Officer and all other executive officers serving as such at the end of 2005 whose salary and bonus exceeded $100,000 for the year ended October 31, 2005 or who, as of October 31, 2005, was being paid a salary at a rate of at least $100,000 per year.

Summary Compensation Table

Name and Principal						Other Annual		Securities
Position(s)	Year	Salary		Bonus		Compensation		Underlying Options

Brad Ketch	2005	$250,000		$70,000		$170,000	(1)	7,000,000
President and Chief Executive Officer	2004	$250,000	(2)	—		$86,667	(3)	—
(and Principal Financial Officer)	2003	$244,167	(4)	—		—		1,500,000
Ray Willenberg, Jr.	2005	$84,896		$212,450	(5)	$170,000	(6)	7,000,000
Chairman of the Board, Executive	2004	$175,000	(7)	$152,176		$176,667	(8)	—
Vice President	2003	$175,000	(9)	$154,677		—		—

(1)	Represents the issuance to Mr. Ketch in April 2005 of 1,000,000 shares of common stock.

(2)	Includes $45,380 paid in 2005.

(3)	Represents the issuance to Mr. Ketch in December 2003 of 40,000 shares of common stock in lieu of $10,000 of deferred payroll, and the issuance to Mr. Ketch in March 2004 of 333,333 shares of common stock valued at $76,333.

(4)	Includes $43,000 paid in 2005.

(5)	These amounts were accrued but unpaid at October 31, 2005.

(6)	Represents the issuance to Mr. Willenberg in April 2005 of 1,000,000 shares of common stock.

(7)	Includes $46,250 paid in 2005.

(8)	Represents the issuance to Mr. Willenberg in December 2003 of 400,000 shares of common stock in lieu of $100,000 of unpaid bonuses, and the issuance to Mr. Willenberg in March 2004 of 333,333 shares of common stock valued at $76,667.

(9)	Includes $9,269 paid in 2005.

In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits has been omitted for the named executive officers because the aggregate amount of these perquisites and other personal benefits was less than the lesser of $50,000 or 10% of annual salary and bonuses for the named executive officers.

Option Grants In The Last Fiscal Year

The following table sets forth information concerning individual grants of stock options made during the year ended October 31, 2005 to each of the named executive officers:

	Number of		% of Total Options
	Securities		Granted to
	Underlying Options		Employees in Fiscal
	Granted		Year	Exercise Price	Expiration Date

Brad Ketch	1,000,000	(1)	7.1%	$0.17	April 5, 2015
	6,000,000	(1)	42.9%	$0.17	April 5, 2015
Ray Willenberg, Jr.	1,000,000	(1)	7.1%	$0.17	April 5, 2015
	6,000,000	(1)	42.9%	$0.17	April 5, 2015

(1)	These options were canceled by agreement effective January 1, 2006. In January 2006, each of Mr. Willenberg and Mr. Ketch was granted an option to purchase up to 10,700,000 shares of common stock. These options have an exercise price of $0.027 per share and vested between February and July 2006.

Aggregate Options Exercised in 2005 and Year-End Option Values

The named executive officers did not exercise any stock options during the year ended October 31, 2005. The following table sets forth information as of October 31, 2005 concerning options held by the named executive officers. None of these options were in-the-money as of October 31, 2005, and all such options were canceled by agreement effective January 1, 2006.

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-The-Money
	Acquired on	Value	Options at Fiscal Year End		Options at Fiscal Year End
	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Brad Ketch	—	—	1,000,000	6,000,000	$—	$—
Ray Willenberg, Jr.	—	—	1,000,000	6,000,000	—	—

Employment Agreements with Executive Officers

Brad Ketch.  On December 2, 2002, we entered into an employment agreement with Brad Ketch pursuant to which Mr. Ketch was retained as our Chief Executive Officer. The agreement had a three-year initial term and provided for Mr. Ketch to receive an initial base salary of $250,000, with an annual bonus to be paid at the discretion of the board of directors in either cash or stock. In December 2005, this agreement was automatically renewed for an additional one year term. If Mr. Ketch is terminated without “cause” or leaves Rim Semiconductor for “good reason,” each as defined in his agreement, he will receive a severance payment equal to two years of his base salary on the date of termination. If he is terminated without cause or with good reason within one year after a “change of control,” as defined in his agreement, he will receive a severance payment equal to two years of his base salary and an amount equal to two times the amount of his last bonus received.

Ray Willenberg, Jr. We entered into an employment agreement with Mr. Willenberg, dated as of March 1, 2006, pursuant to which he continues to serve as our Executive Vice President. The agreement terminates on March 3, 2008 and provides for Mr. Willenberg to receive a base salary of $250,000 per year, subject to the earlier of (i) Mr. Willenberg’s death or Disability (as defined in the agreement); (ii) the termination of the agreement by either party without cause on written notice; or (iii) termination of the agreement by us for Cause (as defined in the agreement).

During Mr. Willenberg’s employment, the agreement provides for his nomination to our board of directors and, if elected, his appointment as chairman. Mr. Willenberg would resign from the Board upon the termination of his employment.

Under his employment agreement, we also granted Mr. Willenberg a right of first refusal to purchase our equity interest in Top Secret Productions, LLC in the case of a bona fide third-party offer to purchase that interest or our determination to offer that interest for sale at a specified price.

Certain Relationships and Related Transactions

On July 21, 2004, we entered into a one-year $100,000 revolving line of credit with a bank. Ray Willenberg, Jr., our Executive Vice President and Chairman, guaranteed the repayment of the line of credit, and we agreed to indemnify Mr. Willenberg for any losses or expenses he may incur as a result of providing such security. The line of credit expired on August 10, 2005.

On March 7, 2006, we issued a convertible promissory note in the principal amount of $301,196.55 (the “New Note”) to Mr. Willenberg. The New Note replaced a promissory note in the principal amount of $383,910.72 dated March 25, 2005 (the “Old Note”), between the Company and Mr. Willenberg, which had a remaining balance due of $88,746.55. All of the amounts represented by the Old Note and the New Note represented amounts owed to Mr. Willenberg for deferred compensation. The principal amount of the New Note, with 8% interest, would have been due on the earlier of March 3, 2008 or the date on which Mr. Willenberg’s employment was terminated by the Company. The New Note was convertible, at the option of Mr. Willenberg, into shares of our common stock at a conversion price per share equal to the closing price of the common stock on the Over-the-Counter Bulletin Board on the date of conversion. The Old Note was non-interest-bearing, convertible on the same terms as the New Note, and provided for monthly payments equal to at least the monthly base salary paid by us to our chief executive officer. In April 2006, we paid the New Note in full.

BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS, DIRECTORS
AND EXECUTIVE OFFICERS

The following table sets forth information as of the close of business on August 9, 2006, concerning shares of our common stock beneficially owned by each director and named executive officer and by all directors and executive officers as a group. We are not aware of any persons beneficially owning more than 5% of our common stock.

In accordance with the rules of the SEC, the table gives effect to the shares of common stock that could be issued upon the exercise of outstanding options and warrants within 60 days of August 9, 2006. Unless otherwise noted in the footnotes to the table and subject to community property laws where applicable, the following individuals have sole voting and investment control with respect to the shares beneficially owned by them. We have calculated the percentages of shares beneficially owned based on 340,734,039 shares of common stock outstanding at August 9, 2006. The address for each of the directors and executive officers set forth below is c/o Rim Semiconductor Company, 305 NE 102nd Avenue, Suite 105, Portland, Oregon 97220.

	Shares Beneficially Owned
Person or Group	Number		Percent(1)

Brad Ketch	12,133,333	(2)	3.45%
Ray Willenberg, Jr.	14,381,613	(3)	4.09%
Jack L. Peckham	1,311,112	(4)	*
Thomas J. Cooper	1,832,258	(5)	*
All executive officers and directors as a group (4 persons)	29,658,316	(6)	8.13%

*	Less than 1%.

(1)	Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of unissued shares as to which such person has the right to acquire voting and/or investment power within 60 days.

(2)	Includes options to purchase 10,700,000 shares of common stock.

(3)	Includes options to purchase 10,700,000 shares of common stock.

(4)	Includes options to purchase 1,011,112 shares of common stock.

(5)	Includes options to purchase 1,500,000 shares of common stock.

(6)	Includes options to purchase 23,911,112 shares of common stock.

SELLING SHAREHOLDERS

All of the shares of our common stock being offered in this prospectus are being offered by the selling shareholders listed below. We have registered this offering because of registration rights we granted to certain of the selling shareholders when we sold securities to them. See “Agreements with the Selling Shareholders.” The selling shareholders are not required to sell all or any of the shares listed below. Other than as disclosed in the notes to the table below, no selling shareholder has had any position, office or other material relationship with us during the past three years.

The following table sets forth the number of shares that are, to our knowledge, beneficially owned as of August 9, 2006, by the selling shareholders prior to the offering contemplated by this prospectus, the number of shares each selling shareholder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold. Each selling shareholder may sell all, some or none of his or its shares in this offering.

In accordance with the rules of the SEC, the table gives effect to the shares of common stock that could be issued upon the exercise of outstanding options and warrants within 60 days of August 9, 2006. However, each of the selling shareholders that is the holder of 2006 Debentures, 2005 Debentures, 2006 Warrants or 2005 Warrants or warrants issued in connection with the placement thereof may not convert its convertible debentures or exercise its warrants if such conversion or exercise would cause such holder’s beneficial ownership of our common stock (excluding shares underlying any unconverted debentures or unexercised warrants) to exceed 4.99% of the outstanding shares of common stock immediately after the conversion or exercise. If the holder subsequently disposed of some or all of its holdings, it could again convert its debenture or exercise its warrant, subject to the same limitation. As a result of this limitation, the number of shares of common stock listed below for some selling shareholders may include shares that would not be subject to purchase within 60 days of August 9, 2006.

	Shares Beneficially		Beneficial Ownership
	Owned	Number of Shares	After Offering
Selling Shareholder	Before Offering	Offered	Shares	Percent

Levi Schapira	10,822,652	10,822,652(1)	0	0
Ellis International Ltd.	10,406,398	10,406,398(2)	0	0
Puritan LLC	13,674,260	13,674,260(3)	0	0
Generation Capital Associates	12,106,292	12,106,292(4)	0	0
Bristol Investment Fund, Ltd.	17,750,235	17,750,235(5)	0	0
Double U Master Fund LP	52,057,226	52,057,226(6)	0	0
Nite Capital LP	32,188,807	32,188,807(7)	0	0
Brio Capital LP	10,406,398	10,406,398(8)	0	0
Gross Foundation, Inc.	23,694,986	23,694,986(9)	0	0
Bursteine and Lindsay Securities Corp.	10,406,398	10,406,398(10)	0	0
Notzer Chesed	9,200,189	9,200,189(11)	0	0
Cong. Sharei Chaim	6,242,294	6,242,294(12)	0	0
Platinum Long Term Growth III	12,487,676	12,487,676(13)	0	0
CMS Capital	11,472,978	11,472,978(14)	0	0
Professional Traders Fund, LLC	7,677,085	7,677,085(15)	0	0
Professional Offshore Opportunity Fund, Ltd.	14,568,956	14,568,956(16)	0	0
Alpha Capital AG	26,617,493	26,617,493(17)	0	0
Yokim Asset Management Corp.	2,753,003	2,753,003(18)	0	0
Whalehaven Capital Fund Limited	2,429,451	2,429,451(19)	0	0
Clearview International Investment, Ltd.	2,871,139	2,871,139(20)	0	0
Truk Opportunity Fund, LLC	1,367,162	1,367,162(21)	0	0
First Mirage, Inc.	1,545,358	1,545,358(22)	0	0
JM Investors LLC	969,618	969,618(23)	0	0
Republic Aggressive Growth	969,618	969,618(24)	0	0
Barucha Pension LLC	969,618	969,618(25)	0	0
Bessie Weiss Family Partnership	1,016,697	1,016,697(26)	0	0
Ronald Kimelman	727,214	727,214(27)	0	0
Quines Financial S.A.	818,143	818,143(28)	0	0
Alexander Hasenfeld, Inc. Profit Sharing and Retirement Plan	548,211	548,211(29)	0	0
HSI Partnership	548,211	548,211(30)	0	0

	Shares Beneficially		Beneficial Ownership
	Owned	Number of Shares	After Offering
Selling Shareholder	Before Offering	Offered	Shares	Percent

David Klugmann Associates, Inc. Plan	1,151,476	1,151,476(31)	0	0
Truk International Fund, LP	87,266	87,266(32)	0	0
Advisor Associates, Inc.	8,656,108	8,656,108(33)	0	0
Brad Ketch	12,133,333(34)	10,700,000(35)	1,433,333	*
Ray Willenberg	14,381,613(34)	10,700,000(36)	3,681,613	*
Tom Cooper	1,832,258(34)	1,500,000(37)	332,258	*
Jack Peckham	1,311,112(34)	1,000,000(38)	311,112	*
Walter Chen	1,040,000	1,000,000(39)	40,000	*
Munck Butrus, P.C.	2,000,000	2,000,000(40)	0	0
Pond Equities, Inc.	15,610,223	15,610,223(41)	0	0
Gamma Opportunity Capital Partners, LP	1,059,825	1,059,825(42)	0	0
Wayne Saker	666,667	666,667(43)	0	0
Blumfield Investments, Inc.	333,333	333,333(44)	0	0
Inglewood Holdings Ltd	666,667	666,667(45)	0	0
Gersh Korsinsky	333,334	333,334(46)	0	0
Vertical Ventures, LLC	333,334	333,334(47)	0	0
Tuva Financial Ltd.	1,000,000	1,000,000(48)	0	0
Melton Management Ltd.	600,000	600,000(49)	0	0
Aboudi & Brounstein	100,000	100,000(50)	0	0
Harborview Master Fund LP	969,618	969,618(51)	0	0

*	Less than 1%.

(1)	Includes 6,764,035 shares of common stock issuable on conversion of $260,000 principal amount plus interest thereon until maturity of 2006 Debentures, 3,074,740 shares of common stock issuable upon the exercise of 2006 Warrants and 983,877 shares of common stock representing our good faith estimate of additional shares of common stock potentially issuable to the selling shareholder in the event of certain adjustments to the conversion price of the 2006 Debentures and the number of shares issuable on exercise of the 2006 Warrants (“Adjustment Shares”).

(2)	Includes 6,503,880 shares of common stock issuable on conversion of $250,000 principal amount plus interest thereon until maturity of 2006 Debentures, 2,956,482 shares of common stock issuable upon the exercise of 2006 Warrants and 946,036 Adjustment Shares. Wilhelm Ungar is a director of the selling shareholder and has voting control and investment discretion over the shares held by the selling shareholder.

(3)	Includes 522,575 shares of common stock issued to the selling shareholder upon the exercise of 2005 Warrants, 6,503,880 shares of common stock issuable on conversion of $250,000 principal amount plus interest thereon until maturity of 2006 Debentures, 5,090,550 shares of common stock issuable upon the exercise of 2003 Warrants, 2005 Warrants and 2006 Warrants and 1,240,245 Adjustment Shares. Also includes 317,010 shares of common stock issued upon conversion of 2005 Debentures. Miriam Gross and Chana Friedman are members of the selling shareholder and have voting control and investment discretion over the shares held by the selling shareholder.

(4)	Includes 6,503,880 shares of common stock issuable on conversion of $250,000 principal amount plus interest thereon until maturity of 2006 Debentures, 4,501,840 shares of common stock issuable upon the exercise of 2003 Warrants, 2005 Warrants and 2006 Warrants and 1,100,572 Adjustment Shares. Mr. David A. Rapaport, the Executive Vice President and General Counsel of the selling shareholder, Fred A. Brasch, the Chief Financial Officer of the selling shareholder, and Frank E. Hart, the general partner of the selling shareholder, have voting control and investment discretion over the shares held by the selling shareholder. Messrs. Rapaport, Brasch and Hart each disclaim beneficial ownership over the shares held by the selling shareholder.

(5)	Includes 10,406,207 shares of common stock issuable on conversion of $400,000 principal amount plus interest thereon until maturity of 2006 Debentures, 5,730,370 shares of common stock issuable upon the exercise of 2006 Warrants and 1,613,658 Adjustment Shares. Bristol Capital Advisors, LLC (“BCA”) is the investment advisor to the selling shareholder. Paul Kessler is the Manager of BCA and as such has voting control and investment discretion over the shares held by the selling shareholder. Mr. Kessler disclaims beneficial ownership of the shares held by the selling shareholder.

(6)	Includes 2,181,642 shares of common stock issued to the selling shareholder upon exercise of 2005 Warrants, 7,500,000 shares of common stock issued upon exercise of warrants issued in connection with a bridge financing during 2006, 26,015,518 shares of common stock issuable on conversion of $1,000,000 principal amount plus interest thereon until maturity of 2006 Debentures, 11,825,922 shares of common stock issuable upon the exercise of 2005 Warrants and 2006 Warrants and 4,534,144 Adjustment Shares. Double U Master Fund LP is a master fund in a master-feeder structure with B & W Equities, LLC as its general partner. Isaac Winehouse, Manager of B & W Equities, LLC, has ultimate voting control and investment discretion over the shares held by the selling shareholder. Mr. Winehouse disclaims beneficial ownership of the shares held by the selling shareholder.

(7)	Includes 969,618 shares of common stock issued to the selling shareholder upon exercise of 2005 Warrants, 3,119,994 shares of common stock issued to the selling shareholder upon conversion of $300,000 principal amount plus accrued interest of 2006 Debentures, 16,391,645 shares of common stock issuable on conversion of $450,000 principal amount plus interest thereon until maturity of 2006 Debentures, 8,869,442 shares of common stock issuable upon the exercise of 2005 Warrants and 2006 Warrants and 2,838,108 Adjustment Shares. Keith A. Goodman is the Manager of the general partner of the selling shareholder and has voting control and investment discretion over the shares held by the selling shareholder. Mr. Goodman disclaims beneficial ownership of the shares held by the selling shareholder.

(8)	Includes 6,503,880 shares of common stock issuable on conversion of $250,000 principal amount plus interest thereon until maturity of 2006 Debentures, 2,956,482 shares of common stock issuable upon the exercise of 2006 Warrants and 946,036 Adjustment Shares. Shaye Hirsch is the Manager of Brio Capital Management, LLC, the general partner of the selling shareholder, and has voting control and investment discretion over the shares held by the selling shareholder. Mr. Hirsch is a principal of Pond Equities, Inc., an NASD registered broker-dealer. The selling shareholder purchased the securities in the ordinary course of business and did not have any understanding or arrangement in place with any other person to either directly or indirectly sell or distribute the shares held by the selling shareholder. Mr. Hirsch disclaims beneficial ownership of the shares held by the selling shareholder.

(9)	Includes 1,039,998 shares of common stock issued to the selling shareholder upon conversion of $100,000 principal amount plus accrued interest thereon of 2006 Debentures, 11,967,761 shares of common stock issuable on conversion of $400,000 principal amount plus interest thereon until maturity of 2006 Debentures, 8,518,867 shares of common stock issuable upon the exercise of 2003 Warrants, 2005 Warrants and 2006 Warrants and 2,152,663 Adjustment Shares. Also includes 15,697 shares of common stock issuable upon conversion of $1,284 principal amount plus interest thereon until maturity of our 2005 Debentures. Chaim Gross is the President of the selling shareholder and has voting control and investment discretion over the shares held by the selling shareholder. Mr. Gross disclaims beneficial ownership of the shares held by the selling shareholder.

(10)	Includes 6,503,880 shares of common stock issuable on conversion of $250,000 principal amount plus interest thereon until maturity of 2006 Debentures, 2,956,482 shares of common stock issuable upon the exercise of 2006 Warrants and 946,036 Adjustment Shares. Mosi Kraus has voting control and investment discretion over the shares held by the selling shareholder. Mr. Kraus disclaims beneficial ownership of the shares held by the selling shareholder.

(11)	Includes 4,682,793 shares of common stock issuable on conversion of $180,000 principal amount plus interest thereon until maturity of 2006 Debentures, 3,323,819 shares of common stock issuable upon the exercise of 2003 Warrants, 2005 Warrants and 2006 Warrants, 849,142 Adjustment Shares and

344,435 shares of common stock issued to the selling shareholder upon exercise of 2005 Warrants. Abraham Nussbaum and Tanchum Alder have voting control and investment discretion over the shares held by the selling shareholder.

(12)	Includes 596,899 shares of common stock issued to the selling shareholder upon the conversion of 2005 Debentures, 2,861,707 shares of common stock issuable on conversion of $110,000 principal amount plus interest thereon until maturity of 2006 Debentures, 2,270,470 shares of common stock issuable upon the exercise of 2005 Warrants and 2006 Warrants and 513,218 Adjustment Shares. Sholom Babad is President of the selling shareholder and has voting control and investment discretion over the shares held by the selling shareholder.

(13)	Includes 7,804,655 shares of common stock issuable on conversion of $300,000 principal amount plus interest thereon until maturity of 2006 Debentures, 3,547,778 shares of common stock issuable upon the exercise of 2006 Warrants and 1,135,243 Adjustment Shares. Mark Nordlicht is President of the selling shareholder and has voting control and investment discretion over the shares held by the selling shareholder.

(14)	Includes 6,503,880 shares of common stock issuable on conversion of $250,000 principal amount plus interest thereon until maturity of 2006 Debentures, 3,926,100 shares of common stock issuable upon the exercise of 2005 Warrants and 2006 Warrants and 1,042,998 Adjustment Shares. Mr. Menachem Lipskier is Secretary, Chief Operating Officer and a Director of the selling shareholder and has voting control and investment discretion over the shares held by the selling shareholder. Mr. Lipskier disclaims beneficial ownership of the shares held by the selling shareholder.

(15)	Includes 3,902,328 shares of common stock issuable on conversion of $150,000 principal amount plus interest thereon until maturity of 2006 Debentures, 3,076,840 shares of common stock issuable upon the exercise of 2003 Warrants, 2005 Warrants and 2006 Warrants and 697,917 Adjustment Shares. Marc Swickle and Howard Berger are the managers of the selling shareholder and have voting control and investment discretion over the shares held by the selling shareholder. Messrs. Swickle and Berger disclaim beneficial ownership of the shares held by the selling shareholder.

(16)	Includes 9,105,431 shares of common stock issuable on conversion of $350,000 principal amount plus interest thereon until maturity of 2006 Debentures, 4,139,074 shares of common stock issuable upon the exercise of 2006 Warrants and 1,324,451 Adjustment Shares. Marc Swickle and Howard Berger are the managers of the selling shareholder and have voting control and investment discretion over the shares held by the selling shareholder. Messrs. Swickle and Berger disclaim beneficial ownership of the shares held by the selling shareholder.

(17)	Includes 13,007,759 shares of common stock issuable on conversion of $500,000 principal amount plus interest thereon until maturity of 2006 Debentures, 10,639,961 shares of common stock issuable on the exercise of 2003 Warrants, 2005 Warrants and 2006 Warrants and 2,364,772 Adjustment Shares. Also includes 605,001 shares issuable upon conversion of $75,000 principal plus interest thereon until maturity of 2003 Debentures. Konrad Ackerman and Rainer Posch are directors of the selling shareholder and have voting control and investment discretion over the shares held by the selling shareholder. Messrs. Ackerman and Posch disclaim beneficial ownership of the shares held by the selling shareholder.

(18)	Includes 1,987,690 shares of common stock issuable upon the exercise of 2003 Warrants and 2005 Warrants and 765,313 shares of common stock issued to the selling shareholder upon exercise of 2005 Warrants. Norma Nuzzo is a director of the selling shareholder and has voting control and investment discretion over the shares held by the selling shareholder. Ms. Nuzzo disclaims beneficial ownership of the shares held by the selling shareholder.

(19)	Include 2,424,047 shares of common stock issuable upon the exercise of 2005 Warrants. Also includes 5,404 shares issuable upon conversion of $442 principal amount plus interest thereon until maturity of our 2005 Debentures. Derek Wood, Arthur E.M. Jones and Trevor Williams are directors of the selling shareholder and have voting control and investment discretion over the shares held by the selling shareholder. Messrs. Wood, Jones and Williams disclaim beneficial ownership of the shares held by the selling shareholder.

(20)	Includes 2,396,018 shares of common stock issuable upon the exercise of 2005 Warrants and 2006 Warrants as well as warrants issued in connection with selling shareholder’s services as a finder and 475,121 shares of common stock issued to the selling shareholder upon exercise of 2005 Warrants. Jacob Abramsky is Director of the selling shareholder and has voting control and investment discretion over the shares held by the selling shareholder.

(21)	Includes 455,721 shares of common stock issued upon the exercise of 2005 Warrants and 911,441 shares of common stock issuable upon the exercise of 2005 Warrants. Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the Managing Member of the selling shareholder, exercise voting control and investment discretion over the securities held by the selling shareholder. Messrs. Fein and Saltzstein both disclaim beneficial ownership of the securities held by the selling shareholder.

(22)	Represents shares of common stock issuable upon the exercise of 2003 Warrants and 2005 Warrants. Mr. David A. Rapaport, the Executive Vice President and General Counsel of the selling shareholder, Fred A. Brasch, the Chief Financial Officer of the selling shareholder, and Frank E. Hart, the general partner of the selling shareholder, have voting control and investment discretion over the shares held by the selling shareholder. Messrs. Rapaport, Brasch and Hart each disclaim beneficial ownership over the shares held by the selling shareholder.

(23)	Represents shares of common stock issuable upon the exercise of 2005 Warrants. Jeffrey Rubin is the manager of the selling shareholder and has voting control and investment discretion over the shares held by the selling shareholder. Mr. Rubin disclaims beneficial ownership of the shares held by the selling shareholder.

(24)	Represents shares of common stock issuable upon the exercise of 2005 Warrants. Wilhelm Ungar has voting control and investment discretion over the shares held by the selling shareholder. Mr. Ungar disclaims beneficial ownership of the shares held by the selling shareholder.

(25)	Represents shares of common stock issuable upon the exercise of 2005 Warrants. Caroline Birnbaum is trustee of the selling shareholder and has voting control and investment discretion over the shares held by the selling shareholder. The selling shareholder is an affiliate of Pond Equities, a NASD member. The selling shareholder purchased the securities in the ordinary course of business and did not have any understanding or arrangement in place with any other person to either directly or indirectly sell or distribute the shares held by the selling shareholder.

(26)	Includes 969,618 shares of common stock issuable upon the exercise of 2005 Warrants and 47,079 shares of common stock issuable upon conversion of $3,851 principal amount plus interest thereon until maturity of our 2005 Debentures. Barry Weiss has voting control and investment discretion over the shares held by the selling shareholder.

(27)	Includes 55,000 shares of common stock issuable upon the exercise of 2005 Warrants and 672,214 shares of common stock issued to the selling shareholder upon exercise of 2005 Warrants.

(28)	Includes 406,568 shares of common stock issuable upon the exercise of 2005 Warrants and 411,575 shares of common stock issued to the selling shareholder upon exercise of 2005 Warrants. Simcha Hecht is Attorney-in-fact for the selling shareholder and has voting control and investment discretion over the shares held by the selling shareholder.

(29)	Includes 484,809 shares of common stock issuable upon the exercise of 2003 Warrants and 2005 Warrants and 63,402 shares of common stock issued upon conversion of 2005 Debentures. Nachum Stein is trustee of the selling shareholder and has voting control and investment discretion over the shares held by the selling shareholder. Mr. Stein disclaims beneficial ownership of the shares held by the selling shareholder.

(30)	Includes 484,809 shares of common stock issuable upon the exercise of 2005 Warrants and 63,402 shares of common stock issued upon conversion of 2005 Debentures. Nachum Stein is a partner in the selling shareholder and has voting control and investment discretion over the shares held by the selling shareholder. Mr. Stein disclaims beneficial ownership of the shares held by the selling shareholder.

(31)	Represents shares of common stock issuable upon the exercise of 2003 Warrants and 2005 Warrants. David Klugmann and Ester Klugman have voting control and investment discretion over the shares held by the selling shareholder.

(32)	Includes 29,089 shares of common stock issued upon the exercise of 2005 Warrants and 58,177 shares of common stock issuable upon the exercise of 2005 Warrants. Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the Managing Member of the selling shareholder, exercise voting control and investment discretion over the securities held by the selling shareholder, Messrs. Fein and Saltzstein both disclaim beneficial ownership of the securities held by the selling shareholder.

(33)	Represents shares of common stock issuable upon the exercise of 2005 Warrants and warrants issued in connection with the selling shareholder’s services as a finder. Shifra Weinhouse, President of selling shareholder and Isaac Winehouse, Secretary, have voting control and investment discretion over the shares held by the selling shareholder and disclaim beneficial ownership of the shares held by the selling shareholder. Advisor Associates, Inc. is a consultant to us and has served as a finder in connection with prior financings by us, including the 2005 Debentures.

(34)	See “Beneficial Ownership of Certain Shareholders, Directors and Executive Officers” and “Directors and Executive Officers of the Registrant.”

(35)	Represents shares underlying stock options granted to Mr. Ketch. Mr. Ketch is the President and Chief Executive Officer of the Company as well as a member of the board of directors.

(36)	Represents shares underlying stock options granted to Mr. Willenberg. Mr. Willenberg is the Chairman of the board of directors and our Executive Vice President. Mr. Willenberg served as our President and Chief Executive Officer from April 1997 until March 2002.

(37)	Represents shares underlying stock options granted to Mr. Cooper. Mr. Cooper is a member of the board of directors and from June 1 to December 2, 2002, served as our President and Chief Executive Officer.

(38)	Represents shares underlying stock options granted to Mr. Peckham. Mr. Peckham is a member of our Board of Directors.

(39)	Represents shares underlying stock options granted to the selling shareholder. Mr. Chen serves as a member of the Company’s Advisory Board.

(40)	Represents shares underlying stock options granted to the selling shareholder, which provides legal services to the Company. Ted Ainsworth is the Chief Financial Officer of the selling shareholder and has voting control and investment discretion over the shares beneficially held by the selling shareholder. Mr. Ainsworth disclaims beneficial ownership of the shares underlying the stock options held by selling shareholder.

(41)	Includes 1,419,111 Adjustment Shares and 14,191,112 shares of common stock issuable upon the exercise of warrants issued in connection with the selling shareholder’s services as placement agent for the Company with respect to the placement of the 2006 Debentures. Mr. Ezra Birnbaum is the President of the selling shareholder and has voting control and investment discretion over the shares held by the selling shareholder. The selling shareholder received warrants as a part of compensation pursuant to a placement agency agreement between us and selling shareholder. Accordingly, such shares are restricted in accordance with Rule 2710(g)(1) of the NASD Conduct Rules.

(42)	Includes 666,667 shares of common stock issuable upon the exercise of 2003 Warrants and 393,158 shares of common stock issued upon conversion of 2003 Debentures. Jonathan P. Knight is President and Director of the selling shareholder and has voting control and investment discretion over the shares held by the selling shareholder. Mr. Knight disclaims beneficial ownership of the shares held by the selling shareholder.

(43)	Represents shares of common stock issuable upon the exercise of 2003 Warrants.

(44)	Represents shares of common stock issuable upon the exercise of 2003 Warrants. Mosi Kraus has voting control and investment discretion over the shares held by the selling shareholder. Mr. Kraus disclaims beneficial ownership of the shares held by the selling shareholder.

(45)	Represents shares of common stock issuable upon the exercise of 2003 Warrants. Isaac Ableson is a director of the selling shareholder and has voting control and investment discretion over the shares held by the selling shareholder.

(46)	Represents shares of common stock issuable upon the exercise of 2003 Warrants.

(47)	Represents shares of common stock issuable upon the exercise of 2003 Warrants. Joshua Silverman has voting control and investment discretion over the shares held by the selling shareholder.

(48)	Represents shares of common stock issuable upon the exercise of 2003 Warrants. Minna Ledereich, director, and Nathan Ledereich, secretary, have voting control and investment discretion of the shares issuable upon exercise of the warrants.

(49)	Represents shares of common stock issuable upon the exercise of warrants issued in connection with a November 2003 bridge loan to the Company. Yehuda Breitkope has voting control and investment discretion of the shares issuable upon exercise of the warrants held by the selling shareholder.

(50)	Represents shares of common stock issuable upon the exercise of warrants issued in connection with legal services provided to the Company. The selling shareholder has provided legal services to the Company. David Aboudi and Gerald Brounstein have voting control and investment discretion over the warrants and disclaim beneficial ownership of the shares underlying such warrants.

(51)	Represents shares of common stock issued upon exercise of 2005 Warrants. Richard Rosenblum and David Stefansky are principals of the general partner of the selling shareholder and have voting control and investment discretion over the shares held by the selling shareholder. Both Mr. Rosenblum and Mr. Stefansky disclaim beneficial ownership of the shares underlying such warrants.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of the shares that are included in the registration statement of which this prospectus forms a part on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

The selling shareholders may use any one or more of the following methods when selling shares:

•	directly as principals;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made in compliance with applicable laws and regulations;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Act if available, rather than under this prospectus.

The shares of common stock underlying the warrants issued to those selling shareholders who, as indicated in the Selling Shareholder table above, received such warrants as part of compensation pursuant to a placement agency agreement between us and such selling shareholders are restricted in accordance with Rule 2710(g)(1) of the NASD Conduct Rules. Accordingly, those selling shareholders shall not directly or indirectly offer, sell, agree to offer or sell, transfer, assign, pledge, hypothecate or subject to hedging, short sale, derivative, put or call transaction such shares for a period of 180 days after the effective date of this registration statement.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as an agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. We are not aware of any definitive selling arrangement at the date of this prospectus between any selling shareholder and any broker-dealer or agent.

Upon our being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed by us, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	The name of each such selling shareholder and of the participating broker-dealer(s);

•	The number of shares involved;

•	The price at which such shares were sold;

•	The commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	That such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	Other facts material to the transaction.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders may also transfer the shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the applicable selling shareholder and/or the purchasers.

If a selling shareholder uses this prospectus for any sale of the shares, it will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholders will be responsible to comply with the applicable provisions of the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, including, without limitation, Regulation M, as applicable to such selling shareholders in connection with resales of their respective shares under this registration statement.

We are required to pay all fees and expenses incident to the registration of the shares being offered by the selling shareholders, but we will not receive any proceeds from the sale of the shares except for, upon exercise, the exercise price of options and warrants exercised on a cash basis. We have agreed to indemnify certain selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES

The following is a summary of certain rights of our common stock and preferred stock and related provisions of our articles of incorporation and bylaws. For more detailed information, please see our articles of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

We are authorized to issue 900,000,000 shares of common stock, $0.001 par value per share, and 15,000,000 shares of preferred stock, $0.01 par value per share. As of August 9, 2006, there were 340,734,039 shares of common stock and no shares of preferred stock issued and outstanding.

Common Stock

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. The holders of shares of our common stock do not have cumulative voting rights for the election of directors and, accordingly, the holders of more than 50% of the shares of common stock are able to elect all directors. Holders of shares of common stock are entitled to receive dividends when, as and if declared by the board of directors from funds legally available therefor, subject to the rights of preferred shareholders, if any. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive, pro-rata, that portion of our assets which are legally available for distribution to shareholders, subject to the rights of preferred shareholders, if any. Holders of our common stock are not entitled to preemptive rights.

Preferred Stock

Our board of directors has the authority, without approval by the shareholders, to issue up to a total of 15,000,000 shares of preferred stock in one or more series. The board of directors may establish the number of shares to be included in each such series and may fix the designations, preferences, powers and other rights of the shares of a series of preferred stock, including without limitation voting powers, conversion or dividend rights, redemption privileges and liquidation preferences. The board could authorize the issuance of preferred stock with voting or conversion rights that could dilute the voting power or rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Rim Semiconductor and might harm the market price of our common stock. We have no current plans to issue any shares of preferred stock.

Anti-Takeover Effects of Our Articles of Incorporation and Bylaws

The provisions of our articles of incorporation and bylaws summarized below could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions are expected to discourage coercive takeover practices and inadequate takeover bids and are designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock.  The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of an attempt to acquire us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Requirements for Advance Notification of Shareholder Nominations and Proposals.  Our bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. The bylaws do not give the board of directors the power to approve or disapprove shareholder nominations of candidates or proposals regarding business to be conducted at a special or annual meeting of the shareholders. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of our company.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

We are a Utah corporation. Section 16-10a-902 of the Utah Revised Business Corporation Act (the “Revised Act”) provides that a corporation may indemnify any individual who was, is or is threatened to be made a named defendant or respondent (a “Party”) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a “Proceeding”), because he or she is or was a director of the corporation or, while a director of the corporation, is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or other person or of an employee benefit plan (an “Indemnifiable Director”), against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty, fine or reasonable expenses (including attorneys’ fees), incurred in the Proceeding if: (i) his or her conduct was in good faith; (ii) he or she reasonably believed that his or her conduct was in, or not opposed to, the best interests of the corporation and (iii) in the case of any criminal proceeding, had no reasonable cause to believe such conduct was unlawful; provided, however, that pursuant to Subsection 902(4): (a) indemnification under Section 902 in connection with a Proceeding by or in the right of the corporation is limited to payment of reasonable expenses (including attorneys’ fees) incurred in connection with the Proceeding and (b) the corporation may not indemnify an Indemnifiable Director in connection with a Proceeding by or in the right of the corporation in which the Indemnifiable Director was adjudged liable to the corporation, or in connection with any other Proceeding charging that the Indemnifiable Director derived an improper personal benefit, whether or not involving action in his or her official capacity, in which Proceeding he or she was adjudged liable on the basis that he or she derived an improper personal benefit.

Section 16-10a-903 of the Revised Act provides that, unless limited by its articles of incorporation, a corporation shall indemnify an Indemnifiable Director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue or matter in the Proceeding, to which he or she was a Party because he or she is or was an Indemnifiable Director of the corporation, for reasonable expenses (including attorneys’ fees) incurred in connection with the Proceeding or claim with respect to which he or she has been successful.

Section 16-10a-904 of the Revised Act provides that a corporation may pay for or reimburse the reasonable expenses (including attorneys’ fees) incurred by an Indemnifiable Director who is a Party to a Proceeding in advance of the final disposition of the Proceeding upon the satisfaction of certain conditions.

In addition to the indemnification provided by Sections 902 and 903, Section 16-10a-905 of the Revised Act provides that, unless otherwise limited by a corporation’s articles of incorporation, an Indemnifiable Director may apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction.

Section 16-10a-907 of the Revised Act provides that, unless a corporation’s articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court-ordered indemnification under Section 905, in each case to the same extent as an Indemnifiable Director; (ii) the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as an Indemnifiable Director and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not an Indemnifiable Director to a greater extent than the right of indemnification granted to an Indemnifiable Director, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

Section 16-10a-908 of the Revised Act authorizes a corporation to purchase and maintain liability insurance for a director, officer, employee, fiduciary or agent of the corporation.

Our Bylaws (the “Bylaws”) provide that subject to the limitations and conditions as provided below and in Section 9 of the Revised Act, a Party in a Proceeding or an appeal, inquiry or investigation that could lead to a Proceeding, by reason of the fact that he or she is or was an Indemnifiable Director shall be indemnified by us against judgments, fines, settlements and reasonable expenses (including, attorneys’ fees) actually incurred by them in connection with such Proceeding, if it is determined that such person: (i) conducted himself or herself in good faith; (ii) reasonably believed that his or her conduct was in, or not opposed to, our best interest and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Reasonableness of expenses shall be determined by the directors, a committee, by special legal counsel or by a vote of the shareholders. However, if a person is found liable to us or is found liable on the basis that personal benefit was improperly received by such person, indemnification is limited to reasonable expenses actually incurred by such person in connection with the Proceeding and will not be made in respect of any Proceeding in which such person shall have been found liable for willful or intentional misconduct in the performance of his or her duty to us. Indemnification may involve indemnification for negligence or under theories of strict liability.

Our Bylaws further provide that indemnification rights granted are contract rights, and no amendment of the Bylaws will limit or deny any such rights with respect to actions taken or Proceedings arising prior to any amendment. Indemnification rights may include the right to be paid the reasonable expenses incurred by an Indemnifiable Director who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses will be made only (i) upon delivery to us of a written affirmation by such director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; (ii) delivery of a written undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified pursuant to the Bylaws or otherwise and (iii) a determination that the facts then known to those making the determination would not preclude indemnification. We, by adoption of a resolution of the directors, may indemnify and advance expenses to an officer, employee, fiduciary or agent to the same extent and subject to the same conditions under which we may indemnify and advance expenses to directors. We may pay or reimburse expenses incurred by a director or officer in connection with his or her appearance as a witness or other participation in a Proceeding at a time when he or she is not a named defendant or respondent in the Proceeding. We may purchase and maintain liability insurance. If any portion of the Bylaws relating to indemnification are invalidated we shall nevertheless indemnify each director, officer or any other person indemnified pursuant to the Bylaws as to costs to the full extent permitted by any applicable portion of the Bylaws that have not been invalidated and to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares of common stock offered under this prospectus will be passed on for us by Munck Butrus, P.C., Dallas, Texas. In February 2006, we issued to Munck Butrus, P.C. for legal services an option to purchase up to 2 million shares of our common stock at an exercise price of $0.0319 per share. The shares underlying such option are included in the registration statement.

EXPERTS

The consolidated financial statements of Rim Semiconductor Company as of and for the years ended October 31, 2005 and 2004 included in this prospectus have been audited by Marcum & Kliegman LLP, independent registered public accounting firm, as stated in their report appearing elsewhere herein. Such financial statements have been included in this prospectus in reliance upon the report of Marcum & Kliegman LLP given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, NE, Room 1580
Washington, D.C. 20549

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC’s Web site at http:\\www.sec.gov.

This prospectus is part of a registration statement we have filed with the SEC relating to the common stock offered hereby. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our common stock. The registration statement and exhibits and schedules are also available at the SEC’s Public Reference Room or through its Web site.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Rim Semiconductor Company
(formerly New Visual Corporation)

We have audited the accompanying consolidated balance sheets of Rim Semiconductor Company (formerly New Visual Corporation) and Subsidiaries (the “Company”) as of October 31, 2005 and 2004 and the related consolidated statements of operations, stockholders’ equity (deficiency), and cash flows for the years ended October 31, 2005 and 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor are we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s control over financial reporting. Accordingly, we express no opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rim Semiconductor Company and Subsidiaries at October 31, 2005 and 2004 and the results of their operations and their cash flows for the years ended October 31, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the consolidated financial statements, the Company incurred net losses of $4,690,382 and $5,506,287 during the years ended October 31, 2005 and 2004, respectively. As of October 31, 2005, the Company had a working capital deficiency of approximately $4,009,620. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2, the accompanying financial statements have been restated to correct for the accounting of the warrants described therein.

/s/  MARCUM & KLIEGMAN LLP

New York, New York
January 28, 2006, except for Notes 1, 2, 3 (Stock-Based Compensation) and 10, which are as of July 6, 2006.

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES
(formerly New Visual Corporation and Subsidiaries)

Consolidated Balance Sheets

	October 31,
	2005	2004
	(Restated)

ASSETS
Current Assets:
Cash	$373,481	$127,811
Other current assets	34,031	7,984

Total Current Assets	407,512	135,795
Property and equipment — net	9,922	23,873
Technology license and capitalized software development fee	5,751,000	5,751,000
Film in distribution — net	—	1,021,722
Deferred financing costs — net	326,307	187,413
Other assets	10,224	7,434

Total Assets	$6,504,965	$7,127,237

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current Liabilities:
Convertible notes payable (net of debt discount of $20,875 and $0, respectively)	$736,997	$913,000
Convertible debentures (net of debt discount of $0 and $512,778, respectively)	—	197,222
Notes payable	1,834,073	1,002,310
Conversion option liability	778,167	—
Derivative liabilities — warrants	86,062	—
Accounts payable and accrued expenses	981,833	2,007,871

Total Current Liabilities	4,417,132	4,120,403
Long-term portion of convertible debentures (net of debt discount of $1,601,586 and $268,750, respectively)	339,125	53,750
Long-term portion of notes payable	108,134	—
Redeemable Series B Preferred Stock	—	3,192,000

Total Liabilities	4,864,391	7,366,153

Commitments, Contingencies and Other Matters
Stockholders’ Equity (Deficiency):
Preferred stock — $0.01 par value; 15,000,000 shares authorized; Series A junior participating preferred stock; -0- shares issued and outstanding	—	—
Common stock — $0.001 par value; 500,000,000 shares authorized; 184,901,320 and 84,781,959 shares issued and outstanding at October 31, 2005 and 2004, respectively	184,902	84,782
Additional paid-in capital	61,359,999	55,031,976
Unearned compensation	(22,771)	(164,500)
Accumulated deficit	(59,881,556)	(55,191,174)

Total Stockholders’ Equity (Deficiency)	1,640,574	(238,916)

Total Liabilities and Stockholders’ Equity (Deficiency)	$6,504,965	$7,127,237

The accompanying notes are an integral part of these consolidated financial statements.

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES
(formerly New Visual Corporation and Subsidiaries)

Consolidated Statements of Operations

	For the Years Ended
	October 31,
	2005	2004
	(Restated)

Revenues	$39,866	$287,570

Operating Expenses:
Cost of sales	11,945	142,691
Impairment of film in distribution	1,009,777	977,799
Research and development expenses (including stock based compensation of $296,667 and $92,500, respectively)	366,306	185,000
Selling, general and administrative expenses (including stock based compensation of $1,131,184 and $1,359,882, respectively)	2,951,925	3,441,187

Total Operating Expenses	4,339,953	4,746,677

Operating Loss	(4,300,087)	(4,459,107)

Other Expenses (Income):
Interest expense	3,027,147	883,592
Derivative gain	(2,233,004)	—
Amortization of deferred financing costs	602,182	78,427
Amortization of unearned financing costs	—	85,161
Gain on sale of property and equipment	(20,000)	—
Gain on exchange of Redeemable Series B Preferred Stock into common stock	(55,814)	—
Gain on conversion of accrued expenses into convertible notes payable	(33,514)	—
Gain on forgiveness of liabilities	(896,702)	—

Total Other Expenses	390,295	1,047,180

Net Loss	$(4,690,382)	$(5,506,287)

Basic and Diluted Net Loss Per Common Share	$(0.04)	$(0.07)

Weighted Average Number of Common Shares Outstanding	114,687,798	78,052,498

The accompanying notes are an integral part of these consolidated financial statements.

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES
(formerly New Visual Corporation and Subsidiaries)

Consolidated Statements of Stockholders’ Equity (Deficiency)
For The Years Ended October 31, 2005 (Restated) and 2004

							Total
			Additional	Unearned			Stockholders’
	Common Stock		Paid in	Financing	Unearned	Accumulated	Equity
	Shares	Amount	Capital	Costs	Compensation	Deficit	(Deficiency)

Balance at October 31, 2004	84,781,959	$84,782	$55,031,976	$—	$(164,500)	$(55,191,174)	$(238,916)
Issuance of common stock for cash	10,289,026	10,289	824,811	—	—	—	835,100
Issuance of common stock under consulting agreements	2,837,500	2,838	339,162	—	(342,000)	—	—
Issuance of common stock for services	5,073,015	5,073	309,594	—	(314,667)	—	—
Issuance of common stock to key employees and directors	2,750,000	2,750	449,750	—	(452,500)	—	—
Issuance of common stock for conversion of notes payable, convertible debentures, and accrued interest	72,763,232	72,763	2,636,193	—	—	—	2,708,956
Issuance of common stock for liquidated damages	803,331	804	97,646	—	—	—	98,450
Issuance of common stock for Below Market Issuance	529,311	529	(529)	—	—	—	—
Issuance of common stock in payment of accounts payable and accrued expenses	422,783	423	71,488	—	—	—	71,911
Issuance of common stock in exchange for surrender of convertible preferred stock	4,651,163	4,651	739,535	—	—	—	744,186
Stock options issued for professional services	—	—	165,869	—	(165,869)	—	—
Stock offering costs	—	—	(39,105)	—	—	—	(39,105)
Reclassification of conversion option liability	—	—	721,833	—	—	—	721,833
Warrants issued for professional services	—	—	11,776	—	(11,776)	—	—
Amortization of unearned compensation expense	—	—	—	—	1,428,541	—	1,428,541
Net loss	—	—	—	—	—	(4,690,382)	(4,690,382)

Balance at October 31, 2005	184,901,320	$184,902	$61,359,999	$—	$(22,771)	$(59,881,556)	$1,640,574

The accompanying notes are an integral part of these consolidated financial statements.

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES
(formerly New Visual Corporation and Subsidiaries)

Consolidated Statements of Stockholders’ Equity (Deficiency)
For The Years Ended October 31, 2005 (Restated) and 2004

							Total
			Additional	Unearned			Stockholders’
	Common Stock		Paid in	Financing	Unearned	Accumulated	Equity
	Shares	Amount	Capital	Costs	Compensation	Deficit	(Deficiency)

Balance at October 31, 2003	70,676,682	$70,677	$51,131,622	$(15,674)	$(404,582)	$(49,684,887)	$1,097,156
Issuance of common stock for cash	4,907,085	4,907	589,093	—	—	—	594,000
Issuance of common stock for extension of promissory notes	310,003	310	49,071	(49,381)	—	—	—
Issuance of common stock in payment for deferred payroll	40,000	40	9,960	—	—	—	10,000
Issuance of common stock for compensation	1,003,999	1,004	230,076	—	(230,000)	—	1,080
Issuance of common stock under consulting agreements	4,002,227	4,002	976,048	—	(980,050)	—	—
Issuance of common stock for services	468,047	468	109,739	—	(2,250)	—	107,957
Issuance of common stock for conversion of notes payable	2,209,631	2,210	329,235	—	—	—	331,445
Issuance of common stock for liquidated damages	283,333	283	23,717	—	—	—	24,000
Issuance of common stock for research and development services	880,952	881	91,619	—	—	—	92,500
Stock offering costs	—	—	(20,475)	—	—	—	(20,475)
Warrants issued with convertible debentures	—	—	577,896	—	—	—	577,896
Value assigned to beneficial conversions	—	—	772,104	—	—	—	772,104
Warrants issued to placement agent	—	—	121,018	—	—	—	121,018
Value assigned to warrants issued for extension of convertible notes	—	—	15,992	(15,992)	—	—	—
Warrants issued for professional services	—	—	21,147	—	—	—	21,147
Value assigned to warrants issued for convertible notes	—	—	4,114	(4,114)	—	—	—
Amortization of unearned compensation expense	—	—	—	—	1,452,382	—	1,452,382
Amortization of unearned financing costs	—	—	—	85,161	—	—	85,161
Net loss	—	—	—	—	—	(5,506,287)	(5,506,287)

Balance at October 31, 2004	84,781,959	$84,782	$55,031,976	$—	$(164,500)	$(55,191,174)	$(238,916)

The accompanying notes are an integral part of these consolidated financial statements.

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES
(formerly New Visual Corporation and Subsidiaries)

Consolidated Statements of Cash Flow

	For the Years Ended October 31,
	2005	2004
	(Restated)

Cash Flows from Operating Activities
Net Loss	$(4,690,382)	$(5,506,287)
Adjustments to reconcile net loss to net cash used in operating activities:
Consulting fees and other compensatory elements of stock issuances	1,428,541	1,452,382
Derivative gain	(2,233,004)	—
Interest paid in stock	—	13,946
Penalties paid in stock	—	24,000
Warrants issued for services	—	21,147
Impairment of film in distribution	1,009,777	977,799
Gain on sale of property and equipment	(20,000)	—
Gain on exchange of Redeemable Series B Preferred Stock into common stock	(55,814)	—
Gain on conversion of accrued expenses into convertible notes payable	(33,514)	—
Gain on forgiveness of liabilities	(896,702)	—
Amortization of unearned financing costs	—	85,161
Amortization of deferred financing costs	602,182	78,427
Amortization of film in production costs	11,945	142,691
Amortization on debt discount on notes	2,692,581	568,471
Depreciation	25,112	17,428
Change in assets (increase) decrease:
Other current assets	(26,047)	(2,969)
Other assets	(2,790)	5,602
Change in liabilities increase (decrease):
Accounts payable and accrued expenses	(224,084)	474,524

Net Cash Used in Operating Activities	(2,412,199)	(1,647,678)

Cash Used in Investing Activities
Acquisition of technology license and development fee	—	(95,000)
Acquisition of property and equipment	(11,161)	—

Net Cash Used in Investing Activities	(11,161)	(95,000)

Cash Flows from Financing Activities
Proceeds from issuance of common stock	835,100	594,000
Offering costs related to stock issuances	—	(20,475)
Proceeds from convertible debentures	3,500,000	1,350,000
Proceeds from notes payable	300,000	262,000
Proceeds from convertible notes payable	—	100,000
Capitalized financing costs	(422,010)	(144,822)
Repayments of convertible debentures	—	(300,000)
Repayments of notes payable	(1,010,021)	—
Repayments of convertible notes payable	(534,039)	(290,000)

Net Cash Provided by Financing Activities	2,669,030	1,550,703

Increase (Decrease) in Cash	245,670	(191,975)
Cash — Beginning of Year	127,811	319,786

Cash — Ending of Year	$373,481	$127,811

The accompanying notes are an integral part of these consolidated financial statements.

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES
(formerly New Visual Corporation and Subsidiaries)

Consolidated Statements of Cash Flow

	For the Years Ended October 31,
	2005	2004
	(Restated)

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$203,539	$14,565

Income taxes	$—	$—

Non-Cash Investing and Financing Activities:
Compensation satisfied by issuance of common stock	$—	$119,037

Common stock issued for conversion of convertible debentures, notes payable and accrued interest	$2,708,956	$331,445

Accounts payable and accrued expenses satisfied by issuance of common stock	$71,911	$—

Common stock issued for accrued liquidated damages	$98,450	$24,000

Accounts payable and accrued expenses converted to notes payable	$55,251	$—

Value assigned to beneficial conversion in connection with issuance of convertible debentures	$—	$772,104

Value assigned to warrants issued to purchasers of convertible debentures	$2,000,000	$577,896

Value assigned to conversion option liability in connection with issuance of convertible debentures	$1,500,000	$—

Value assigned to warrants issued to placement agent	$319,066	$121,018

Value assigned to warrants issued for extension of convertible notes	$—	$20,106

Redeemable Series B Preferred Stock exchanged into notes payable	$2,392,000	$—

Redeemable Series B Preferred Stock (recorded at $800,000) exchanged into common stock	$744,186	$—

Deferred compensation converted to convertible note payable (see footnote 9 (6))	$383,911	$—

Reclassification of conversion option liability to equity	$721,833	$—

The accompanying notes are an integral part of these consolidated financial statements.

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES
(formerly New Visual Corporation and Subsidiaries)

Notes to Consolidated Financial Statements

1.  Principles of Consolidation, Business and Continued Operations

The consolidated financial statements include the accounts of Rim Semiconductor Company (formerly New Visual Corporation)(“Rim Semi”) and its wholly owned operating subsidiaries, NV Entertainment, Inc. (“NV Entertainment”), and NV Technology, Inc. (“NV Technology” collectively, the “Company”). Top Secret Productions, LLC is a 50% owned subsidiary of NV Entertainment. All significant intercompany balances and transactions have been eliminated. The Company consolidates its 50% owned subsidiary Top Secret Productions, LLC due to the Company’s control of management and financial matters of such entity.

Rim Semiconductor Company was incorporated under the laws of the State of Utah on December 5, 1985. In November of 1999, the Company began to focus its business activities on the development of new Semiconductor Technologies. Pursuant to such plan, in February of 2000, the Company acquired NV Technology. The Company’s technology business has generated no revenues to date.

The Company operates in two business segments, the production of motion pictures, films and videos (Entertainment Segment) and development of new semiconductor technologies (Semiconductor Segment). The Company’s Entertainment Segment is dependent on future revenues from the Company’s film “Step Into Liquid” (“Film”). The Semiconductor Segment is dependent on the Company’s ability to successfully commercialize its developed technology.

Through its subsidiary NV Entertainment the Company has operating revenues for its Entertainment Segment, but may continue to report operating losses for this segment. The Semiconductor Segment will have no operating revenues until successful commercialization of its developed technology, but will continue to incur substantial operating expenses, capitalized costs and operating losses.

Going Concern Uncertainty (Restated)

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business.

The carrying amounts of assets and liabilities presented in the financial statements do not purport to represent realizable or settlement values. The Company has suffered significant recurring operating losses, used substantial funds in its operations, and needs to raise additional funds to accomplish its objectives. For the years ended October 31, 2005 and 2004 the Company incurred net losses of approximately $4.7 million and $5.5 million, respectively, and as of October 31, 2005 had a working capital deficiency of approximately $4.0 million. In addition, management believes that the Company will continue to incur net losses and cash flow deficiencies from operating activities through at least October 31, 2006. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

As more fully described in the notes below, the Company funded its operations during 2005 and 2004 through sales of its common stock, par value $0.001 per share (the “Common Stock”), proceeds from notes, convertible notes and convertible debentures resulting in approximate net proceeds to the Company of $4,635,000 and $2,306,000, respectively.

The Company’s ability to continue to operate as a going concern is dependent on its ability to generate sufficient cash flows to meet its obligations on a timely basis, to obtain additional financing and to ultimately attain profitability.

Management of the Company is continuing its efforts to secure funds through equity and/or debt instruments for its operations. The Company will require additional funds for its operations and to pay down its liabilities, as well as finance its expansion plans consistent with its business plan. However, there can be no

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES
(formerly New Visual Corporation and Subsidiaries)

Notes to Consolidated Financial Statements — (Continued)

assurance that the Company will be able to secure additional funds and that if such funds are available, whether the terms or conditions would be acceptable to the Company and whether the Company will be able to turn into a profitable position and generate positive operating cash flow. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty and these adjustments may be material.

2.  Restatement

On July 6, 2006, the Company’s Board of Directors, after consultations by management and the Audit Committee with the Company’s independent registered public accounting firm, concluded that the classification of warrants in connection with the 2005 convertible debentures was not in accordance with interpretations of Emerging Issues Task Force (“EITF”) Issue No. 00-19 “Accounting for Derivative Financial Instruments Indexed To and Potentially Settled In, a Company’s Own Stock.” Accordingly, the consolidated financial statements included in the Company’s Annual Report on Form 10-KSB for the period ended October 31, 2005, as filed on January 30, 2006 and amended on February 28, 2006 (the “2005 10-KSB”), and included herein have been restated to correct the accounting for the warrants as derivative liabilities. The previously issued consolidated financial statements included in the 2005 Form 10-KSB should not be relied upon. As a result of this restatement, $86,062 included in stockholders’ equity at October 31, 2005 should have been recorded as a derivative liability and the Company should have recorded a gain of $2,233,004 for the change in fair value of derivative liabilities for the fiscal year ended October 31, 2005. The treatment of this non-cash accounting item results in a decrease in the Company’s net loss for the fiscal year ended October 31, 2005 as follows:

	For the Fiscal Year Ended October 31, 2005
	(As Reported)	(As Restated)

Net loss	$(6,923,386)	$(4,690,382)
Basic and diluted net loss per share of common stock	$(0.06)	$(0.04)

The correction of the above results in the following changes to the Company’s stockholders’ equity and liabilities at October 31, 2005:

	(As Reported)	(As Restated)

Total liabilities	$4,778,329	$4,864,391
Stockholders’ equity	$1,726,636	$1,640,574

3.  Summary of Significant Accounting Policies

Accounting Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include impairment analysis for long-lived assets, the individual-film-forecast computation method, and valuation of derivative instruments. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying amounts reported in the consolidated balance sheets for cash, accounts payable, accrued expenses, convertible notes payable, and notes payable approximate fair value because of their immediate or short-term nature. The fair value of long-term notes payable and convertible debentures approximates their

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES
(formerly New Visual Corporation and Subsidiaries)

Notes to Consolidated Financial Statements — (Continued)

carrying value because the stated rates of the debt either reflect recent market conditions or are variable in nature.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed on a straight-line method over the estimated useful lives of the assets, which generally range from five to seven years. Maintenance and repair expenses are charged to operations as incurred.

Film in Distribution

Statement of Position 00-2, “Accounting by Producers or Distributors of Films” (“SOP-00-2”) requires that film costs be capitalized and reported as a separate asset on the balance sheet. Film costs include all direct negative costs incurred in the production of a film, as well as allocations of production overhead and capitalized interest. Direct negative costs include cost of scenario, story, compensation of cast, directors, producers, writers, extras and staff, cost of set construction, wardrobe, accessories, sound synchronization, rental of facilities on location and post production costs. SOP-00-2 also requires that film costs be amortized and participation costs accrued, using the individual-film-forecast-computation method, which amortizes or accrues such costs in the same ratio that the current period actual revenue (numerator) bears to the estimated remaining unrecognized ultimate revenue as of the beginning of the fiscal year (denominator). The Company makes certain estimates and judgments of its future gross revenue to be received for each film based on information received by its distributors, historical results and management’s knowledge of the industry. Revenue and cost forecasts are continually reviewed by management and revised when warranted by changing conditions. A change to the estimate of gross revenues for an individual film may result in an increase or decrease to the percentage of amortization of capitalized film costs relative to a previous period.

In addition, SOP-00-2 also requires that if an event or change in circumstances indicates that an entity should assess whether the fair value of a film is less than its unamortized film costs, then an entity should determine the fair value of the film and write-off to the statements of operations the amount by which the unamortized film costs exceeds the Film’s fair value.

During January 2005, the Company performed its review, and it was determined that the unamortized film costs exceeded the Film’s fair value. The Company determined that its previous estimation of the expenses incurred by the Film’s distributor were too low and the estimation of future revenue were too high. As a result of this review, the Company wrote-down the carrying value attributed to its Film In Distribution to $1,021,722 at October 31, 2004. This resulted in an impairment of $977,799 which is included in the consolidated statement of operations for the year ended October 31, 2004.

During July 2005, the Company performed its review, and it was determined that the unamortized film costs exceeded the Film’s fair value. The conclusion was based upon information the Company received from the film’s distributor relating to lower than expected sales. As a result of this review, the Company wrote-down the remaining carrying value attributed to the Film to $0. This resulted in an impairment of $1,009,777 which is included in the consolidated statement of operations for the year ended October 31, 2005.

Income Taxes

Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). SFAS No. 109 employs an asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to the difference between the financial statement carrying amounts and the tax bases of existing assets and

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES
(formerly New Visual Corporation and Subsidiaries)

Notes to Consolidated Financial Statements — (Continued)

liabilities. Under SFAS No. 109, the effect on deferred income taxes of a change in tax rates is recognized in operations in the period that includes the enactment date.

Revenue Recognition

The Company recognizes film revenue from the distribution of its feature film and related products when earned and reasonably estimable in accordance with SOP 00-2. The following conditions must be met in order to recognize revenue in accordance with SOP 00-2:

•	persuasive evidence of a sale or licensing arrangement with a customer exists;

•	the film is complete and, in accordance with the terms of the arrangement, has been delivered or is available for immediate and unconditional delivery;

•	the license period of the arrangement has begun and the customer can begin its exploitation, exhibition or sale;

•	the arrangement fee is fixed or determinable; and

•	collection of the arrangement fee is reasonably assured.

Under a rights Agreement with Lions Gate Entertainment (“LGE”) the domestic distributor for its Film entitled Step Into Liquid, the Company shares with LGE in the profits of the Film after LGE recovers its marketing, distribution and other predefined costs and fees. The agreement provides for the payment of minimum guaranteed license fees, usually payable on delivery of the respective completed film, that are subject to further increase based on the actual distribution results in the respective territory. Minimum guaranteed license fees totaled approximately $27,000 and $95,000 during the years ended October 31, 2005 and 2004, respectively and were recorded as revenue.

Research and Development

Research and development costs are charged to expense as incurred. Amounts allocated to acquired-in-process research and development costs, from business combinations, are charged to operations at the consummation of the acquisition.

Capitalized Software Development Costs

Capitalization of computer software development costs begins upon the establishment of technological feasibility. Technological feasibility for the Company’s computer software is generally based upon achievement of a detail program design free of high-risk development issues and the completion of research and development on the product hardware in which it is to be used. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized computer software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenue, estimated economic life and changes in software and hardware technology.

Amortization of capitalized computer software development costs commences when the related products become available for general release to customers. Amortization is provided on a product-by-product basis. The annual amortization is the greater of the amount computed using (a) the ratio that current gross revenue for a product bears to the total of current and anticipated future gross revenue for that product, or (b) the straight-line method over the remaining estimated economic life of the product.

The Company periodically performs reviews of the recoverability of such capitalized software costs. At the time a determination is made that capitalized amounts are not recoverable based on the estimated cash

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES
(formerly New Visual Corporation and Subsidiaries)

Notes to Consolidated Financial Statements — (Continued)

flows to be generated from the applicable software, the capitalized costs of each software product is then valued at the lower of its remaining unamortized costs or net realizable value.

No assurance can be given that the Company’s technology will receive market acceptance. Accordingly it is possible that the carrying amount of the technology license may be reduced materially in the near future.

The Company has no amortization expense for the years ended October 31, 2005 and 2004 for its capitalized software development costs.

Redeemable Series B Preferred Stock

Redeemable Series B Preferred Stock, which includes characteristics of both liabilities and equity, is classified as a long-term liability in accordance with the provisions of SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” In April 2005, the Redeemable Series B Preferred Stock was cancelled in exchange for the issuance of common stock and a promissory note. See Note 8 for further discussion.

Loss Per Common Share

Basic loss per common share is computed based on weighted average shares outstanding and excludes any potential dilution. Diluted loss per share reflects the potential dilution from the exercise or conversion of all dilutive securities into common stock based on the average market price of common shares outstanding during the period. No effect has been given to outstanding options, warrants or convertible debentures in the diluted computation, as their effect would be anti-dilutive.

The number of potentially dilutive securities excluded from computation of diluted loss per share was approximately 172,755,614 (see Note 14) and 38,509,190, for the years ended October 31, 2005 and 2004, respectively.

Stock-Based Compensation (Restated)

The Company follows Statement of Financial Accounting Standards No. 123 (“SFAS No. 123”), “Accounting for Stock-Based Compensation”. SFAS No. 123 establishes accounting and reporting standards for stock-based employee compensation plans. This statement allows companies to choose between the fair value-based method of accounting as defined in this statement and the intrinsic value-based method of accounting as prescribed by Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees”.

The Company has elected to continue to follow the accounting guidance provided by APB 25, as permitted for stock-based compensation relative to the Company employees. Stock and options granted to other parties in connection with providing goods and services to the Company are accounted for under the fair value method as prescribed by SFAS No. 123.

In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an Amendment of FASB Statement No. 123”. This statement amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 also requires that those effects be disclosed more prominently by specifying the form, content, and location of those disclosures.

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES
(formerly New Visual Corporation and Subsidiaries)

Notes to Consolidated Financial Statements — (Continued)

	For the Years Ended October 31,
	2005	2004
	(Restated)

Net loss, as reported	$(4,690,382)	$(5,506,287)
Add: Stock-based employee compensation expense included in reported net loss	—	—
Less: Total stock-based employee compensation expense determined under the fair value-based method for all awards	(1,029,125)	(333,500)

Net loss, pro-forma	$(5,719,507)	$(5,839,787)

Basic and Diluted Net Loss per Common Share:
As reported	$(0.04)	$(0.07)

Pro-forma	$(0.05)	$(0.07)

Impairment of Long-Lived Assets

Pursuant to SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of”, the Company evaluates its long-lived assets for financial impairment, and continues to evaluate them as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable.

The Company evaluates the recoverability of long-lived assets by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values.

Impact of Recently Issued Accounting Standards

In January 2003, the FASB issued Interpretation Number 46, “Consolidation of Variable Interest Entities” (“FIN 46”). This interpretation of Accounting Research Bulletin (“ARB”) No. 51, “Consolidated Financial Statements,” provides guidance for identifying a controlling interest in a variable interest entity (“VIE”) established by means other than voting interests. FIN 46 also requires consolidation of a VIE by an enterprise that holds such a controlling interest. In December 2003, the FASB completed its deliberations regarding the proposed modification to FIN 46 and issued Interpretation Number 46(R), “Consolidation of Variable Interest Entities-an Interpretation of ARB No. 51” (“FIN 46(R)”). The decisions reached included a deferral of the effective date and provisions for additional scope exceptions for certain types of variable interest. Application of FIN 46(R) is required in financial statements of public entities that have interests in VIEs or potential VIEs commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public small business issuers’ entities is required in all interim and annual financial statements for periods ending after December 15, 2004. The adoption of this pronouncement did not have an impact on the Company’s consolidated financial position, results of operations or cash flows.

In April 2005, the Securities and Exchange Commission issued release number 33-8568, AMENDMENT TO RULE 4-01(A) OF REGULATION S-X REGARDING THE COMPLIANCE DATE FOR STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123 (REVISED 2004), SHARE BASED PAYMENT. This release delays the date for compliance with Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share Based Payment” (“SFAS 123R”) to the registrant’s first interim or annual reporting period beginning on or after December 15, 2005. SFAS 123R requires public entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES
(formerly New Visual Corporation and Subsidiaries)

Notes to Consolidated Financial Statements — (Continued)

of the award, and no longer allows companies to apply the intrinsic value based method of accounting for stock compensation described in APB 25. The Company has elected to early adopt SFAS 123R and will apply its requirements as of November 1, 2005.

The Company has elected to use the modified prospective application transition method and accordingly, measurement and attribution of compensation cost for awards that are outstanding as of the adoption date will be based on the original grant date fair value and the same attribution method that the Company previously used. The Company expects these transition provisions to result in the recognition of approximately $250,000 in stock based compensation expense during the three months ended January 31, 2006 related to the vesting of options previously granted in April 2005 as further discussed in Note 14.

The Company estimates that options granted to the Company’s Chief Executive Officer and Executive Vice President in January 2006, as further discussed in Note 18, will result in stock based compensation expense of approximately $575,000 under the measurement requirements of SFAS 123R and expects this to be recognized through the service period of July 2006.

In June 2005, the FASB published Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”). SFAS 154 establishes new standards on accounting for changes in accounting principles. Pursuant to the new rules, all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS 154 completely replaces Accounting Principles Bulletin No. 20 and SFAS 3, though it carries forward the guidance in those pronouncements with respect to accounting for changes in estimates, changes in the reporting entity, and the correction of errors. The requirements in SFAS 154 are effective for accounting changes made in fiscal years beginning after December 15, 2005. The Company will apply these requirements to any accounting changes after the implementation date.

The Emerging Issues Task Force (“EITF”) reached a tentative conclusion on EITF Issue No. 05-1, “Accounting for the Conversion of an Instrument That Becomes Convertible upon the Issuer’s Exercise of a Call Option” that no gain or loss should be recognized upon the conversion of an instrument that becomes convertible as a result of an issuer’s exercise of a call option pursuant to the original terms of the instrument. The adoption of this pronouncement is not expected to have an impact on the Company’s consolidated financial position, results of operations, or cash flows.

In June 2005, the FASB ratified EITF Issue No. 05-2, “The Meaning of ‘Conventional Convertible Debt Instrument’ in EITF Issue No. 00-19, ‘Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock’ ” (“EITF No. 05-2”), which addresses when a convertible debt instrument should be considered ‘conventional’ for the purpose of applying the guidance in EITF No. 00-19. EITF No. 05-2 also retained the exemption under EITF No. 00-19 for conventional convertible debt instruments and indicated that convertible preferred stock having a mandatory redemption date may qualify for the exemption provided under EITF No. 00-19 for conventional convertible debt if the instrument’s economic characteristics are more similar to debt than equity. EITF No. 05-2 is effective for new instruments entered into and instruments modified in periods beginning after June 29, 2005. The Company has applied the requirements of EITF No. 05-2 since the required implementation date. The adoption of this pronouncement did not have an impact on the Company’s consolidated financial position, results of operations or cash flows.

EITF Issue No. 05-4 “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, ‘Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock’ ” (“EITF No. 05-4”) addresses financial instruments, such as stock purchase warrants, which are accounted for under EITF No. 00-19 that may be issued at the same time and in contemplation of a registration rights agreement that includes a liquidated damages clause. The consensus of

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES
(formerly New Visual Corporation and Subsidiaries)

Notes to Consolidated Financial Statements — (Continued)

EITF No. 05-4 has not been finalized. The adoption of this pronouncement is not expected to have an impact on the Company’s consolidated financial position, results of operations, or cash flows.

In September 2005, the FASB ratified EITF Issue No. 05-7, “Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues” (“EITF No. 05-7”), which addresses whether a modification to a conversion option that changes its fair value affects the recognition of interest expense for the associated debt instrument after the modification and whether a borrower should recognize a beneficial conversion feature, not a debt extinguishment, if a debt modification increases the intrinsic value of the debt (for example, the modification reduces the conversion price of the debt). EITF No. 05-7 is effective for the first interim or annual reporting period beginning after December 15, 2005. The Company will adopt EITF No. 05-7 as of the beginning of the Company’s interim reporting period that begins on February 1, 2006. The Company is currently in the process of evaluating the effect that the adoption of this pronouncement will have on its financial statements.

In September 2005, the FASB ratified EITF Issue No. 05-8, “Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature” (“EITF No. 05-8”), which addresses the treatment of convertible debt issued with a beneficial conversion feature as a temporary difference under the guidance in SFAS 109. In addition, deferred taxes recognized for a temporary difference of debt with a beneficial conversion feature should be recognized as an adjustment of additional paid-in capital. Entities should apply the guidance in EITF No. 05-8 in the first interim or annual reporting period that begins after December 15, 2005. Its provisions should be applied retrospectively under the guidance in SFAS 154 to all convertible debt instruments with a beneficial conversion feature accounted for under the guidance in EITF No. 00-27 “Application of EITF Issue No. 98-5 ‘Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios.’ ’’ The Company has applied the requirements of EITF No. 05-8 to all previously existing convertible debt instruments with a beneficial conversion feature and will apply the requirements of EITF No. 05-8 beginning on February 1, 2006 for all new convertible debt instruments with a beneficial conversion feature. The adoption of this pronouncement for new convertible debt instruments with a beneficial conversion feature is not expected to have an impact on the Company’s consolidated financial position, results of operations or cash flows.

Reclassifications

Certain prior year balances have been reclassified to conform to the current year presentation.

4.  Property and Equipment

Property and equipment, consists of the following:

	At October 31,
	2005	2004

Furniture and fixtures	$6,525	$54,097
Camera equipment	—	298,109
Office equipment	4,636	109,515

	11,161	461,721
Less: accumulated depreciation	1,239	437,848

Total	$9,922	$23,873

For the years ended October 31, 2005 and 2004, depreciation expense was $25,112 and $17,428, respectively.

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES
(formerly New Visual Corporation and Subsidiaries)

Notes to Consolidated Financial Statements — (Continued)

5.  Technology License and Development Agreement

On April 17, 2002, the Company entered into a development and license agreement with Adaptive Networks, Inc. (“Adaptive”) to acquire a worldwide, perpetual license to Adaptive’s Powerstreamtm technology, intellectual property, and patent portfolio for use in products relating to all applications in the field of the copper telephone wire telecommunications network. In consideration of the grant of the license, the Company assumed certain debt obligations of Adaptive to Zaiq Technologies, Inc. (“Zaiq”) and TLSI, Inc. (“TLSI”). The Company then issued 3,192 shares of its Redeemable Series B Preferred Stock, valued at $3,192,000, with a liquidation preference of $1,000 per share and paid $250,000 in cash to Zaiq in satisfaction of the Zaiq debt. The Company also issued 624,480 shares of common stock, valued at $750,000, to TLSI in satisfaction of the TLSI debt. The value of the consideration issued by the Company in connection with the license agreement totaled $4,192,000.

The Company also paid Adaptive a development fee of $1,559,000 for software development services and agreed to pay Adaptive a royalty equal to a percentage of the net sales of products sold by the Company and license revenue received by the Company.

The Company capitalized the consideration issued in connection with the license fee and development fee totaling $5,751,000. The Company’s technical employees and advisors concluded that as of March 2002 the Company had established technological feasibility for its ultimate telecommunication product to be marketed. Additional development services and testing, to be performed principally by HelloSoft, Inc. (“HelloSoft”) of San Jose, California, a third party consultant, are necessary to complete the commercialization of the product development. The Company and HelloSoft are parties to a services agreement, dated as of March 31, 2004, under which HelloSoft provides continuing development services relating to the Company’s semiconductor chipset. See Note 16 for further details.

In December 2005, the Company made available to target customers the E30 Release 1.3. No assurance can be given that the Company can complete development of such technology, or that with respect to such technology that is fully developed, it can be commercialized on a large-scale basis or at a feasible cost. No assurance can be given that such technology will receive market acceptance. Accordingly it is possible that the carrying amount of the technology license may be reduced materially in the near future.

The agreement with Adaptive was amended November 26, 2004. Under the Amended Agreement, the Company has accepted from Adaptive final delivery of the source code, the intellectual property rights related thereto and other materials related to certain technologies that were to be developed by Adaptive. The Company and Adaptive’s joint ownership rights will continue with respect to any improvements, developments, discoveries or other inventions that are developed under the agreement with HelloSoft. In addition, under the Amended Agreement, Adaptive has agreed that the first $5 million of royalties otherwise payable by the Company to Adaptive thereunder from proceeds of the sale or license of the semiconductor technologies are to be offset by a credit in the same amount.

6.  Film in Distribution

In April 2000, the Company entered into a joint venture production agreement to produce a feature length film (“Step Into Liquid”) for theatrical distribution. The Company agreed to provide 100% of the funding for the production in the amount of up to $2,250,000 and, in exchange, received a 50% share in all net profits from worldwide distribution and merchandising, after receiving funds equal to its initial investment of up to $2,250,000. As of October 31, 2005 the Company has funded a net of $2,335,101 for completion of the film. The film is currently in foreign and DVD distribution.

Based upon information received from the Company’s film distributor in January 2005, the Company recorded an impairment charge of $977,799 during the year ended October 31, 2004 which reduced the

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES
(formerly New Visual Corporation and Subsidiaries)

Notes to Consolidated Financial Statements — (Continued)

carrying value of its film in distribution to $1,021,722. The impairment charge was due to higher than expected distribution costs and lower than expected average retail selling price for the DVD. In addition, based upon information received from the Company’s film distributor in July 2005, which indicated that sales were lower than expected, the Company recorded an impairment charge of $1,009,777 during the year ended October 31, 2005 which reduced the carrying value of its film in distribution to $0.

The Company recognized revenues of $39,866 and $287,570 for the years ended October 31, 2005 and 2004, respectively. The Company had amortization costs of $11,945 and $142,691 for the years ended October 31, 2005 and 2004, respectively.

7.  Deferred Financing Cost

At October 31, 2005, deferred financing cost consists of costs incurred and warrants issued in connection with the sale of $3,500,000 of 2005 Debentures, $1,350,000 of 7% convertible debentures, and a promissory note:

Deferred financing cost	$1,006,916
Less: accumulated amortization	(680,609)

Deferred financing cost, net	$326,307

Costs incurred in connection with debt financings are capitalized as deferred financing costs and amortized over the term of the related debt. If any or all of the related debt is converted or repaid prior to its maturity date, a pro-rata share of the related deferred financing costs are written off and recorded as amortization expense in the period of the conversion or repayment in the consolidated statement of operations. For the years ended October 31, 2005 and 2004, amortization of deferred financing cost was $602,182 and $78,427, respectively.

8.  Exchange Agreement

In April 2005, the Company entered into an Exchange Agreement (the “Exchange Agreement”) with Zaiq Technologies, Inc. (“Zaiq”), pursuant to which the Company issued 4,651,163 shares of common stock with a value of $744,186 and a promissory note in the principal amount of $2,392,000 (see Note 11) in exchange for the surrender by Zaiq of 3,192 shares of Redeemable Series B Preferred Stock. The Company issued the Redeemable Series B Preferred Stock to Zaiq pursuant to a Receivables Purchase and Stock Transfer Restriction Agreement dated as of April 17, 2002. These shares had an aggregate liquidation preference of $3,192,000, constituted all of the Redeemable Series B Preferred Stock issued and outstanding as of the date of the Exchange Agreement, and were cancelled upon the closing of the Exchange Agreement. The fair value of the common stock and promissory note on the closing date was determined to be less than the aggregate liquidation preference of the Redeemable Series B Preferred Stock and accordingly a gain of $55,814 was recognized during the year ended October 31, 2005.

The Exchange Agreement provides that, subject to certain exceptions, if the Company, at any time prior to the payment in full of the amount due under the promissory note, issues common stock or securities convertible into or exercisable for shares of common stock at a price below the fair market value of the common stock or such securities (a “Below Market Issuance”), then the Company will issue to Zaiq additional shares of common stock in an amount that is determined in accordance with a formula that takes into consideration both the number of shares of common stock or other securities issued and the total consideration received by the Company in the Below Market Issuance. During the year ended October 31, 2005, the Company issued 529,311 additional shares of common stock with an aggregate par value of $529 and a fair value of $18,504 to Zaiq as a result of Below Market Issuances.

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES
(formerly New Visual Corporation and Subsidiaries)

Notes to Consolidated Financial Statements — (Continued)

Under the terms of the agreements with Zaiq, a portion of the proceeds of any new financing consummated by the Company through the first anniversary of the agreement are to be applied to the prepayment of the note. See Note 11.

In December 2005, the Company entered into an agreement with Zaiq to repurchase shares of common stock held of record by Zaiq and retire the promissory note with Zaiq at a discount. See Note 18 for further details.

9.  Convertible Notes Payable

The Company entered into several convertible promissory note agreements with various trusts and individuals to fund the operations of the Company. The Company agreed to pay the principal and an additional amount equal to 50% of the principal on all notes below except for one note for $10,000 which accrues interest at the rate of 9% per annum and the March 2005 convertible promissory note discussed in the following paragraph.

The outstanding convertible notes are summarized in the table below:

	At October 31,
	2005	2004

Note payable(1)	$97,000	$140,000
Notes payable (ten notes)(2)	478,000	483,000
Notes payable, 9% interest(3)	10,000	10,000
Notes payable (four notes), 12% interest(4)	—	180,000
Notes payable (eight notes), 12%(5)	—	100,000
Note payable — related party(6)	172,872	—

TOTAL	$757,872	$913,000
less: unamortized debt discount	(20,875)	—

	$736,997	$913,000

(1)	The note was issued in October 2001 in the amount of $250,000, and due only when receipts received by the Company from its Top Secret Productions, LLC joint venture exceed $375,000. The note and any accrued and unpaid interest may be converted at any time, in whole or in part, into shares of common stock at a conversion price per share of $0.40. The Company made payments of $43,000 and $110,000 during the years ended October 31, 2005 and 2004, respectively.

(2)	The notes were issued during the period from March 2002 through July 2003 in the aggregate amount of $478,000, and due only when receipts received by the Company from its Top Secret Productions, LLC joint venture exceed $2,250,000. The notes and any accrued and unpaid interest may be converted at any time, in whole or in part, into shares of common stock at conversion prices per share ranging from $0.33 to $1.00. Principal of $5,000 and accrued interest of $2,500 was converted into 17,857 shares of common stock during the year ended October 31, 2005.

(3)	The note was issued in July 2003, in the amount of $10,000, and due only when receipts received by the Company from its Top Secret Productions, LLC joint venture exceed $750,000. The note and any accrued and unpaid interest may be converted at any time, in whole or in part, into shares of common stock at a conversion price per share of $0.60.

(4)	The notes were issued in May 2003 and had an original due date of November 21, 2003. The note holders extended the due date until January 7, 2004 in exchange for 160,000 shares of common stock. In January

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES
(formerly New Visual Corporation and Subsidiaries)

Notes to Consolidated Financial Statements — (Continued)

2004, the Company paid $180,000 of principal payments and further extended the remaining notes until the next round of financing was completed. The remaining principal of $180,000 was repaid in June 2005 from the proceeds of the private placement of the 2005 Debentures further discussed in Note 10, and accrued interest of $1,800 was paid on the 21st of each month through May 2005.

(5)	In September 2004, the Company entered into eight identical loan agreements in the aggregate amount of $100,000. The principal amount of the notes and any accrued and unpaid interest was due and payable on June 21, 2005. These notes and accrued interest were repaid in June 2005 from proceeds of the private placement of the 2005 Debentures further discussed in Note 10.

(6)	In March 2005, the Company issued in favor of the Company’s executive vice president, a non-interest bearing convertible promissory note in the principal amount of $383,911. The convertible promissory note was issued in evidence of the Company’s obligation for deferred compensation. In accordance with APB 21, imputed interest (at an effective rate of 15%) was calculated to arrive at the fair value of the convertible promissory note. The difference between the face amount and the present value upon issuance of the convertible promissory note is shown as a discount that is amortized as interest expense over the life of the convertible promissory note. For the year ended October 31, 2005 amortization of debt discount on this note was $12,639. The convertible promissory note is payable in monthly installments, on the first day of each month, beginning on April 1, 2005. Each month, the Company must pay to the executive vice president an amount not less than the monthly base salary paid to the Company’s chief executive officer. However, if the Company determines in its sole discretion that it has the financial resources available, it may pay up to $20,833 per month. The Company made payments of $211,039 during the year ended October 31, 2005. The note may be converted into shares of common stock at a conversion price per share equal to the closing price of the common stock on the Over-the-Counter Bulletin Board on the date of conversion.

For all the above convertible notes, the fair values of the conversion options at October 31, 2005 were nominal due to the conversion price being substantially out-of-the money.

10.  Convertible Debentures

2005 Debentures (Restated)

On May 26, 2005, the Company completed a private placement to certain individual and institutional investors of $3,500,000 in principal amount of its three-year 7% Senior Secured Convertible Debentures (the “2005 Debentures”). All principal is due and payable on May 26, 2008. The 2005 Debentures are convertible into shares of common stock at a conversion price equal to the lower of (x) 70% of the 5 day volume weighted average price of the Company’s common stock immediately prior to conversion or (y) if the Company entered into certain financing transactions subsequent to the closing date, the lowest purchase price or conversion price applicable to that transaction.

The Company received net proceeds of approximately $3.11 million, following repayment of offering related expenses. These offering related expenses were recorded as deferred financing costs and are being charged to interest expense (See Note 7). The Company used a portion of the proceeds to repay the principal and accrued interest on notes payable and convertible notes payable (See Notes 8 and 11).

Interest on the 2005 Debentures accrues at the rate of 7% per annum and is payable on a bi-annual basis, commencing December 31, 2005, or on conversion and may be paid, at the option of the Company, either in cash or in shares of common stock. The Company may prepay the amounts outstanding on the 2005 Debentures by giving advance notice and paying an amount equal to 120% of the sum of (x) the principal being prepaid plus (y) the accrued interest thereon.

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES
(formerly New Visual Corporation and Subsidiaries)

Notes to Consolidated Financial Statements — (Continued)

In connection with the issuance of the 2005 Debentures, the Company issued to the purchasers thereof warrants (the “Investor Warrants”) to purchase 33,936,650 shares of common stock valued at $2,000,000 on the issuance date, with warrants for 11,312,220 shares being exercisable through the last day of the month in which the first anniversary of the effective date of the Registration Statement occurs (August 31, 2006) at a per share exercise price of $0.1547 and warrants for 22,624,430 shares being exercisable through the last day of the month in which the third anniversary of the effective date of the Registration Statement occurs (August 31, 2008) at a per share exercise price of $0.3094.

In connection with the issuance of the 2005 Debentures, the Company also issued to a placement agent warrants to purchase up to 5,656,108 shares of Common Stock (the “Compensation Warrants”) valued at $319,066 on the issuance date. This amount was recorded as a deferred financing cost and is being charged to interest expense over the term of the 2005 Debentures. Warrants to purchase up to 2,262,443 shares are exercisable through the last day of the month in which the third anniversary of the effective date of the Registration Statement occurs (August 31, 2008) at a per share exercise price of $0.3094. Warrants to purchase up to 2,262,443 shares are exercisable through the last day of the month in which the third anniversary of the closing occurs (May 31, 2008) at a per share exercise price of $0.1547. Warrants to purchase up to 1,131,222 shares are exercisable through the last day of the month in which the first anniversary of the effective date of the Registration Statement occurs (August 31, 2006) at a per share exercise price of $0.1547. The Compensation Warrants are otherwise exercisable on substantially the same terms and conditions as the Investor Warrants.

Holders of the Investor Warrants are entitled to exercise those warrants on a cashless basis following the first anniversary of issuance if the Registration Statement is not in effect at the time of exercise.

The gross proceeds of $3,500,000 were recorded net of a debt discount of 3,500,000. The debt discount consisted of a $2,000,000 value related to the Investor Warrants and a $1,500,000 value related to the embedded conversion feature in accordance with EITF issue No. 00-19 “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock.” Due to certain factors, including an uncapped liquidated damages provision in the registration rights agreement and an indeterminate amount of shares to be issued upon conversion of the debentures, the Company separately values and accounts for the embedded conversion feature related to the 2005 Debentures, the Investor Warrants, the Compensation Warrants, and the registration rights as derivative liabilities. Accordingly, these derivative liabilities are measured at fair value with changes in fair value reported in earnings as long as they remain classified as liabilities. The Company reassesses the classification at each balance sheet date. If the classification required under EITF No. 00-19 changes as a result of events during the period, the contract should be reclassified as of the date of the event that caused the reclassification. Due to various factors, including substantial conversions of the 2005 Debentures and the registration statement becoming effective on August 1, 2005, the value of the registration rights was deemed to be de minimus.

As of October 31, 2005, the conversion option liability of $1,500,000 was reduced to $778,167 as a result of conversions of the 2005 Debentures during the period ended October 31, 2005. Accordingly, $721,833 was reflected as a subsequent reclassification to stockholders’ equity during the period ended October 31, 2005.

A gain on the change in fair value of the derivative liabilities of $2,233,004 was recognized during the year ended October 31, 2005.

To secure the Company’s obligations under the 2005 Debentures, the Company granted a security interest in substantially all of its assets, including without limitation, its intellectual property, in favor of the investors under the terms and conditions of a Security Interest Agreement dated as of the date of the 2005 Debentures. The security interest terminates upon the earlier of (i) the date on which less than one-third of the original principal amount of the 2005 Debentures issued on the closing date are outstanding or (ii) payment or

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES
(formerly New Visual Corporation and Subsidiaries)

Notes to Consolidated Financial Statements — (Continued)

satisfaction of all of the Company’s obligations under the loan agreement. Subsequent to October 31, 2005, condition (i) was met and therefore the security interest terminated.

A registration statement (the “Registration Statement”) covering the Common Stock issuable upon conversion of the 2005 Debentures, the Investor Warrants and the Compensation Warrants referred to above was declared effective on August 1, 2005.

As a result of obtaining the 2005 Debentures, 1,000,000 stock options granted to each of the Company’s chief executive officer and executive vice president in April 2005 became fully vested and non-forfeitable, as discussed in Note 13.

During the period ended October 31, 2005, $1,684,289 of principal amount of 2005 Debentures plus accrued interest of $36,331 were converted into shares of common stock.

Included in interest expense for the year ended October 31, 2005 is $1,946,031 related to the amortization of the debt discount related to these debentures.

The 2005 Debentures are summarized below at October 31, 2005:

	Outstanding
	Principal	Unamortized	Net Carrying
	Amount	Debt Discount	Value

Long-term portion	$1,815,711	$1,553,969	$261,742

7% Debentures

In December 2003, the Company completed a private placement to certain private and institutional investors of $1 million in principal amount of its three year 7% Convertible Debentures (the “7% Debentures”) and signed commitments to place an additional $1,000,000 of such Debentures (the “Additional Debentures”) upon the effectiveness of a registration statement covering the common stock underlying the 7% Debentures. The registration statement was originally filed on February 11, 2004. In April and May 2004, certain holders of the Debentures waived the registration statement effectiveness condition and purchased an aggregate of $350,000 in principal amount of Debentures, satisfying their post effectiveness commitments. The registration statement was declared effective by the Securities and Exchange Commission on August 16, 2004 solely with respect to the common stock underlying the $1 million in principal amount of 7% Debentures and related securities issued as of December 2003. As the registration statement covering the common stock underlying the Additional Debentures was not declared effective by the specified date of June 28, 2004, the Company will not be issuing Additional Debentures for the remaining $650,000 under this transaction.

In connection with the issuance of the 7% Debentures in December 2003, the Company issued five-year warrants to purchase up to 6,666,667 shares of the Company’s Common Stock, at a per share exercise price of $0.25, subject to cashless exercise provisions. In connection with the issuance of the additional 7% Debentures in April and May 2004, the Company issued five-year warrants to purchase up to 2,333,332 shares of the Company’s Common Stock, at a per share exercise price of $0.25, subject to cashless exercise provisions.

The holders of the 7% Debentures can convert their debt into shares of the Company’s common stock at $.15 per share subject to certain anti-dilution adjustments (stock splits, redemptions, mergers, and certain other transactions).

Accrued interest under the 7% Debentures may be paid in cash or common stock. In the event of an uncured default, as defined, or a non-permitted sale of securities, the holders of the 7% Debenture can require the Company to redeem their debentures. Providing that the certain conditions are met, the 7% Debentures automatically convert into common shares on the third anniversary of issuance. In addition, under certain circumstances, the Company can require the conversion of the 7% Debentures before such time.

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES
(formerly New Visual Corporation and Subsidiaries)

Notes to Consolidated Financial Statements — (Continued)

The gross proceeds of the $1,000,000 in December of 2003 were allocated 57.73% or $577,259 to the debentures and 42.27% or $422,741 to the warrants. The conversion price of the debentures was below the market price of the Company’s common stock at December 31, 2003, which resulted in a beneficial conversion feature relating to the first $1,000,000 of $577,259. In accordance with EITF No. 00-27 the amount allocated to the beneficial conversion feature was limited to the net proceeds of the offering less the value allocated to the warrants issued to the purchasers.

The gross proceeds of the $100,000 in April of 2004 were allocated 52.66% or $52,659 to the debentures and 47.34% or $47,341 to the warrants. The conversion price of the debentures was below the market price of the Company’s common stock at April 20, 2004, which resulted in a beneficial conversion feature of $52,659. In accordance with EITF No. 00-27 the amount allocated to the beneficial conversion feature was limited to the net proceeds of the offering less the value allocated to the warrants issued to the purchasers.

The gross proceeds of the $250,000 in May of 2004 were allocated 56.87% or $142,186 to the debentures and 43.13% or $107,814 to the warrants. The conversion price of the debentures was below the market price of the Company’s common stock at May 7, 2004, which resulted in a beneficial conversion feature of $142,186. In accordance with EITF No. 00-27 the amount allocated to the beneficial conversion feature was limited to the net proceeds of the offering less the value allocated to the warrants issued to the purchasers.

In connection with this private placement, the Company issued to the placement agent warrants to purchase 900,000 shares of the Company’s common stock valued at $121,018 and incurred $144,822 of other debt issuance costs. Such amount was recorded as deferred financing costs and is being charged to interest expense over the term of the loan. The warrants to purchase 666,667 shares of common stock expire on December 31, 2008 and the warrants to purchase 66,666 shares of common stock expire on April 20, 2009 and the warrants to purchase 166,667 shares of common stock expire on May 7, 2009. In each case, the warrants are exercisable at $.15 per share.

The Company paid in full ($300,000 plus $3,540 of accrued interest) a 7% convertible debenture issued on October 31, 2003 with a maturity date of April 30, 2004 out of the proceeds it received from the above December 31, 2003 private placement.

Under the agreements with the purchasers of the December 2003 Debentures, the Company is obligated to pay to the Debenture holders liquidated damages associated with the late filing of the Registration Statement and the missed Registration Statement required effective date of March 30, 2004. Liquidated damages are equal to (x) 2% of the principal amount of all the Debentures during the first 30-day period following late filing or effectiveness and (y) 3% of the principal amount of all Debentures for each subsequent 30-day period (or part thereof). These liquidated damages aggregated to $160,000. Accrued liquidated damages as of October 31, 2005 was $37,550. At their option, the Debenture holders are entitled to be paid such amount in cash or shares of Common Stock at a per share rate equal to the effective conversion price of the Debentures, which is currently $0.15. 803,331 shares of common stock valued at $98,450 were issued during the year ended October 31, 2005.

During the year ended October 31, 2005, $907,500 of principal amount plus accrued interest of $73,336 were converted into shares of common stock. During the year ended October 31, 2004, $317,500 of principal amount plus accrued interest of $13,945 were converted into shares common stock.

The 7% Debentures are summarized below:

	Outstanding
	Principal	Unamortized	Net Carrying
	Amount	Debt Discount	Value

Long-term portion	$125,000	$47,617	$77,383

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES
(formerly New Visual Corporation and Subsidiaries)

Notes to Consolidated Financial Statements — (Continued)

The remaining 7% Debentures outstanding at October 31, 2005 were originally issued in December 2003 and are due and payable in December 2006.

11.  Notes Payable

The Company has the following notes payable outstanding at October 31:

	2005	2004

Note payable (five individual notes with identical terms), unsecured, 6% interest, due on demand with three days notice	$256,886	$256,886
Note payable, 10% interest, unsecured, due on demand with three days notice(1)	443,451	483,424
Note payable, unsecured, 15% interest, due March 24, 2005(2)	—	250,000
Note payable(3)	12,000	12,000
Note payable(4)	1,229,870	—

TOTAL	$1,942,207	$1,002,310
Less: current portion of notes payable	(1,834,073)	(1,002,310)

Long-term portion of notes payable	$108,134	$-0-

(1)	Outstanding principal of $39,973 and interest of $110,027 was paid in June 2005 from the proceeds of the private placement of the 2005 Debentures further discussed in Note 10.

(2)	On September 24, 2004, the Company entered into a loan agreement with a stockholder pursuant to which the Company borrowed $250,000. The loan is evidenced by a promissory note dated as of September 24, 2004. The Company received net proceeds of $220,000 following the payment of transaction related fees and expenses. The principal amount of the loan and any accrued and unpaid interest was due and payable on March 24, 2005. Interest owing in December 2004 was repaid from a subsequent loan made to the Company in December 2004. Outstanding principal of $250,000 and interest of $25,068 was paid in June 2005 from the proceeds of the private placement of the 2005 Debentures further discussed in Note 10.

(3)	On March 26, 2004, the Company entered into a loan agreement, pursuant to which the Company borrowed $12,000 from the lender. The loan is evidenced by an installment note dated as of March 26, 2004. The principal amount of the loan and any accrued and unpaid interest at a rate of 5% were due and payable on July 26, 2004. On July 26, 2004, the lender agreed to extend payment and unpaid accrued interest until November 15, 2004. The lender has subsequently agreed to modify the repayment terms such that the principal and interest are due on demand with three days notice, however the notice may not occur before November 15, 2005.

(4)	In April 2005, the Company issued a promissory note in connection with the cancellation of the Redeemable Series B Preferred Stock (see Note 8) which bears interest at the rate of 7% per annum. The outstanding principal amount of the promissory note and interest accrued thereon is due and payable in four equal quarterly installments beginning on the first anniversary of the date of the promissory note. Unless an event of default has occurred and is continuing, the principal amount of the promissory note is forgiven in the amount of $797,333 on each of the six-month and twelve-month anniversaries of the date of the promissory note.

In October 2005, $797,333 of principal was forgiven in accordance with these terms. The Company is required to pay to the holder 10% of the proceeds of any new financing consummated within 90 days of the date of the promissory note and 20% of the proceeds of any new financing consummated thereafter through the first anniversary of the promissory note in prepayment of the amount due under the promissory note. The

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES
(formerly New Visual Corporation and Subsidiaries)

Notes to Consolidated Financial Statements — (Continued)

Company has the right to prepay the outstanding principal amount of the promissory note and any accrued interest thereon in whole or in part without penalty or premium at any time. During the year ended October 31, 2005, principal of $364,797 and interest of $27,983 were repaid from the proceeds of new financings to comply with the mandatory payment provisions of the promissory note. In December 2005, the Company entered into an agreement to repay a portion of the principal amount of the promissory note with the remaining balance being forgiven. See Note 18 for further details.

12.  Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following at October 31:

	2005	2004

Accrued Officers Compensation, bonuses and payroll	$215,450	$495,676
Professional fees	5,718	537,796
Interest payable	611,863	590,390
Accrued liquidated damages	37,550	136,000
Consulting fees	63,414	184,851
Miscellaneous	47,838	63,158

	$981,833	$2,007,871

13.  Preferred Stock

Redeemable Series B Preferred Stock

On April 10, 2002, the Company amended its Articles of Incorporation and designated 4,000 shares of its authorized preferred stock as Series B Preferred Stock, with a liquidation preference of $1,000 per share.

The Company may redeem any or all of the shares of Series B Preferred Stock at any time or from time to time at a per share redemption price equal to the preference amount.

The Series B Preferred Stock are mandatorily redeemable by the Company at the liquidation preference as follows:

(i) Closing of financing transaction of at least $15 million.

(ii) Closing of a corporate transaction, (such as a merger, consolidation, reorganization, sale of significant assets, etc.) resulting in a change of control.

(iii) In the event the Company completes a financing, which is at least $3 million but less than $15 million, the Company must partially redeem the Series B Preferred Stock based on a fraction, the numerator of which is the net cash proceeds received by the Company, as a result of the financing transaction, and the denominator of which is $15 million.

(iv) The Company is obligated to redeem any outstanding Series B Preferred Stock at its liquidation preference, in eight equal quarterly payments, commencing on March 31, 2005 and ending on December 31, 2006.

Holders of Series B Preferred Stock are entitled to receive dividends if, as and when declared by the Company’s Board of Directors in preference to the holders of its common stock and of any other stock ranking junior to the Series B Preferred Stock with respect to dividends.

The Company cannot declare or pay any dividend or make any distribution on its Common Stock unless a dividend or distribution of at least two times the dividend paid on the common stock is also paid on the

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES
(formerly New Visual Corporation and Subsidiaries)

Notes to Consolidated Financial Statements — (Continued)

Series B Preferred Stock. Holders of Series B Preferred Stock are also entitled to share pro-rata (based on the aggregate liquidation preference) in any dividend, redemption or other distribution made to any other series of the Company’s preferred stock. The Series B Preferred Stock does not have voting rights, except as required by law.

Each share of the Series B Preferred Stock is convertible into shares of the Company’s Common Stock by dividing $1,000 by the conversion price. The conversion price is the fair market value of the Company’s Common Stock at the time of conversion, but not to be less than $.34 per share, subject to adjustment, and not to exceed $4.00 per share, subject to adjustment. Holders of the Series B Preferred Stock were granted piggy-back registration rights to register common shares reserved for such conversion.

In April 2002, the Company issued 3,192 shares of its Series B Preferred Stock, with redemption and liquidation preference of $3,192,000, in connection with the development and license agreement discussed in Note 5. These shares were subsequently canceled in connection with the Exchange Agreement as discussed in Note 8. As of October 31, 2005 and 2004, there were 4,000 authorized shares of Series B Preferred Stock and 0 and 3,192 shares issued and outstanding, respectively.

Series C, Series D, Series E, Series F and Series G Convertible Preferred Stock

On February 24, 2003 the Company amended its Articles of Incorporation and designated 100,000 shares of its authorized preferred stock as Series C Preferred Stock. On May 16, 2003, the Company amended this designation and fixed the number of shares designated as Series C Preferred Stock as 57,894,201. On June 13, 2003 and June 27, 2003, the Company amended its Articles of Incorporation and designated 9,090,909 Shares of its authorized preferred stock as Series D Preferred Stock and 25,000 shares of its authorized preferred stock as Series E Preferred Stock. On August 7, 2003 the Company amended its Articles of Incorporation and designated 10,297,118 shares of its authorized preferred stock as Series F Preferred Stock and 10,297,118 shares of its authorized preferred stock as Series G Preferred Stock.

All of the designated Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock were issued between May and August 2003, to collateralize proposed loans to the Company that never materialized. By their terms, the share certificates representing these series are returnable to the Company upon demand in the event the proposed loans are not completed by January 31, 2004. None of the proposed loans were ever concluded. While certain of the issued certificates have been returned, certain others remain outstanding despite the Company’s request for their return. However, none of the series C, D, E, F and G are classified as outstanding as of October 31, 2005 or 2004 as such shares are issuable upon the funding of the loans.

14.  Stockholders’ Equity (Deficiency)

Preferred Stock and Rights Dividend

The Company adopted a stockholder rights plan, in which one right was distributed on August 21, 2000 as a dividend on each outstanding share of common stock to stockholders of record on that date. Each right will entitle the stockholders to purchase 1/1000th of a share of a new series of junior participating preferred stock of the Company at an exercise price of $200 per right in certain events. The rights expired on August 21, 2004.

Common Stock

Effective November 12, 2003, the Company amended its Articles of Incorporation and increased the authorized number of shares of common stock from 100,000,000 to 500,000,000.

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES
(formerly New Visual Corporation and Subsidiaries)

Notes to Consolidated Financial Statements — (Continued)

During the year ended October 31, 2005, the Company issued:

•	10,289,026 shares of common stock to various investors for cash proceeds of $835,100;

•	2,837,500 shares of common stock for consulting services valued at $342,000;

•	5,073,015 shares of common stock for various services valued at $314,667;

•	2,750,000 shares of common stock to key employees and directors valued at $452,500;

•	72,763,232 shares of common stock for converted promissory notes, debentures and accrued interest valued at $2,708,956;

•	803,331 shares of common stock as penalty for delayed filing/effectiveness of a registration statement valued at $98,450;

•	529,311 shares of common stock in connection with a Below Market Issuance (See Note 8).

•	422,783 shares of common stock in payment of accounts payable and accrued expenses in the amount of $71,911;

•	4,651,163 shares of common stock with a fair value of $744,186 in exchange for the surrender of Redeemable Series B Preferred Stock valued at $800,000. The Company recognized a gain of $55,814 on the transaction (See Note 8).

During the year ended October 31, 2004, the Company issued

•	4,907,085 shares of common stock to various investors for cash proceeds of $594,000;

•	310,003 shares of common stock valued at $49,381 as consideration for the extension of the due date of certain convertible notes payable;

•	40,000 shares of common stock for deferred compensation of $10,000;

•	1,003,999 shares of common stock for compensation to officers and employees valued at $231,080;

•	4,002,227 shares of common stock for consulting services valued at $980,050;

•	468,047 shares of common stock for services valued at $110,207;

•	2,209,631 shares of common stock for converted promissory notes and accrued interest valued at $331,445;

•	283,333 shares of common stock for liquidated damages valued at $24,000;

•	880,952 shares of common stock for research and development services valued at $92,500.

Stock Option Plans

Stock Options

During 2000, the Board of Directors and the stockholders of the Company approved the 2000 Omnibus Securities Plan (the “2000 Plan”), which provides for the granting of incentive and non-statutory options and restricted stock for up to 2,500,000 shares of common stock to officers, employees, directors and consultants of the Company.

During August of 2001, the Board of Directors of the Company approved the 2001 Stock Incentive Plan (the “2001 Plan” and together with the “2000 Plan”, the Plans), which provides for the granting of incentive and non-statutory options, restricted stock, dividend equivalent rights and stock appreciation rights for up to

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES
(formerly New Visual Corporation and Subsidiaries)

Notes to Consolidated Financial Statements — (Continued)

2,500,000 shares of common stock to officers, employees, directors and consultants of the Company. The stockholders of the Company ratified the 2000 Plan in May 2000, and the 2001 Plan in July 2002.

In January 2003, the Board of Directors of the Company approved the 2003 Consultant Stock Plan (“2003 Plan”), which provides for the issuance of up to 6,000,000 non-qualified stock options or stock awards to consultants to the Company. Directors, officers and employees are not eligible to participate in the 2003 Plan. A total of 3,200,000 shares of common stock have been issued under the 2003 Plan to four consultants. As of October 31, 2005 no options have been awarded under the 2003 Plan.

In April 2005, the Company issued to each of its Chief Executive Officer and Executive Vice President, 1,000,000 shares of common stock, and performance based options to purchase 7,000,000 shares of restricted common stock at an exercise price of $0.17, which was equal to the closing price of the common stock on the Over-the-Counter Bulletin Board on the date of grant. Options to purchase 1,000,000 shares of restricted common stock vested upon the Company’s consummation of the sale of the 2005 Debentures in May 2005 and options to purchase 6,000,000 shares of restricted common stock vested subsequent to year-end in December 2005 upon the Company’s release of a beta version of its semiconductor technologies. 2,325,000 options which were previously granted to these two individuals were canceled in connection with the issuance of the 2,000,000 shares of restricted common stock. In January 2006, all of the 14,000,000 options were canceled and new options were granted (See Note 18).

As the closing price of common stock at October 31, 2005 was below the exercise price of these performance based options and therefore the intrinsic value was $0, no compensation expense has been recorded in connection with these options.

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES
(formerly New Visual Corporation and Subsidiaries)

Notes to Consolidated Financial Statements — (Continued)

A summary of the Company’s stock option activity and related information follows:

		Weighted		Weighted
	Under	Average	Outside	Average
	the	Exercise	the	Exercise
	Plans	Price	Plans	Price

Balance at October 31, 2003	2,188,750	$1.25	4,192,500	$2.03
Options granted:
In the Plans	—	—	—	—
Outside the option plans	—	—	—	—
Options expired/cancelled:
In the Plans	(10,000)	$2.36	—	—
Outside the option plans	—	—	(201,250)	$1.59
Options exercised in the plans	—	—	—	—

Balance at October 31, 2004	2,178,750	$1.25	3,991,250	$2.11
Options granted:
In the Plans	—	—	—	—
Outside the option plans	—	—	15,000,000	$0.17
Options expired/cancelled:
In the Plans	(1,185,000)	$1.48	—	—
Outside the option plans	—	—	(3,091,250)	$1.92
Options exercised in the plans	—	—	—	—

Balance at October 31, 2005	993,750	$0.97	15,900,000	$0.25

Exercisable at October 31, 2004	2,077,084	$1.27	3,366,250	$2.38

Exercisable at October 31, 2005	980,417	$0.98	3,900,000	$0.51

At October 31, 2005, 1,506,250 options are available under the 2000 Plan, 0 options are available under the 2001 Plan and 2,800,000 options or stock awards are available under the 2003 Plan.

The weighted average fair value at date of grant for options granted during 2005 was $0.09 per option. The fair value of options at date of grant was estimated using the Black-Scholes option pricing model utilizing the following weighted average assumptions:

	2005	2004

Risk-free interest rates	3.77%	—
Expected option life in years	3	—
Expected stock price volatility	79%	—
Expected dividend yield	0%	—

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES
(formerly New Visual Corporation and Subsidiaries)

Notes to Consolidated Financial Statements — (Continued)

The options outstanding and currently exercisable by exercise price at October 31, 2005 are as follows:

Under the Plans

				Options Currently
Options Outstanding				Exercisable
			Weighted
		Weighted	Average		Weighted
		Average	Remaining		Average
Exercise	Number	Exercise	Contractual	Number	Exercise
Price	Outstanding	Price	Life	Exercisable	Price

$0.31	40,000	$0.31	6.67	26,667	$0.31
$0.42	795,000	$0.42	6.32	795,000	$0.42
$3.92	158,750	$3.92	5.34	158,750	$3.92

Outside the Plans

				Options Currently
Options Outstanding				Exercisable
			Weighted
		Weighted	Average		Weighted
		Average	Remaining		Average
Exercise	Number	Exercise	Contractual	Number	Exercise
Price	Outstanding	Price	Life	Exercisable	Price

$0.15-$0.17	15,000,000	$0.17	9.00	3,000,000	$0.16
$0.39	500,000	$0.39	6.32	500,000	$0.39
$1.02-$1.07	75,000	$1.05	5.97	75,000	$1.05
$2.30	50,000	$2.30	5.60	50,000	$2.30
$3.92	50,000	$3.92	5.76	50,000	$3.92
$4.00	225,000	$4.00	5.06	225,000	$4.00

Warrants Granted

On November 1, 2003, the Company granted warrants to purchase 100,000 shares of its common stock at an exercise price of $.15 in connection with legal services performed for the Company. The fair value of the stock warrants estimated on the date of grant using the Black-Scholes option pricing model is $.15 per share or $21,147.

On December 31, 2003 the Company issued warrants to purchase 6,666,667 shares of its common stock at an exercise price of $.25 in connection with the placement of $1,000,000 of 7% Debentures (see Note 10). The fair value of the stock warrants estimated on the date of grant using the Black-Scholes option pricing model is approximately $.08 per share or $577,259.

On December 31, 2003 the Company issued a warrant to purchase 666,667 shares of its common stock at an exercise price of $.15 to the placement agent in connection with the placement of $1,000,000 of 7% Debentures. The fair value of the stock warrants estimated on the date of grant using the Black-Scholes option pricing model is $.14 per share or $93,333 (see Note 10)

The Company granted to four convertible note holders warrants to purchase 120,003 shares of its common stock at an exercise price of $.25 in connection with the extension of the convertible notes’ due date. The fair value of the stock warrants estimated on the date of grant using the Black-Scholes option pricing model is $.13 per share or $15,992.

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES
(formerly New Visual Corporation and Subsidiaries)

Notes to Consolidated Financial Statements — (Continued)

On April 20, 2004 the Company issued warrants to purchase 666,666 shares of its common stock at an exercise price of $.25 in connection with the placement of $100,000 of 7% Debentures (see Note 10). The fair value of the stock warrants estimated on the date of grant using the Black-Scholes option pricing model is approximately $.08 per share or $52,659.

On April 20, 2004, the Company granted a warrant to purchase 66,666 shares of its common stock at an exercise price of $.15 to the placement agent in connection with the placement of $100,000 of 7% Debentures (see Note 10). The fair value of the stock warrants estimated on the date of grant using the Black-Scholes option pricing model is $.15 per share or $9,990.

On May 7, 2004 the Company issued warrants to purchase 1,666,666 shares of its common stock at an exercise price of $.25 in connection with the placement of $250,000 of 7% Debentures (see Note 10). The fair value of the stock warrants estimated on the date of grant using the Black-Scholes option pricing model is approximately $.09 per share or $142,186.

On May 7, 2004, the Company granted a warrant to purchase 166,667 shares of its common stock at an exercise price of $.15 to the placement agent in connection with the placement of $250,000 of 7% Debentures (see Note 10). The fair value of the stock warrants estimated on the date of grant using the Black-Scholes option pricing model is $.15 per share or $17,695.

On October 1, 2004, the Company granted warrants to purchase 120,000 shares of its common stock at an exercise price of $.25 in connection with the extension of four convertible promissory notes that were originally due November 21, 2003 and extended once to January 7, 2004 and extended once again with the due date left open. The fair value of the stock warrants estimated on the date of grant using the Black-Scholes option pricing model is $.25 per share or $4,114.

On May 26, 2005, the Company issued warrants to purchase 22,624,430 shares of its common stock at an exercise price of $.3094 in connection with the placement of the 2005 Debentures (see Note 10). The fair value of the stock warrants estimated on the date of grant using the Black-Scholes option pricing model is approximately $.06 per share or $1,362,324.

On May 26, 2005, the Company issued warrants to purchase 11,312,220 shares of its common stock at an exercise price of $.1547 in connection with the placement of the 2005 Debentures (see Note 10). The fair value of the stock warrants estimated on the date of grant using the Black-Scholes option pricing model is approximately $.06 per share or $637,676.

On May 26, 2005, the Company granted warrants to purchase 2,262,443 shares of its common stock at an exercise price of $.3094 to the placement agent in connection with the placement of the 2005 Debentures (see Note 10). The fair value of the stock warrants estimated on the date of grant using the Black-Scholes option pricing model is $.06 per share or $130,710.

On May 26, 2005, the Company granted warrants to purchase 2,262,443 shares of its common stock at an exercise price of $.1547 to the placement agent in connection with the placement of the 2005 Debentures (see Note 10). The fair value of the stock warrants estimated on the date of grant using the Black-Scholes option pricing model is $.06 per share or $130,710.

On May 26, 2005, the Company granted warrants to purchase 1,131,222 shares of its common stock at an exercise price of $.1547 to the placement agent in connection with the placement of the 2005 Debentures (see Note 10). The fair value of the stock warrants estimated on the date of grant using the Black-Scholes option pricing model is $.05 per share or $57,646.

On June 23, 2005, the Company granted warrants to purchase 200,000 shares of its common stock at an exercise price of $.12 in connection with consulting services performed for the Company. The fair value of the

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES
(formerly New Visual Corporation and Subsidiaries)

Notes to Consolidated Financial Statements — (Continued)

stock warrants estimated on the date of grant using the Black-Scholes option pricing model is $.06 per share or $11,776.

Warrants Expired

During the year ended October 31, 2005, warrants to purchase 800,000 shares of common stock expired.

During the year ended October 31, 2004, warrants to purchase 154,943 shares of common stock expired.

At October 31, 2005, the Company had outstanding warrants to purchase shares of common stock as follows:

	Number of	Exercise
Grant Date	Shares	Price	Expiration Date

June 14, 2001	50,000	$2.50	June 14, 2006
June 14, 2001	25,000	5.00	June 14, 2006
June 14, 2001	25,000	10.00	June 14, 2006
November 5, 2001	200,000	0.51	November 5, 2005
October 31, 2003	600,000	0.15	September 30, 2006	(1)
December 31, 2003	7,333,333	0.25	December 31, 2008
April 20, 2004	666,666	0.25	April 30, 2009	(1)
April 20, 2004	66,667	0.15	April 30, 2009	(1)
May 7, 2004	1,666,666	0.25	May 31, 2009	(1)
May 7, 2004	166,667	0.15	May 31, 2009	(1)
October 1, 2004	120,000	0.25	October 1, 2007
January 11, 2004	100,000	0.15	January 11, 2005
May 26, 2005	2,262,443	0.1547	May 31, 2008
May 26, 2005	24,886,873	0.3094	August 31, 2008
May 26, 2005	12,443,442	0.1547	August 31, 2006
June 23, 2005	200,000	0.12	June 23, 2008

			November 5, 2005 to
Exercisable at October 31, 2005	50,812,757	$0.12 to $10.00	May 31, 2009

(1)	Under certain conditions the Company may accelerate the expiration date.

Net Loss Per Share

Securities that could potentially dilute basic earnings per share (EPS), in the future, that were not included in the computation of diluted EPS because to do so would have been anti-dilutive for the periods presented, consist of the following:

2005 Debentures and accrued interest(1)	95,782,779
Warrants to purchase common stock(2)	50,812,757
Options to purchase common stock(3)	16,893,750
Convertible notes payable and accrued interest	8,320,051
7% Debentures and accrued interest	946,277

Total as of October 31, 2005	172,755,614

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES
(formerly New Visual Corporation and Subsidiaries)

Notes to Consolidated Financial Statements — (Continued)

(1)	(based on a five day volume weighted average common stock price discounted by 30% at October 31, 2005 of $0.01953)

(2)	(includes warrants to purchase 200,000 shares of common stock that expired in November 2005)

(3)	(includes options to purchase 14,000,000 shares of common stock that were canceled in January 2006)

Substantial issuances after October 31, 2005 through January 25, 2006

Options granted to purchase shares of common stock	22,400,000

Warrants issued to purchase shares of common stock	7,500,000

Common stock issued upon conversion of 2005 Debentures and accrued interest	81,262,190

15. Income Taxes

At October 31, 2005, the Company had approximately $46,042,000 of net operating loss carry forwards for income tax purposes, which expire as follows:

Net Operating
Year	Loss

2011	$1,583,000
2012	4,714,000
2018	4,472,000
2019	1,698,000
2020	4,759,000
2021	9,503,000
2022	10,230,000
2023	4,143,000
2024	2,245,000
2025	2,695,000

$46,042,000

At October 31, 2005 and 2004, the Company has a deferred tax asset of approximately $19,877,000 and $22,104,000, respectively, representing the benefits of its net operating loss and certain expenses not currently deductible for tax purposes, principally related to the granting of stock options and warrants and the difference in tax basis of certain intangible assets. The Company’s deferred tax asset has been fully reserved by a valuation allowance since realization of its benefit is uncertain. The difference between the Federal statutory tax rate of 34% and the Company’s effective Federal tax rate of 0% is due to the increase (decrease) in the valuation allowance of $(2,227,000)(2005) and $1,770,000 (2004). The Company’s ability to utilize its carry forwards may be subject to any annual limitation in future periods, pursuant to Section 382 of the Internal Revenue Code of 1986, as amended.

16.  Commitments, Contingencies and Other Matters

Line of Credit

On July 21, 2004, the Company entered into a one-year $100,000 revolving line of credit with a bank. The line of credit has a floating interest rate of the prime rate set by the bank plus a margin of .500%. The initial interest rate is approximately 1.04%. Ray Willenberg, Jr., Chairman of the Company, has guaranteed the

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES
(formerly New Visual Corporation and Subsidiaries)

Notes to Consolidated Financial Statements — (Continued)

repayment of the line of credit. As of October 31, 2004, no amount was outstanding under the line of credit. The above line expired on August 10, 2005.

Research and Development Agreement

The Company and HelloSoft entered into an amendment, effective as of October 11, 2004 (the “Amendment”), to their Services Agreement dated as of March 31, 2004 (the “Original Agreement”) pursuant to which HelloSoft will provide development services relating to the Company’s Semiconductor Technologies. The Original Agreement provides that, upon the Company’s request from time to time, HelloSoft is to provide services to be specified pursuant to mutually agreed upon terms. The Amendment represents the first project that HelloSoft is undertaking pursuant to the Original Agreement.

In consideration for the services being rendered under the Amendment, the Company agreed to pay to HelloSoft $185,000, half of which was paid in the form of restricted common stock issued at a discount of 25% to the closing price of the Company’s Common Stock on the day of the commencement of services. The other half will be remitted in cash, periodically, upon completion by HelloSoft and acceptance by the Company of specified milestones. HelloSoft has assigned to the Company the rights to any improvements, developments, discoveries or other inventions that may be generated by HelloSoft in its performance of the services to be provided under the Amendment.

On July 26, 2005, the Company signed an amendment to the Original Agreement that defines and prices the next two phases of the technology development. The Company will expend $445,000 on Phase II and $350,000 on Phase III. Half of Phase II, or $222,500, was paid to HelloSoft on July 26, 2005, in the form of restricted common stock issued at a discount of 25% to the closing price of the Company’s common stock on that date, and the other $222,500 will be paid to them in cash when they complete Phase II. The restricted common stock issued to HelloSoft was valued at $296,667 and recorded as research and development expense. When HelloSoft commences Phase III, the Company will issue to them $175,000 worth of restricted common stock, and the other $175,000 will be paid to them in cash when they complete Phase III. Phase III will be deemed complete when HelloSoft releases the E30 Rel. 1.4 to the Company. The Company projects that this will occur in the second quarter of 2006.

Leases

The Company’s future minimum lease payments required under operating leases with a term greater than one year are as follows:

Years Ending October 31:

2006	$21,064
2007	21,696
2008	9,151

Total	$51,911

Rent expense for the years ended October 31, 2005 and 2004 was $39,747 and $122,506, respectively.

Concentration of Credit Risk

The Company maintains cash balances in two financial institutions. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000 per institution. From time to time, the Company’s balances may exceed these limits. At October 31, 2005 and 2004, uninsured cash balances were approximately $303,682 and $63,744, respectively. The Company believes it is not exposed to any significant credit risk for cash.

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES
(formerly New Visual Corporation and Subsidiaries)

Notes to Consolidated Financial Statements — (Continued)

Legal Disputes

During the quarter ended July 31, 2004, the Company was served with the following three summonses and complaints, each filed on July 30, 2004 in the Superior Court of California (San Diego County):

Each complaint relates to a convertible promissory note issued by the Company in December 2001 and payable, according to its terms, out of film distributions that the Company receives. Each complaint alleges, among other things: that the Company has failed to pay the amount due and owing under the convertible promissory note issued to the plaintiff despite demands for payment; that the Company’s management has acted to forestall payments to its creditors, including the plaintiff; and that the Company fraudulently induced the plaintiff to enter into the convertible promissory note.

The Company was served with the following additional summons and complaint, filed on July 30, 2004 in the Superior Court of California (San Diego County): Gerald Handler, Trustee of the Gerald and Judith Handler Trust and Trustee of the Handler Children Trust, and Wayne Lill Jr., Trustee of the Wayne Lill Trust dated 12-22-99 v. New Visual Corporation, New Visual Entertainment, Inc., Top Secret Productions, LLC and Does 1 through 20. The plaintiffs sought money damages in the aggregate amount of $375,000, plus interest; an order avoiding alleged fraudulent transfers; an injunction against disposition of allegedly fraudulently transferred monies; the appointment of a receiver; a writ of attachment and imposition of a constructive trust.

According to their terms, each of the convertible promissory notes underlying these claims becomes due and payable upon the Company’s receipt of a specified amount of distributions from its Film and is payable out of those distributions that the Company has actually received. The convertible promissory notes underlying these claims were converted by the plaintiffs into shares of the Company’s common stock in March 2002.

The Company filed an answer to the complaints denying all allegations.

In July 2005 the legal proceedings were dismissed with prejudice upon the issuance in favor of the plaintiffs of an irrevocable letter of credit in the maximum amount of $300,000 by a non-related third party. The Company has no reimbursement obligation with respect to the letter of credit.

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES
(formerly New Visual Corporation and Subsidiaries)

Notes to Consolidated Financial Statements — (Continued)

17.  Segment Information

Summarized financial information concerning the Company’s reportable segments is shown in the following table:

	Semiconductor	Entertainment
	Business	Business	Unallocable	Totals

For the Year Ended October 31, 2005:
Net Sales — Domestic	$—	$29,066	$—	$29,066

Net Sales — Foreign	$—	$10,800	$—	$10,800

Operating Loss	$(7,032)	$(1,014,451)	$(3,278,604)	$(4,300,087)

Depreciation	$7,032	$18,080	$—	$25,112

Total Identifiable Assets	$6,087,229	$—	$417,736	$6,504,965

For the Year Ended October 31, 2004:
Net Sales — Domestic	$—	$94,788	$—	$94,788

Net Sales — Foreign	$—	$191,750	$—	$191,750

Operating Loss	$(1,744,822)	$(1,320,490)	$(1,393,735)	$(4,459,107)

Depreciation	$3,665	$13,763	$—	$17,428

Total Identifiable Assets	$5,940,945	$1,043,063	$143,229	$7,127,237

18.  Subsequent Events

Equity Transactions

In November 2005:

•	32,013,269 shares of common stock were issued for converted 2005 Debentures with a principal amount of $489,885 and accrued interest of $17,345; and

•	warrants to purchase 200,000 shares of common stock expired.

In December 2005:

•	31,194,234 shares of common stock were issued for converted 2005 Debentures with a principal amount of $520,839 and accrued interest valued of $19,960; and

•	499,854 shares of common stock previously held of record by Zaiq were repurchased. See Zaiq Transaction below.

In January 2006:

•	18,054,687 shares of common stock were issued for converted 2005 Debentures with a principal amount of $300,000 and accrued interest of $32,472;

•	performance based options to purchase 14,000,000 shares of restricted common stock that were previously issued in April 2005 to the Company’s Chief Executive Officer and Executive Vice President were canceled; and

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES
(formerly New Visual Corporation and Subsidiaries)

Notes to Consolidated Financial Statements — (Continued)

•	options to purchase 22,400,000 shares of common stock were granted to the Company’s Chief Executive Officer, the Executive Vice President, and an advisory board member. These options were valued at approximately $600,000 and have a 10 year term, an exercise price of $0.027 per share, and vest at various times between February 2006 and July 2006.

Zaiq Transaction

On December 19, 2005, the Company entered into a letter agreement with Zaiq, pursuant to which the Company agreed to repurchase from Zaiq for total consideration of $200,000 the following Zaiq assets: (i) 5,180,474 shares (the “Zaiq Shares”) of the Company’s common stock held of record by Zaiq, and (ii) a promissory note (the “Zaiq Note”) issued by the Company and held by Zaiq with a principal balance due of $1,201,887.

The Company had the right under the letter agreement to assign any or all of its purchase commitment, and assigned its right to purchase 4,680,620 of the Zaiq Shares to Double U Master Fund, LP (“Double U”), an unaffiliated third party that has been a prior investor in the Company. Double U purchased $225,000 of the debentures issued by the Company in May 2005.

On December 20, 2005, the Company paid Zaiq an aggregate of $129,789, out of an advance on the bridge loan that was subsequently signed in January 2006, as further discussed below, to purchase the Zaiq Note and 499,854 Zaiq Shares. The Zaiq Shares purchased by the Company have been canceled and the Zaiq Note has been delivered to the Company marked “Paid in Full.” Following the closing of this transaction, the Company’s previous debt to Zaiq under the Zaiq Note ($1,292,111 in remaining principal, and accrued interest amount) has been canceled, resulting in a gain of approximately $1,170,000.

Bridge Loan

In January 2006, the Company entered into a loan agreement with a third party pursuant to which the Company borrowed $750,000 from the lender. An amount equal to 108% of the principal amount of the loan is due and payable on the earlier of May 25, 2006 or the date the Company effects a financing transaction or series of transactions resulting in gross proceeds to the Company of at least $2,000,000. The Company may prepay the loan in whole or in part at any time without penalty. The Company issued to the lender warrants to purchase 7,500,000 shares of its Common Stock at an exercise price of $0.10 per share. The fair value of the warrants estimated on the date of grant is approximately $125,000. In connection with the loan, the Company granted a security interest in all of its assets. The Company received net proceeds of $672,470 from this loan following the payment of due diligence fees and transaction fees and transaction related fees and expenses.

Amendment to HelloSoft Services Agreement

On November 3, 2005, the Company and HelloSoft, Inc. entered into a further amendment to the Services Agreement dated as of March 31, 2004 described in Note 15 above. Pursuant to the amendment, the Company paid HelloSoft $60,000 in cash, and the parties agreed upon certain additions to the development services to be performed by HelloSoft pursuant to the Services Agreement, as amended.

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheet
(Unaudited)
(Restated)

April 30,
2006

ASSETS
Current Assets:
Cash	$4,007,470
Other current assets	43,872

Total Current Assets	4,051,342
Property and equipment (net of accumulated depreciation of $2,477)	13,182
Technology license and capitalized software development fee (net of accumulated amortization of $315,232)	5,735,768
Deferred financing costs (net of accumulated amortization of $1,249,428)	2,292,390
Other assets	9,854

Total Assets	$12,102,536

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities:
Convertible notes payable	$525,000
Convertible debentures (net of debt discount of $24,136)	100,864
Conversion option liabilities	2,588,813
Derivative liabilities — warrants	10,419,140
Account payable and accrued expenses	785,473

Total Current Liabilities	14,419,290
Long-term portion of convertible debentures (net of debt discount of $5,609,421)	431,143

Total Liabilities	14,850,433

Commitments, Contingencies and Other Matters
Stockholders’ Deficiency:
Preferred stock — $0.01 par value; 15,000,000 shares authorized; -0- shares issued and outstanding	—
Common stock — $0.001 par value; 900,000,000 shares authorized; 323,542,617 shares issued and 323,042,763 shares outstanding	323,543
Treasury stock — 499,854 shares at cost	(7,498)
Additional paid-in capital	69,480,132
Unearned compensation	(1,687,796)
Accumulated deficit	(70,856,278)

Total Stockholders’ Deficiency	(2,747,897)

Total Liabilities And Stockholders’ Deficiency	$12,102,536

See notes to condensed consolidated financial statements.

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(Unaudited)

	For the Six Months Ended
	April 30,
	2006	2005
	(Restated)

Revenues	$58,874	$16,198

Operating Expenses:
Cost of sales	—	11,945
Amortization of technology license and capitalized software development fee	315,232	—
Research and development expenses (including stock based compensation of $26,860 and $0, respectively)	137,600	7,053
Selling, general and administrative expenses (including stock based compensation of $983,710 and $888,930, respectively)	2,356,072	1,571,334

Total Operating Expenses	2,808,904	1,590,332

Operating Loss	(2,750,030)	(1,574,134)
Other (Income) Expenses:
Interest expense	7,897,769	639,646
Derivative loss	484,538	—
Amortization of deferred financing costs	568,819	53,109
Gain on forgiveness of principal and interest on Zaiq Note	(1,169,820)	—
Gain on sale of property and equipment	—	(20,000)
Gain on exchange of Redeemable Series B Preferred Stock into common stock	—	(55,814)
Loss on exchange of notes payable into common stock	446,386	—
Other	(3,000)	(28,506)

Total Other (Income) Expenses	8,224,692	588,435

Net Loss	$(10,974,722)	$(2,162,569)

Basic and Diluted Net Loss Per Common Share	$(0.04)	$(0.02)

Weighted Average Number of Common Shares Outstanding	267,242,791	93,198,867

See notes to condensed consolidated financial statements.

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended
	April 30,
	2006	2005
	(Restated)

Revenues	$18,698	$7,397

Operating Expenses:
Cost of sales	—	5,320
Amortization of technology license and capitalized software development fee	212,536	—
Research and development expenses (including stock based compensation of $5,044 and $0, respectively)	52,556	—
Selling, general and administrative expenses (including stock based compensation of $333,958 and $609,381, respectively)	1,549,001	974,388

Total Operating Expenses	1,814,093	979,708

Operating Loss	(1,795,395)	(972,311)
Other (Income) Expenses:
Interest expense	6,652,813	360,864
Derivative loss	460,400	—
Amortization of deferred financing costs	324,852	28,490
Gain on sale of property and equipment	—	(20,000)
Gain on exchange of Redeemable Series B Preferred Stock into common stock	—	(55,814)
Loss on exchange of notes payable into common stock	446,386	—
Other	(3,000)	(28,506)

Total Other (Income) Expenses	7,881,451	285,034

Net Loss	$(9,676,846)	$(1,257,345)

Basic and Diluted Net Loss Per Common Share	$(0.03)	$(0.01)

Weighted Average Number of Common Shares Outstanding	306,633,326	99,061,445

See notes to condensed consolidated financial statements.

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES

Condensed Consolidated Statement of Stockholders’ Deficiency
For the Six Months Ended April 30, 2006
(Unaudited)
(Restated)

					Additional			Total
	Common Stock		Treasury Stock		Paid-in	Unearned	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Compensation	Deficit	Deficiency

Balance at October 31, 2005	184,901,320	$184,902	—	—	$61,359,999	$(22,771)	$(59,881,556)	$1,640,574
Repurchase of common stock for cash	—	—	(499,854)	$(7,498)	—	—	—	(7,498)
Issuance of common stock under consulting agreements	11,000,000	11,000	—	—	1,859,000	(1,870,000)	—	—
Issuance of common stock for conversion of convertible debentures and accrued interest	104,170,465	104,170	—	—	1,743,155	—	—	1,847,325
Issuance of common stock for convertible notes payable and accrued interest	35,714	36	—	—	14,964	—	—	15,000
Issuance of common stock for notes payable and accrued interest	12,064,494	12,064	—	—	1,278,837	—	—	1,290,901
Issuance of common stock upon exercise of warrants	11,370,624	11,371	—	—	557,160	—	—	568,531
Stock options issued to key employees and advisory board member	—	—	—	—	805,595	(805,595)	—	—
Reclassification of derivative liability upon exercise of warrants	—	—	—	—	1,100,639	—	—	1,100,639
Reclassification of conversion option liability	—	—	—	—	760,783	—	—	760,783
Amortization of unearned compensation expense	—	—	—	—	—	1,010,570	—	1,010,570
Net loss	—	—	—	—	—	—	(10,974,722)	(10,974,722)

Balance at April 30, 2006	323,542,617	$323,543	(499,854)	$(7,498)	$69,480,132	$(1,687,796)	$(70,856,278)	$(2,747,897)

See notes to condensed consolidated financial statements.

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the Six Months Ended
	April 30,
	2006	2005
	(Restated)

Cash Flows From Operating Activities
Net Loss	$(10,974,722)	$(2,162,569)
Adjustments to reconcile net loss to net cash used in operating activities:
Consulting fees and other compensatory elements of stock issuances	1,010,570	888,930
Derivative loss	484,538	—
Fair value of Investors’ warrants in excess of debt discount	5,608,156	—
Loss on exchange of notes payable into common stock	446,386	—
Gain on forgiveness of principal and interest on Zaiq Note	(1,169,820)	—
Gain on sale of property and equipment	—	(20,000)
Gain on exchange of Redeemable Series B Preferred Stock into common stock	—	(55,814)
Other non-cash income	—	(33,514)
Amortization of deferred financing costs	568,819	53,109
Amortization of film in production costs	—	11,945
Amortization of debt discount on notes	2,168,904	520,169
Amortization of technology license and capitalized software development fee	315,232	—
Depreciation	1,239	7,095
Change in Assets (Increase) Decrease:
Other current assets	(9,841)	(898)
Other assets	370	(2,990)
Change in Liabilities Increase (Decrease):
Accounts payable and accrued expenses	199,687	(22,329)

Net Cash Used In Operating Activities	(1,350,482)	(816,866)

Cash Flows From Investing Activities
Acquisition of technology license and development fee	(200,000)	—
Acquisition of property and equipment	(4,499)	—

Net Cash Used in Investing Activities	(204,499)	—

Cash Flows From Financing Activities
Proceeds from issuance of common stock	—	800,100
Proceeds from exercise of warrants	568,531	—
Purchase of treasury stock	(7,498)	—
Proceeds from convertible debentures	6,000,000	—
Proceeds from notes payable	750,000	300,000
Capitalized financing costs	(742,450)	(33,029)
Repayments of notes payable	(944,291)	—
Repayments of convertible notes payable	(435,322)	(25,625)

Net Cash Provided by Financing Activities	5,188,970	1,041,446

Increase In Cash	3,633,989	224,580
Cash — Beginning of Period	373,481	127,811

Cash — Ending of Period	$4,007,470	$352,391

See notes to condensed consolidated financial statements.

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the Six Months Ended
	April 30,
	2006	2005
	(Restated)

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$3,158	$5,400

Non-Cash Investing and Financing Activities:
Common stock issued for conversion of convertible debentures, convertible notes payable, notes payable and accrued interest	$3,153,226	$630,476

Common stock issued for consulting services	$1,870,000	$—

Value assigned to warrants issued in connection with notes payable	$120,000	$—

Value assigned to warrants issued to holders of 2006 Debentures on the issuance date	$9,036,727	$—

Value assigned to warrants issued to placement agents on the issuance date	$1,792,452	$—

Value assigned to conversion option liability in connection with issuance of 2006 Debentures	$2,571,429	$—

Accounts payable and accrued expenses satisfied by issuance of common stock	$—	$71,911

Common stock issued for accrued liquidated damages	$—	$96,000

Accounts payable and accrued expenses converted to note payable	$—	$55,251

Deferred compensation converted to convertible note payable (See Note 7)	$212,450	$383,911

Reclassification of conversion option liability to equity	$760,783	$—

Redeemable Series B Preferred Stock exchanged into notes payable	$—	$2,392,000

Redeemable Series B Preferred Stock (recorded at $800,000) exchanged into common stock	$—	$744,186

See notes to condensed consolidated financial statements.

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES

Notes to Financial Statements

Note 1 — Principles of Consolidation, Business and Continued Operations

The condensed consolidated financial statements include the accounts of Rim Semiconductor Company (formerly New Visual Corporation) and its wholly owned operating subsidiary, NV Entertainment, Inc. (“NV Entertainment” and collectively, the “Company”). Top Secret Productions, LLC is a 50% — owned subsidiary of NV Entertainment. All significant intercompany balances and transactions have been eliminated. The Company consolidates its 50% — owned subsidiary Top Secret Productions, LLC due to the Company’s control of management and financial matters of such entity.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). In the opinion of management, the accompanying unaudited financial statements contain all adjustments, consisting only of those of a normal recurring nature, necessary for a fair presentation of the Company’s financial position, results of operations and cash flows at the dates and for the periods indicated. These financial statements should be read in conjunction with the financial statements and notes related thereto included in the Annual Report on Form 10-KSB for the fiscal year ended October 31, 2005.

These results for the three months and six months ended April 30, 2006 are not necessarily indicative of the results to be expected for the full fiscal year. The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Rim Semiconductor Company was incorporated under the laws of the State of Utah on December 5, 1985. The Company operates in two business segments, the production of motion pictures, films and videos (“Entertainment Segment”) and the development of new semiconductor technologies (“Semiconductor Segment”). The Company’s Entertainment Segment is dependent on future revenues from the Company’s film “Step Into Liquid” (“Film”). The Semiconductor Segment is dependent on the Company’s ability to successfully commercialize its developed technology, and has generated no revenues to date. The Company’s first chipset was first made available to prospective customers for evaluation and testing during the three months ended January 31, 2006.

Through its subsidiary NV Entertainment the Company has operating revenues for its Entertainment Segment, but may continue to report operating losses for this segment. The Semiconductor Segment will have no operating revenues until successful commercialization of its developed technology, but will continue to incur substantial operating expenses, capitalized costs and operating losses.

Historically, the Company has experienced significant recurring net operating losses as well as negative cash flows from operations. The Company’s main source of liquidity has been equity and debt financing, which was used to fund historical losses from operating activities. Based on the Company’s current cash position, the Company believes it has sufficient cash to meet its funding needs through at least September 2007. The Company plans to increase its expenses above the current level in order to realize its business plans.

Note 2 — Restatement

On July 6, 2006, the Company’s Board of Directors, after consultations by management and the Audit Committee with the Company’s independent registered public accounting firm, concluded that the classification of warrants issued in connection with the 2005 and 2006 convertible debentures was not in accordance with interpretations of Emerging Issues Task Force (“EITF”) Issue No. 00-19 “Accounting for Derivative Financial Instruments Indexed To and Potentially Settled In, a Company’s Own Stock.” Accordingly, the condensed consolidated financial statements included in the Company’s Quarterly Report on Form 10-QSB for

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES

Notes to Financial Statements — (Continued)

the period ended April 30, 2006, as filed on June 14, 2006 (the “April 2006 10-QSB”) and included herein have been restated to correct the accounting for warrants as derivative liabilities. The previously issued consolidated financial statements included in the April 2006 10-QSB should not be relied upon. As a result of this restatement, $10,419,140 included in stockholders’ equity at April 30, 2006 should have been recorded as a derivative liability and the Company should have recorded additional interest expense of $5,673,953 for the three months and six months ended April 30, 2006. This expense was principally related to the amount ($5,608,156) by which the fair value on April 30, 2006 of warrants issued to purchasers of debentures sold by the Company in March 2006 exceeded the debt discount allocated to such warrants. See Note 8. In addition, the Company should have recorded losses of $460,400 and $484,538, respectively, for the three and six months ended April 30, 2006, on the change in fair value of derivative liabilities. The treatment of this non-cash accounting item results in an increase in the Company’s net loss for the three months and six months ended April 30, 2006 as follows:

	For the		For the
	Three Months Ended		Six Months Ended
	April 30, 2006		April 30, 2006
	(As Reported)	(As Restated)	(As Reported)	(As Restated)

Net Loss	$(3,542,493)	$(9,676,846)	$(4,816,231)	$(10,974,722)
Basic and diluted net loss per share of common stock	$(0.01)	$(0.03)	$(0.02)	$(0.04)

The correction of the above also results in the following changes to the Company’s stockholders’ equity (deficiency) and liabilities at April 30, 2006:

	(As Reported)	(As Restated)

Total liabilities	$5,308,577	$14,850,433
Stockholders’ equity (deficiency)	$6,793,959	$(2,747,897)

Note 3 — Summary of Significant Accounting Policies

Film In Distribution

Statement of Position 00-2, Accounting by Producers or Distributors of Films (“SOP-00-2”) requires that film costs be capitalized and reported as a separate asset on the balance sheet. Film costs include all direct negative costs incurred in the production of a film, as well as allocations of production overhead and capitalized interest. Direct negative costs include cost of scenario, story, compensation of cast, directors, producers, writers, extras and staff, cost of set construction, wardrobe, accessories, sound synchronization, rental of facilities on location and post production costs. SOP-00-2 also requires that film costs be amortized and participation costs accrued, using the individual-film-forecast-computation method, which amortizes or accrues such costs in the same ratio that the current period actual revenue (numerator) bears to the estimated remaining unrecognized ultimate revenue as of the beginning of the fiscal year (denominator). The Company makes certain estimates and judgments of its future gross revenue to be received for the Film based on information received by its distributor, historical results and management’s knowledge of the industry. Revenue and cost forecasts are continually reviewed by management and revised when warranted by changing conditions. A change to the estimate of gross revenues for the Film may result in an increase or decrease to the percentage of amortization of capitalized film costs relative to a previous period.

In addition, SOP-00-2 also requires that if an event or change in circumstances indicates that an entity should assess whether the fair value of a film is less than its unamortized film costs, then an entity should determine the fair value of the film and write-off to the statement of operations the amount by which the unamortized film costs exceeds the film’s fair value.

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES

Notes to Financial Statements — (Continued)

As a result of impairment reviews during the years ended October 31, 2005 and 2004, the Company wrote down the carrying value attributed to the Film to $0.

Revenue Recognition

The Company recognizes revenue from the sale of its semiconductor products when evidence of an arrangement exists, the sales price is determinable or fixed, legal title and risk of loss has passed to the customer, which is generally upon shipment of our products to our customers, and collection of the resulting receivable is probable. To date the Company has not recognized any revenues related to the sale of its semiconductor products.

The Company recognizes film revenue from the distribution of its feature film and related products when earned and reasonably estimable in accordance with SOP 00-2. The following conditions must be met in order to recognize revenue in accordance with SOP 00-2:

•	persuasive evidence of a sale or licensing arrangement with a customer exists;

•	the film is complete and, in accordance with the terms of the arrangement, has been delivered or is available for immediate and unconditional delivery;

•	the license period of the arrangement has begun and the customer can begin its exploitation, exhibition or sale;

•	the arrangement fee is fixed or determinable; and

•	collection of the arrangement fee is reasonably assured.

Under a rights agreement with Lions Gate Entertainment (“LGE”), the domestic distributor for its Film entitled “Step Into Liquid,” the Company shares with LGE in the profits of the Film after LGE recovers its marketing, distribution and other predefined costs and fees. The agreement provides for the payment of minimum guaranteed license fees, usually payable on delivery of the respective completed film, that are subject to further increase based on the actual distribution results in the respective territory.

Research and Development

Research and development costs are charged to expense as incurred. Amounts allocated to acquired-in-process research and development costs from business combinations are charged to earnings at the consummation of the acquisition.

Capitalized Software Development Costs

Capitalization of computer software development costs begins upon the establishment of technological feasibility. Technological feasibility for the Company’s computer software is generally based upon achievement of a detail program design free of high-risk development issues and the completion of research and development on the product hardware in which it is to be used. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized computer software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenue, estimated economic life and changes in software and hardware technology.

Amortization of capitalized computer software development costs commences when the related products become available for general release to customers. Amortization is provided on a product-by-product basis. The annual amortization is the greater of the amount computed using (a) the ratio that current gross revenue for a product bears to the total of current and anticipated future gross revenue for that product, or (b) the

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES

Notes to Financial Statements — (Continued)

straight-line method over the remaining estimated economic life of the product. The estimated useful life of the Company’s existing product is seven years.

The Company periodically performs reviews of the recoverability of such capitalized software development costs. At the time a determination is made that capitalized amounts are not recoverable based on the estimated cash flows to be generated from the applicable software, the capitalized cost of each software product is then valued at the lower of its remaining unamortized costs or net realizable value.

No assurance can be given that such technology will receive market acceptance. Accordingly, it is possible that the carrying amount of the technology license may be reduced materially in the near future.

The Company had amortization expense of $212,536 and $315,232 for the three months and six months ended April 30, 2006, respectively, related to its capitalized software development costs. There was no amortization expense for the three months and six months ended April 30, 2005.

Loss Per Common Share

Basic loss per common share is computed based on weighted average shares outstanding and excludes any potential dilution. Diluted loss per share reflects the potential dilution from the exercise or conversion of all dilutive securities into common stock based on the average market price of common shares outstanding during the period. For the three months and six months ended April 30, 2006 and 2005, respectively, no effect has been given to outstanding options, warrants, convertible notes payable, or convertible debentures in the diluted computation, as their effect would be anti-dilutive.

Stock-Based Compensation

On November 1, 2005, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including stock options, based on estimated fair values. SFAS 123(R) supersedes the Company’s previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) for periods beginning on November 1, 2005. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

The Company early adopted SFAS 123(R) using the modified prospective transition method, as of November 1, 2005, the first day of the Company’s fiscal year 2006. The Company’s condensed consolidated financial statements as of and for the six months ended April 30, 2006 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, the Company’s condensed consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R).

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s condensed consolidated statement of operations. Prior to the adoption of SFAS 123(R), the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Under the intrinsic value method, no stock-based compensation expense for employee stock options had been recognized in the Company’s condensed consolidated statement of operations because the exercise price of the Company’s stock options granted to employees and directors equaled the fair market value of the underlying stock at the date of grant.

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES

Notes to Financial Statements — (Continued)

Stock-based compensation expense recognized in the Company’s condensed consolidated statement of operations for the six months ended April 30, 2006 included compensation expense for share-based payment awards granted prior to, but not yet vested as of October 31, 2005 based on the grant date fair value estimated in accordance with the pro-forma provisions of SFAS 123 and compensation expense for the share-based payment awards granted subsequent to October 31, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). The Company has continued to attribute the value of stock-based compensation to expense on the straight-line single option method.

Stock-based compensation expense recognized under SFAS 123(R) related to employee stock options was $378,802 and $447,839 for the three months and six months ended April 30, 2006, respectively. Stock based-compensation expense for share-based payment awards granted prior to, but not yet vested as of October 31, 2005 based on the grant date fair value estimated in accordance with the pro-forma provisions of SFAS 123 was $0 and $247,057 for the three months and six months ended April 30, 2006, respectively. Stock based-compensation expense recognized for non-employees under other accounting standards was $292,766 and $315,674 for the three months and six months ended April 30, 2006, respectively.

Stock-based compensation expense related to employee stock options under other accounting standards for the three months and six months ended April 30, 2005 was $20,915 and $20,915, respectively. Stock based-compensation expense recognized for non-employees under other accounting standards was $135,967 and $415,515 for the three months and six months ended April 30, 2005, respectively.

As stock-based compensation expense recognized in the condensed consolidated statement of operations for the three months and six months ended April 30, 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In the Company’s pro-forma information required under SFAS 123(R) for the periods prior to fiscal 2006, the Company accounted for forfeitures as they occurred.

Pro-Forma Information Under SFAS 123 for Periods Prior to Fiscal 2006

	For the	For the
	Six Months Ended	Three Months Ended
	April 30, 2005	April 30, 2005

Net loss, as reported	$(2,162,569)	$(1,257,345)
Add: Stock-based employee compensation expense included in reported net loss	20,915	20,915
Less: Total stock-based employee compensation expense determined under the fair value-based method of all awards	(190,788)	(190,788)

Net loss, pro-forma	$(2,332,442)	$(1,427,218)

Basic and Diluted Net Loss per Common Share:
As reported	$(0.02)	$(0.01)

Pro-forma	$(0.03)	$(0.01)

Impact of Recently Issued Accounting Standards

In June 2005, the FASB published Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”). SFAS 154 establishes new standards on accounting for changes in accounting principles. Pursuant to the new rules, all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS 154 completely replaces Accounting Principles Bulletin No. 20 and SFAS 3, though it carries forward the guidance

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES

Notes to Financial Statements — (Continued)

in those pronouncements with respect to accounting for changes in estimates, changes in the reporting entity, and the correction of errors. The requirements in SFAS 154 are effective for accounting changes made in fiscal years beginning after December 15, 2005. The Company will apply these requirements to any accounting changes after the implementation date.

The Emerging Issues Task Force (“EITF”) reached a tentative conclusion on EITF Issue No. 05-1, “Accounting for the Conversion of an Instrument That Becomes Convertible upon the Issuer’s Exercise of a Call Option” that no gain or loss should be recognized upon the conversion of an instrument that becomes convertible as a result of an issuer’s exercise of a call option pursuant to the original terms of the instrument. The adoption of this pronouncement is not expected to have an impact on the Company’s consolidated financial position, results of operations, or cash flows.

In June 2005, the FASB ratified EITF Issue No. 05-2, “The Meaning of ‘Conventional Convertible Debt Instrument’ in EITF Issue No. 00-19, ‘Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock’ ” (“EITF No. 05-2”), which addresses when a convertible debt instrument should be considered “conventional” for the purpose of applying the guidance in EITF No. 00-19. EITF No. 05-2 also retained the exemption under EITF No. 00-19 for conventional convertible debt instruments and indicated that convertible preferred stock having a mandatory redemption date may qualify for the exemption provided under EITF No. 00-19 for conventional convertible debt if the instrument’s economic characteristics are more similar to debt than equity. EITF No. 05-2 is effective for new instruments entered into and instruments modified in periods beginning after June 29, 2005. The Company has applied the requirements of EITF No. 05-2 since the required implementation date. The adoption of this pronouncement did not have an impact on the Company’s consolidated financial position, results of operations, or cash flows.

EITF Issue No. 05-4 “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, ‘Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock’ ” (“EITF No. 05-4”) addresses financial instruments, such as stock purchase warrants, which are accounted for under EITF No. 00-19 that may be issued at the same time and in contemplation of a registration rights agreement that includes a liquidated damages clause. The consensus of EITF No. 05-4 has not been finalized. The adoption of this pronouncement is not expected to have an impact on the Company’s consolidated financial position, results of operations, or cash flows.

In September 2005, the FASB ratified EITF Issue No. 05-7, “Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues” (“EITF No. 05-7”), which addresses whether a modification to a conversion option that changes its fair value affects the recognition of interest expense for the associated debt instrument after the modification and whether a borrower should recognize a beneficial conversion feature, not a debt extinguishment, if a debt modification increases the intrinsic value of the debt (for example, the modification reduces the conversion price of the debt). EITF No. 05-7 is effective for the first interim or annual reporting period beginning after December 15, 2005. The Company adopted EITF No. 05-7 as of the beginning of the Company’s interim reporting period that began on February 1, 2006. The adoption of this pronouncement did not have an impact on the Company’s consolidated financial position, results of operations, or cash flows.

In September 2005, the FASB ratified EITF Issue No. 05-8, “Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature” (“EITF No. 05-8”), which addresses the treatment of convertible debt issued with a beneficial conversion feature as a temporary difference under the guidance in SFAS 109. In addition, deferred taxes recognized for a temporary difference of debt with a beneficial conversion feature should be recognized as an adjustment of additional paid-in capital. Entities should apply the guidance in EITF No. 05-8 in the first interim or annual reporting period that begins after December 15, 2005. Its provisions should be applied retrospectively under the guidance in SFAS 154 to all convertible debt instruments with a beneficial conversion feature accounted for under the guidance in EITF No. 00-27 “Application of EITF Issue No. 98-5 ‘Accounting for Convertible Securities with Beneficial Conversion

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES

Notes to Financial Statements — (Continued)

Features or Contingently Adjustable Conversion Ratios.’ ” The Company has applied the requirements of EITF No. 05-8 to all previously existing convertible debt instruments with a beneficial conversion feature and will apply the requirements of EITF No. 05-8 for all new convertible debt instruments with a beneficial conversion feature. The adoption of this pronouncement for new convertible debt instruments with a beneficial conversion feature is not expected to have an impact on the Company’s consolidated financial position, results of operations or cash flows.

In February 2006, the FASB published Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140” (“SFAS 155”). SFAS 155 resolves issues addressed in SFAS 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” The requirements in SFAS 155 are effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of this pronouncement is not expected to have an impact on the Company’s consolidated financial position, results of operations, or cash flows.

Note 4 — Film in Distribution

The Company recognized revenues of $18,698 and $58,874 for the three months and six months ended April 30, 2006, respectively. The Company recognized revenues of $7,397 and $16,198 for the three months and six months ended April 30, 2005, respectively. There was no amortization expense for the three months and six months ended April 30, 2006. The Company had amortization expense of $5,320 and $11,945 for the three months and six months ended April 30, 2005, respectively.

Note 5 — Deferred Financing Costs

As of April 30, 2006, deferred financing costs consisted of costs incurred and warrants issued in connection with the sale of $6,000,000 of 2006 Debentures, $3,500,000 of 2005 Debentures, $1,350,000 of 7% convertible debentures, and promissory notes:

Deferred financing costs	$3,541,818
Less: accumulated amortization	(1,249,428)

Deferred financing costs, net	$2,292,390

Costs incurred in connection with debt financings are capitalized as deferred financing costs and amortized over the term of the related debt. If any or all of the related debt is converted or repaid prior to its maturity date, a pro-rata share of the related deferred financing costs are written off and recorded as amortization expense in the period of the conversion or repayment in the consolidated statement of operations.

For the three months and six months ended April 30, 2006, amortization of deferred financing costs was $324,852 and $568,819, respectively. For the three months and six months ended April 30, 2005, amortization of deferred financing costs was $28,490 and $53,109, respectively.

Note 6 — Exchange Agreement

In April 2005, the Company entered into an Exchange Agreement (the “Exchange Agreement”) with Zaiq Technologies, Inc. (“Zaiq”), pursuant to which the Company issued 4,651,163 shares of common stock with a value of $744,186 and a promissory note in the principal amount of $2,392,000 (the “Zaiq Note”) in exchange for the surrender by Zaiq of 3,192 shares of Redeemable Series B Preferred Stock. The fair value of the common stock and promissory note on the closing date was determined to be less than the aggregate liquidation preference of the Redeemable Series B Preferred Stock and accordingly, a gain of $55,814 was recognized during the year ended October 31, 2005.

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES

Notes to Financial Statements — (Continued)

On December 19, 2005, the Company entered into a letter agreement with Zaiq, pursuant to which the Company agreed to repurchase from Zaiq for total consideration of $200,000 the following Zaiq assets: (i) 5,180,474 shares (the “Zaiq Shares”) of the Company’s common stock held of record by Zaiq, and (ii) the remaining principal balance of the Zaiq Note.

The Company had the right under the letter agreement to assign any or all of its purchase commitment, and assigned its right to purchase 4,680,620 of the Zaiq Shares to an unaffiliated third party that previously invested in the Company.

On December 20, 2005, the Company paid Zaiq an aggregate of $129,789, out of an advance on the note payable that was subsequently signed in January 2006 (see Note 9), to purchase the Zaiq Note and 499,854 Zaiq Shares. The Zaiq Shares repurchased by the Company have been accounted for as treasury stock, carried at cost, and reflected as a reduction to stockholders’ equity. The remaining principal and accrued interest of $1,292,111 on the Zaiq Note has been canceled resulting in a gain of $1,169,820.

7 — Convertible Notes Payable

The Company entered into several convertible promissory note agreements with various trusts and individuals to fund the operations of the Company. The Company agreed to pay the principal and an additional amount equal to 50% of the principal on all notes below except for one note for $10,000, which accrues interest at the rate of 9% per annum and the convertible promissory note with the Company’s executive vice president discussed below.

The outstanding convertible notes are summarized below:

At April 30,
2006

Note payable (1)	$47,000
Notes payable (nine notes) (2)	468,000
Notes payable, 9% interest (3)	10,000

TOTAL	$525,000

(1)	The note was issued in October 2001 in the amount of $250,000, and due only when receipts received by the Company from its Top Secret Productions, LLC joint venture exceed $375,000. The note and any accrued and unpaid interest may be converted at any time, in whole or in part, into shares of common stock at a conversion price per share of $0.40. The Company made payments of $25,000 and $50,000 during the three months and six months ended April 30, 2006, respectively.

(2)	The notes were issued during the period from March 2002 through July 2003 in the aggregate amount of $478,000 and due only when receipts received by the Company from its Top Secret Productions, LLC joint venture exceed $2,250,000. The notes and any accrued and unpaid interest may be converted at any time, in whole or in part, into shares of common stock at conversion prices per share ranging from $0.33 to $1.00. Principal of $10,000 and accrued interest of $5,000 was converted into 35,714 shares of common stock during the three months ended April 30, 2006.

(3)	The note was issued in July 2003 in the amount of $10,000, and due only when receipts received by the Company from its Top Secret Productions, LLC joint venture exceed $750,000. The note and any accrued and unpaid interest may be converted at any time, in whole or in part, into shares of common stock at a conversion price per share of $0.60.

In March 2005, the Company issued in favor of the Company’s executive vice president, a non-interest bearing convertible promissory note in the principal amount of $383,911. The convertible promissory note was issued in evidence of the Company’s obligation for deferred compensation. In accordance with APB 21,

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES

Notes to Financial Statements — (Continued)

imputed interest (at an effective rate of 15%) was calculated to arrive at the fair value of the convertible promissory note. The difference between the face amount and the present value upon issuance of the convertible promissory note is shown as a discount that is amortized as interest expense over the life of the convertible promissory note. Amortization of debt discount on this note was $15,583 and $20,875 for the three months and six months ended April 30, 2006, respectively. The Company made payments of $20,833 and $84,125 during the three months and six months ended April 30, 2006, respectively. In March 2006, the remaining principal amount of this note and additional deferred compensation payable to the note holder of $212,450 were converted into a convertible promissory note with an aggregate principal amount of $301,197. The principal and accrued interest on this note was repaid in April 2006. The remaining unamortized debt discount on the March 2005 convertible promissory note of $15,583 was recorded as interest expense during the three months ended April 30, 2006.

8 — Convertible Debentures

2006 Debentures (Restated)

On March 10, 2006, the Company raised gross proceeds of $6.0 million from a private placement to 17 institutional and individual investors (the “Investors”) of its two-year 7% Senior Secured Convertible Debentures (the “2006 Debentures”). Of this amount, $3.0 million was delivered by the Company to a security agent, acting on behalf of the Investors (the “Security Deposit”), to secure certain obligations of the Company to the Investors if the Company failed to file an amendment, with the approval of the Company’s shareholders, to its charter documents to reflect the increase in the Company’s authorized common stock from 500 million to 900 million shares (the “Authorized Share Increase”). The Company’s shareholders approved the Authorized Share Increase on April 18, 2006 and the $3.0 million Security Deposit was released to the Company.

In connection with the issuance of the 2006 Debentures, the Company issued to the Investors warrants to purchase 70,955,548 shares of the Company’s common stock at an exercise price of $0.15 per share valued at $9,036,727 on the issuance date (subject to adjustments for stock splits, stock dividends, recapitalizations, mergers, spin-offs, and certain other transactions). The warrants are exercisable until the last day of the month in which the third anniversary of the effective date of the registration statement registering the shares underlying the warrants occurs.

The Company received net proceeds of approximately $4.5 million from the proceeds of the 2006 Debentures, after the payment of offering related fees and expenses and after the repayment in full of bridge loans made in December 2005 and January 2006, in the aggregate amount of $810,000.

The 2006 Debentures are convertible into shares of common stock at the holder’s option at any time on or after the earlier of (i) the 65th day following issuance or (ii) the effective date of the registration statement, with the conversion price for any such conversion equal to the lower of (x) 70% of the volume weighted average price (“VWAP”) of the common stock for the 20 days ending on the trading day immediately preceding the conversion date or (y) if the Company enters into certain financing transactions, the lowest purchase price or conversion price applicable to that transaction. The conversion price is subject to adjustment.

Interest on the 2006 Debentures accrues at the rate of 7% per annum, payable upon conversion or semi-annually (June 30 and December 31 of each year) or upon maturity, whichever occurs first, and will continue to accrue until the 2006 Debentures are fully converted and/or paid in full. Interest is payable, at the option of the Company, either (i) in cash, or (ii) in shares of common stock at the then applicable conversion price.

To secure the Company’s obligations under the 2006 Debentures, the Company has granted a security interest in substantially all of its assets, including without limitation, its intellectual property, in favor of the Investors. The security interest terminates upon the earlier of (i) the date on which less than one-fourth of the original principal amount of the 2006 Debentures issued on the Closing Date are outstanding or (ii) payment or satisfaction of all of the Company’s obligations under the Securities Purchase Agreement.

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Notes to Financial Statements — (Continued)

On April 24, 2006, the Company filed a registration statement covering the common stock underlying the 2006 Debentures and the warrants. This registration statement has not yet been declared effective by the Securities and Exchange Commission.

In connection with the placement of the 2006 Debentures, a placement agent received a placement agent fee equal to (i) 10% of the aggregate purchase price (i.e., $600,000), (ii) 10% of the proceeds realized in the future from exercise of warrants issued to the Investors, (iii) warrants to purchase an aggregate of 7,095,556 shares of common stock having an initial exercise price equal to $0.1693 per share valued at $888,779 on the issuance date, and (iv) warrants to purchase an aggregate of 7,095,556 shares of common stock having an initial exercise price equal to $0.15 per share valued at $903,673 on the issuance date. The exercise price of the placement agent warrants is subject to adjustments for stock splits, stock dividends, recapitalizations, mergers, spin-offs, and certain other transactions.

The aggregate fair value of the placement agent’s warrants of $1,792,452 on the issuance date was recorded as a deferred financing cost and is being charged to interest expense over the term of the 2006 Debentures.

The gross proceeds of $6,000,000 are recorded as a liability net of a debt discount of $6,000,000 consisting of an allocation of the fair values attributed to the Investors’ warrants and to the embedded conversion feature in accordance with EITF issue No. 00-19 “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock.” The debt discount consisted of a $3,428,571 value related to the Investors’ warrants and a value attributed to the embedded conversion feature of $2,571,429. The debt discount was first allocated to the embedded conversion feature based on its fair value. After reducing the gross proceeds by the value allocated to the embedded conversion feature, the remaining unallocated debt discount of $3,428,571 was allocated to the Investors’ warrants. The excess of the fair value of the Investors’ warrants above the debt discount allocated to the Investors’ warrants was $5,608,156 and was recorded as interest expense.

In accordance with EITF No. 00-19, due to certain factors, including an uncapped liquidated damages provision in the registration rights agreement and an indeterminate amount of shares to be issued upon conversion of the debentures, the Company separately values and accounts for the embedded conversion feature related to the 2006 Debentures, the Investors’ warrants, the placement agent’s warrants, and the registration rights as derivative liabilities. Accordingly, these derivative liabilities are measured at fair value with changes in fair value reported in earnings as long as they remain classified as liabilities. The Company reassesses the classification at each balance sheet date. If the classification required under EITF No. 00-19 changes as a result of events during the period, the contract should be reclassified as of the date of the event that caused the reclassification.

A gain on the change in fair value of these derivative liabilities of $2,648,668 was recognized during the three and six months ended April 30, 2006.

The 2006 Debentures are summarized below as of April 30, 2006:

	Outstanding	Unamortized	Net Carrying
	Principal Amount	Debt Discount	Value

Long-term portion	$6,000,000	$5,581,395	$418,605

2005 Debentures (Restated)

On May 26, 2005, the Company completed a private placement to certain individual and institutional investors of $3,500,000 in principal amount of its three-year 7% Senior Secured Convertible Debentures (the “2005 Debentures”). All principal is due and payable on May 26, 2008. The 2005 Debentures are convertible into shares of common stock at a conversion price equal to the lower of (x) 70% of the 5 day volume weighted average price of the Company’s common stock immediately prior to conversion or (y) if the

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Notes to Financial Statements — (Continued)

Company entered into certain financing transactions subsequent to the closing date, the lowest purchase price or conversion price applicable to that transaction.

In connection with the issuance of the 2005 Debentures, the Company issued to the purchasers thereof warrants (the “Investor Warrants”) to purchase 33,936,650 shares of common stock valued at $2,000,000 on the issuance date, with warrants for 11,312,220 shares being exercisable through the last day of the month in which the first anniversary of the effective date of the Registration Statement occurs (August 31, 2006) at a per share exercise price of $0.1547 and warrants for 22,624,430 shares being exercisable through the last day of the month in which the third anniversary of the effective date of the Registration Statement occurs (August 31, 2008) at a per share exercise price of $0.3094.

In connection with the issuance of the 2005 Debentures, the Company also issued to a placement agent warrants to purchase up to 5,656,108 shares of Common Stock (the “Compensation Warrants”) valued at $319,066 on the issuance date. This amount was recorded as a deferred financing cost and is being charged to interest expense over the term of the 2005 Debentures. Warrants to purchase up to 2,262,443 shares are exercisable through the last day of the month in which the third anniversary of the effective date of the Registration Statement occurs (August 31, 2008) at a per share exercise price of $0.3094. Warrants to purchase up to 2,262,443 shares are exercisable through the last day of the month in which the third anniversary of the closing occurs (May 31, 2008) at a per share exercise price of $0.1547. Warrants to purchase up to 1,131,222 shares are exercisable through the last day of the month in which the first anniversary of the effective date of the Registration Statement occurs (August 31, 2006) at a per share exercise price of $0.1547. The Compensation Warrants are otherwise exercisable on substantially the same terms and conditions as the Investor Warrants.

The gross proceeds of $3,500,000 are recorded as a liability net of a debt discount of $3,500,000. The debt discount consisted of a $2,000,000 value related to the Investor Warrants and a $1,500,000 value related to the embedded conversion feature in accordance with EITF issue No. 00-19 “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock.” Due to certain factors, including an uncapped liquidated damages provision in the registration rights agreement and an indeterminate amount of shares to be issued upon conversion of the debentures, the Company separately values and accounts for the embedded conversion feature related to the 2005 Debentures, the Investors’ Warrants, the Compensation Warrants, and the registration rights as derivative liabilities. Accordingly, these derivative liabilities are measured at fair value with changes in fair value reported in earnings as long as they remain classified as liabilities. The Company reassesses the classification at each balance sheet date. If the classification required under EITF No. 00-19 changes as a result of events during the period, the contract should be reclassified as of the date of the event that caused the reclassification. Due to various factors, including substantial conversions of the 2005 Debentures and the registration statement becoming effective on August 1, 2005, the value of the registration rights was deemed to be de minimus.

As of April 30, 2006, the conversion option liability of $1,500,000 had been reduced to $17,384 as a result of conversions of the 2005 Debentures. An aggregate of $1,482,616 has been reflected as a reclassification to stockholders’ equity since the issuance of the 2005 Debentures.

During the three months ended April 30, 2006, upon the exercise, by holders of the Investor and Compensation Warrants, of warrants to purchase an aggregate of 11,370,624 shares, the Company reassessed the classification of the exercised warrants and reclassified the fair value of the exercised warrants of $1,100,639 from current liabilities to stockholders’ equity.

A loss on the change in fair value of derivative liabilities of $3,109,068 and $3,133,206 was recognized during the three months and six months ended April 30, 2006, respectively.

On February 21, 2006, the Company and certain holders of Investor and Compensation Warrants entered into an amendment (the “Warrant Amendment”) to the terms of their warrants.

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Notes to Financial Statements — (Continued)

Pursuant to the Warrant Amendment, the Company and certain holders of the Investor and Compensation Warrants agreed to temporarily reduce the exercise price of the Investor and Compensation Warrants to $0.05 per share from February 21, 2006 until March 10, 2006 (the “New Price Exercise Period”). The warrant holders that are parties to the Warrant Amendment were permitted, but not required to, exercise all or any portion of their Investor and Compensation Warrants at a per share price of $0.05 at any time during the New Price Exercise Period, but could not do so by means of a cashless exercise. This reduction in the exercise price of the Investor and Compensation Warrants expired on March 10, 2006. During the New Price Exercise Period, holders of the Investor and Compensation Warrants exercised warrants to purchase 11,370,624 shares of common stock at the reduced exercise price of $0.05 per share, resulting in gross proceeds to the Company of $568,531.

Any shares of common stock issued with any exercise of an Investor or Compensation Warrant to a holder of an Investor or Compensation Warrant who or which executed the Warrant Amendment, whether during the New Price Exercise Period (on the terms contemplated in the Warrant Amendment) or thereafter (on the original terms provided in the Investor and Compensation Warrants) were or will be in restricted common stock, but shall have the registration rights provided in the Warrant Amendment. Except as expressly provided in the Warrant Amendment, the terms and conditions of the Investor and Compensation Warrants and any related registration rights agreement shall be unchanged and remain in full force and effect. In addition, the warrant holders agreed to waive any claims arising out of or relating to the failure, if any, to have available registered Warrant Shares, as defined in the Investor and Compensation Warrants, prior to the New Required Effective Date (as defined below).

The Company agreed to include the shares of common stock issuable upon the exercise of each Investor or Compensation Warrant (whether or not pursuant to the terms of the Warrant Amendment) in a registration statement to be filed by the Company with the Securities and Exchange Commission (the “SEC”) no later than the earlier of the date the Company files its next registration statement with the SEC (other than on Form S-8 or S-4) for the sale of shares by the Company or other selling stockholders, or May 1, 2006. The term “New Required Effective Date” means the date which is the later of 120 days from the expiration of the New Price Exercise Period, or sixty days after the filing of such registration statement; provided, however, that in no event shall such date be later than the required effective date contemplated by the terms of any new transaction consummated by the Company after February 21, 2006, where the shares of common stock issued or issuable to the investors in such transaction are included in a registration statement that is required to be made effective by a stated date. The common stock underlying the Investor and Compensation Warrants were included in the registration statement filed on April 24, 2006.

To secure the Company’s obligations under the 2005 Debentures, the Company granted a security interest in substantially all of its assets, including without limitation, its intellectual property, in favor of the investors under the terms and conditions of a Security Interest Agreement dated as of the date of the 2005 Debentures. The security interest terminates upon the earlier of (i) the date on which less than one-third of the original principal amount of the 2005 Debentures issued on the closing date are outstanding or (ii) payment or satisfaction of all of the Company’s obligations under the loan agreement. In January 2006, condition (i) was met and the security interest terminated.

A registration statement covering the common stock issuable upon conversion of the 2005 Debentures, the Investor Warrants and the Compensation Warrants referred to above was declared effective by the SEC on August 1, 2005.

During the three months ended January 31, 2006, $1,310,724 of principal amount of 2005 Debentures plus accrued interest of $69,777 were converted into 81,262,199 shares of common stock. During the three months ended April 30, 2006, $464,423 of principal amount of the 2005 Debentures plus accrued interest of $2,401 were converted into 22,908,266 shares of common stock.

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Notes to Financial Statements — (Continued)

Included in interest expense for the three months and six months ended April 30, 2006 is $361,783 and $1,525,943, respectively, related to the amortization of the debt discount on these debentures.

The 2005 Debentures are summarized below as of April 30, 2006:

	Outstanding	Unamortized	Net Carrying
	Principal Amount	Debt Discount	Value

Long-term portion	$40,564	$28,026	$12,538

7% Debentures

In December 2003, April 2004 and May 2004, the Company completed a private placement to certain private and institutional investors of $1,350,000 in principal amount of its three-year 7% Convertible Debentures (the “7% Debentures”).

During the six months ended April 30, 2006, no principal or accrued interest was converted into shares of common stock. During the three months ended January 31, 2005, $199,450 of principal amount plus accrued interest of $12,264 were converted into 1,411,428 shares of common stock at a conversion price of $0.15. During the three months ended April 30, 2005, $383,050 of principal amount plus accrued interest of $28,212 were converted into 2,741,747 shares of common stock at a conversion price of $0.15.

The 7% Debentures are summarized below as of April 30, 2006:

	Outstanding	Unamortized	Net Carrying
	Principal Amount	Debt Discount	Value

Current portion	$125,000	$24,136	$100,864

The remaining 7% Debentures outstanding at April 30, 2006 were originally issued in December 2003 and are due and payable in December 2006.

Note 9 — Notes Payable

The Company does not currently have any outstanding notes payable. During the six months ended April 30, 2006, the Company recognized losses as a result of the conversion of several notes payable into common stock and also repaid several notes payable, as further described below.

In February 2006, the Company issued 5,304,253 shares of restricted common stock in exchange for the return and cancellation of the outstanding principal of $256,886 and interest of $114,412 on five, unsecured individual notes payable, each with identical terms and bearing 6% interest. As the conversion rate of $0.07 was below the closing price of the common stock on the conversion date, a loss of $196,257 was recognized during the three months ended April 30, 2006.

Outstanding principal of $39,973 and interest of $110,027 was paid in June 2005 on an unsecured note payable bearing 10% interest from the proceeds of the private placement of the 2005 Debentures. In February 2006, the Company issued 6,760,241 shares of restricted common stock in exchange for the return and cancellation of the outstanding principal of $443,251 and interest of $29,766 on this note. As the conversion rate of $0.07 was below the closing price of the common stock on the conversion date, a loss of $250,129 was recognized during the three months ended April 30, 2006.

On March 26, 2004, the Company entered into a loan agreement, pursuant to which the Company borrowed $12,000 from the lender. In April 2006, the outstanding principal of $12,000 and interest of $1,217 were repaid.

In April 2005, the Company issued a promissory note in connection with the cancellation of the Redeemable Series B Preferred Stock which bears interest at the rate of 7% per annum. In December 2005, the Company entered into an agreement to repay a portion of the outstanding principal and accrued interest on

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES

Notes to Financial Statements — (Continued)

the promissory note with the remaining principal balance and accrued interest being forgiven. See Note 6 for further details.

In December 2005 and January 2006, the Company entered into loan agreements with a third party pursuant to which the Company borrowed $750,000 from the lender. An amount equal to 108% of the principal amount ($810,000) of the loans is due and payable on the earlier of May 25, 2006 or the date the Company effects a financing transaction or series of transactions resulting in gross proceeds to the Company of at least $2,000,000. The difference between the gross proceeds and amount due at maturity is shown as a discount that is amortized as interest expense over the life of the loans. The Company issued to the lender warrants to purchase 7,500,000 shares of its Common Stock at an exercise price of $0.10 per share. The fair value of the warrants was $120,000 and was shown as a debt discount and amortized as interest expense over the life of the loans. In connection with the loans, the Company granted a security interest in all of its assets. The Company received net proceeds of $672,470 following the payment of due diligence fees and transaction fees and transaction related fees and expenses. These transaction related fees were recorded as deferred financing costs. For the three months ended January 31, 2006, amortization of debt discount on this loan was $10,413. In March 2006, 108% of the principal amount ($810,000) was repaid and the security interest was released. All unamortized debt discount and deferred financing costs were written off during the three months ended April 30, 2006 in connection with the repayment of the loan.

Note 10 — Stockholders’ Equity

Common Stock

During the six months ended April 30, 2006, the Company:

•	issued 104,170,465 shares of common stock for conversion of convertible debentures with a principal amount of $1,775,947 and accrued interest of $72,178;

•	repurchased 499,854 shares of common stock for $7,498 from Zaiq;

•	issued 35,714 shares of common stock for conversion of convertible notes payable with a principal amount of $10,000 and accrued interest of $5,000;

•	issued 12,064,494 shares of common stock valued at $1,290,901 in exchange for the return and cancellation of notes payable with a principal amount of $700,337 and accrued interest of $144,178;

•	issued 11,370,624 shares of common stock upon exercise of warrants resulting in gross proceeds of $568,531; and

•	issued 11,000,000 shares of restricted common stock to consultants for services valued at $1,870,000.

Stock Option Plans

On November 1, 2005, the Company early adopted SFAS 123(R), which requires the measurement and recognition of compensation expense for all share-based payment awards made to the Company’s employees and directors including employee stock options based on estimated fair values.

Upon adoption of SFAS 123(R), the Company continued to estimate the value of stock options on the date of grant using the Black-Scholes model and the assumptions noted in the table below. Prior to the adoption of SFAS 123(R), the value of each stock option was also estimated on the date of grant using the Black-Scholes model for the purpose of the pro-forma financial information in accordance with SFAS 123.

The Company used its historical stock price volatility in accordance with SFAS 123(R) and SAB 107. The selection of the historical volatility approach was based upon the lack of availability of actively traded

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES

Notes to Financial Statements — (Continued)

options on the Company’s stock and the Company’s assessment that historical volatility is representative of future stock price trends.

The risk-free interest rate assumption is based upon observed interest rates appropriate for the term of the Company’s stock options. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts. The expected life of stock options represents the Company’s historical experience with regards to the exercise behavior of its option holders and the contractual term of the options.

As stock-based compensation expense recognized in the condensed consolidated statement of operations for the three months and six months ended April 30, 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In the Company’s pro-forma information required under SFAS 123 for the periods prior to fiscal 2006, the Company accounted for forfeitures as they occurred.

The weighted-average estimated fair value of stock options granted during the six months ended April 30, 2006 was $0.03 per share using the Black-Scholes model with the following assumptions:

Expected volatility	147%
Risk-free interest rate	4.4%
Expected dividends	0.0%
Expected life	10 years

A summary of option activity as of April 30, 2006 and changes during the period then ended is as follows:

		Weighted			Weighted
		Average	Aggregate		Average	Aggregate
	Under	Exercise	Intrinsic	Outside	Exercise	Intrinsic
	the Plans	Price	Value	the Plans	Price	Value

Outstanding at October 31, 2005	993,750	$0.97		15,900,000	$0.25
Options granted:
Under the Plans	100,000	0.08		—	—
Outside the Plans	—	—		26,400,000	$0.03
Options expired/cancelled:
Under the Plans	—	—		—	—
Outside the Plans	—	—		(14,000,000)	$0.17
Options exercised:
Under the Plans	—	—		—	—
Outside the Plans	——	—		—	—

Outstanding at April 30, 2006	1,093,750	$0.89	$4,500	28,300,000	$0.08	$2,567,600

Exercisable at April 30, 2006	999,306	$0.97	$250	16,100,000	$0.13	$1,381,800

The weighted-average remaining contractual term of stock options outstanding under the plans as of April 30, 2006 was 6.1 years. The weighted-average remaining contractual term of stock options outstanding outside the plans as of April 30, 2006 was 9.3 years.

The weighted-average remaining contractual term of stock options currently exercisable under the plans as of April 30, 2006 was 5.7 years. The weighted-average remaining contractual term of stock options currently exercisable outside the plans as of April 30, 2006 was 9.0 years.

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES

Notes to Financial Statements — (Continued)

As of April 30, 2006, total compensation cost related to nonvested stock options not yet recognized was $369,735, which is expected to be recognized through February 2009 over a weighted-average period of approximately two months.

The total fair value of options vested during the three months and six months ended April 30, 2006 was $407,569 and $654,626, respectively.

Options Granted

In April 2005, the Company issued to each of its Chief Executive Officer and Executive Vice President, 1,000,000 shares of common stock, and performance based options to purchase 7,000,000 shares of restricted common stock at an exercise price of $0.17, which was equal to the closing price of the common stock on the Over-the-Counter Bulletin Board on the date of grant. Options to purchase 2,000,000 shares of restricted common stock vested upon the Company’s consummation of the sale of the 2005 Debentures in May 2005 and options to purchase 12,000,000 shares of restricted common stock vested in December 2005 upon the Company’s release of a beta version of its semiconductor technologies. In January 2006, all of these options were canceled. During the three months and six months ended April 30, 2006, the Company recognized $0 and $247,057, respectively, of stock-based compensation expense related to these vested options.

During the three months ended January 31, 2006, options to purchase 22,400,000 shares of common stock were granted to the Company’s Chief Executive Officer, the Executive Vice President, and an advisory board member. These options were valued at $591,863 and have a 10 year term, an exercise price of $0.027 per share, and vest at various times between February 2006 and July 2006. During the three months and six months ended April 30, 2006, the Company recognized $313,961 and $388,042, respectively, of stock-based compensation expense related to these options.

During the three months ended April 30, 2006, the following options were granted:

(i) Options to purchase 2,000,000 shares of common stock were granted to directors. These options were valued at $84,277 and have a 10-year term, an exercise price of $0.0319 per share, and vested on May 1, 2006;

(ii) Options to purchase 2,000,000 shares of common stock were granted in connection with legal services performed for the Company. These options were valued at $84,277 and have a 10-year term, an exercise price of $0.0319 per share, and vested on March 1, 2006; and

(iii) Options to purchase 100,000 shares of common stock were granted to an employee. These options were valued at $16,887 and have a 10-year term, exercise price of $0.08 per share, and vest equally over a three year period.

Options Expired, Cancelled and Forfeited

Options to purchase 0 and 14,000,000 shares of common stock were canceled during the three months and six months ended April 30, 2006, respectively.

Warrants Granted

In January 2006, the Company granted warrants to purchase 7,500,000 shares of its common stock at an exercise price of $0.10 per share to a lender in connection with a loan agreement (see Note 9). The fair value of the stock warrants estimated on the date of grant using the Black-Scholes option pricing model is $0.016 per share or $120,000.

In March 2006, the Company granted warrants to purchase 70,955,548 shares of its common stock at an exercise price of $0.15 per share to the Investors in the 2006 Debentures (see Note 8). The fair value of the

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES

Notes to Financial Statements — (Continued)

stock warrants estimated on the date of grant using the Black-Scholes option pricing model is $0.127 per share or $9,036,727.

In March 2006, the Company also granted warrants to purchase 7,095,556 shares of its common stock at an exercise price of $0.1693 per share to the placement agent in connection with the 2006 Debentures (see Note 8). The fair value of the stock warrants estimated on the date of grant using the Black-Scholes option pricing model is $0.125 per share or $888,779.

In March 2006, the Company granted additional warrants to purchase 7,095,556 shares of its common stock at an exercise price of $0.15 per share to the placement agent in connection with the 2006 Debentures (see Note 8). The fair value of the stock warrants estimated on the date of grant using the Black-Scholes option pricing model is $0.127 per share or $903,673.

Warrants Expired

Warrants to purchase 0 and 200,000 shares of common stock expired during the three months and six months ended April 30, 2006, respectively.

Net Loss Per Share

Securities that could potentially dilute basic earnings per share (EPS), in the future, that were not included in the computation of diluted EPS because to do so would have been anti-dilutive for the periods presented, consist of the following:

Warrants to purchase common stock	131,888,793
2006 Debentures and accrued interest(1)	69,021,246
Options to purchase common stock	29,393,750
Convertible notes payable and accrued interest	1,757,414
7% debentures and accrued interest	975,204
2005 Debentures and accrued interest(2)	500,247

Total as of April 30, 2006	233,536,654

(1)	Based on a twenty day volume weighted average common stock price discounted by 30% at April 30, 2006 of $0.08778.

(2)	Based on a five day volume weighted average common stock price discounted by 30% at April 30, 2006 of $0.09002.

Note 11 — Commitments, Contingencies and Other Matters

Research and Development Agreement

The Company and HelloSoft entered into an amendment, effective as of October 11, 2004 (the “Amendment”), to their Services Agreement dated as of March 31, 2004 (the “Original Agreement”) pursuant to which HelloSoft will provide development services relating to the Company’s semiconductor technologies. The Original Agreement provides that, upon the Company’s request from time to time, HelloSoft is to provide services to be specified pursuant to mutually agreed upon terms. The Amendment represents the first project that HelloSoft is undertaking pursuant to the Original Agreement.

In consideration for the services being rendered under the Amendment, the Company agreed to pay to HelloSoft $185,000, half of which was paid in the form of restricted common stock issued at a discount of 25% to the closing price of the Company’s Common Stock on the day of the commencement of services. The other half will be remitted in cash, periodically, upon completion by HelloSoft and acceptance by the

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES

Notes to Financial Statements — (Continued)

Company of specified milestones. HelloSoft has assigned to the Company the rights to any improvements, developments, discoveries or other inventions that may be generated by HelloSoft in its performance of the services to be provided under the Amendment.

On July 26, 2005, the Company signed an amendment to the Original Agreement that defines and prices the next two phases of the technology development. The Company will expend $445,000 on Phase II and $350,000 on Phase III.

Half of Phase II, or $222,500, was paid to HelloSoft on July 26, 2005, in the form of restricted common stock issued at a discount of 25% to the closing price of the Company’s common stock on that date, and the remaining $222,500 is payable in cash upon completion of certain stages of Phase II. The restricted common stock issued to HelloSoft was valued at $296,667 and recorded as research and development expense. Of the remaining $222,500, $62,500 was accrued as of October 31, 2005 and paid during the three months ended January 31, 2006 and $100,000 was accrued as of April 30, 2006 and paid in May 2006.

When HelloSoft commences Phase III, the Company will issue to them $175,000 worth of restricted common stock, and the other $175,000 will be paid to them in cash when they complete Phase III. The Company projects that Phase III will be deemed complete in the third calendar quarter of 2006.

On November 3, 2005 and January 24, 2006, the Company and HelloSoft, Inc. entered into further amendments to the Original Agreement. Pursuant to the amendments, the Company agreed to pay HelloSoft an aggregate of $80,000 in cash, and the parties agreed upon certain additions to the development services to be performed by HelloSoft pursuant to the Original Agreement, as amended. $60,000 was paid to HelloSoft during the three months ended January 31, 2006 and $20,000 was paid to HelloSoft during the three months ended April 30, 2006.

On February 6, 2006, the Company entered into a technology license agreement with HelloSoft. Under the agreement, the Company has obtained a license to include HelloSoft’s integrated VoIP software suite in the Company’s E30 semiconductor. In exchange for this license, the Company has agreed to pay HelloSoft a license fee and certain royalties based on its sales of products including the licensed technology.

Note 12 — Segment Information

Summarized financial information concerning the Company’s reportable segments is shown in the following table:

For the Six Months Ended April 30, 2006

	Telecommunications	Entertainment
	Business	Business	Unallocable	Totals

Net Sales — domestic	$—	$6,932	$—	$6,932

Net Sales — foreign	$—	$51,942	$—	$51,942

Operating income (loss)	$(316,471)	$53,688	$(2,487,247)	$(2,750,030)

Depreciation and amortization	$316,471	$—	$—	$316,471

Total Identifiable Assets at April 30, 2006	$8,041,340	$—	$4,061,196	$12,102,536

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES

Notes to Financial Statements — (Continued)

For the Six Months Ended April 30, 2005

	Telecommunications	Entertainment
	Business	Business	Unallocable	Totals

Net Sales — domestic	$—	$9,898	$—	$9,898

Net Sales — foreign	$—	$6,300	$—	$6,300

Operating income (loss)	$(1,899)	$(7,317)	$(1,564,918)	$(1,574,134)

Depreciation and amortization	$1,899	$5,196	$—	$7,095

Total Identifiable Assets at April 30, 2005	$5,935,110	$1,009,777	$371,967	$7,316,854

For the Three Months Ended April 30, 2006

	Telecommunications	Entertainment
	Business	Business	Unallocable	Totals

Net Sales — domestic	$—	$698	$—	$698

Net Sales — foreign	$—	$18,000	$—	$18,000

Operating income (loss)	$(213,156)	$17,397	$(1,599,636)	$(1,795,395)

Depreciation and amortization	$213,156	$—	$—	$213,156

Total Identifiable Assets at April 30, 2006	$8,041,340	$—	$4,061,196	$12,102,536

For the Three Months Ended April 30, 2005

	Telecommunications	Entertainment
	Business	Business	Unallocable	Totals

Net Sales — domestic	$—	$7,397	$—	$7,397

Net Sales — foreign	$—	$—	$—	$—

Operating income (loss)	$(740)	$(3,601)	$(967,970)	$(972,311)

Depreciation and amortization	$740	$2,187	$—	$2,927

Total Identifiable Assets at April 30, 2005	$5,935,110	$1,009,777	$371,967	$7,316,854

Note 13 — Subsequent Events

Equity Transactions

In June 2006, 443,814 shares of common stock were issued upon conversion of 2005 Debentures with a principal amount of $35,000 and interest of $1,087.

In July 2006:

(i) 1,487,155 shares of common stock were issued upon conversion of interest payable on the 2006 Debentures of $128,877;

(ii) 393,158 shares of common stock were issued upon conversion of 7% Debentures with a principal amount of $50,000 and interest of $8,974;

RIM SEMICONDUCTOR COMPANY AND SUBSIDIARIES

Notes to Financial Statements — (Continued)

(iii) 4,159,992 shares of common stock were issued upon conversion of 2006 Debentures with a principal amount of $400,000 and interest of $690;

(iv) 833,069 shares of common stock were issued upon exercise of warrants resulting in gross proceeds of $128,876;

(v) 1,624,752 shares of common stock were issued to consultants for services valued at $362,217; and

(vi) options to purchase 1,100,000 shares of common stock were granted. These options were valued at approximately $200,000 and have a 10 year term, an exercise price of $0.18 per share, and vest over a period of between two and three years.

In August 2006:

(i) 8,749,336 shares of common stock were issued upon exercise of warrants resulting in gross proceeds of $450,000; and

(ii) options to purchase 400,000 shares of common stock were granted. These options were valued at approximately $90,000 and have a 10-year term, an exercise price of $0.22 per share, and vest over a period of approximately three years.

HelloSoft Payment

On July 31, 2006, the Company issued 1,134,752 shares of common stock (included in the 1,624,752 shares issued for services in July 2006 as described above) valued at $266,667 and paid $75,000 in cash to HelloSoft in connection with services performed by HelloSoft.